Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

dated as of July 27, 2021

by and among

CVB FINANCIAL CORP.,

CITIZENS BUSINESS BANK,

and

SUNCREST BANK

i

Exhibits

Exhibit A	Form Voting and Support Agreement

Exhibit B-1	Form Non-Competition, Non-Solicitation and Non-Disclosure Agreement – All non-employee directors of the Suncrest Board

Exhibit B-2	Form Non-Competition, Non-Solicitation and Non-Disclosure Agreement – Suncrest officers identified on Section 7.03(j)(iii) of the Parent Disclosure Schedule

Exhibit B-3	Form of Non-Solicitation and Non-Disclosure Agreement – Suncrest officers identified on Section 7.03(j)(iv) of the Parent Disclosure Schedule

Exhibit C	Form of Agreement of Merger

Suncrest Disclosure Schedule

Parent Disclosure Schedule

This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of July 27, 2021 (this “Agreement”), is entered into by and among CVB Financial Corp., a California corporation (“Parent”), Citizens Business Bank, a California state-chartered bank and wholly-owned subsidiary of Parent (“Citizens”), and Suncrest Bank, a California state-chartered bank (“Suncrest,” together with Parent and Citizens, each a “Party” and collectively hereinafter the “Parties”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law (the “CGCL”) and the California Financial Code (the “CFC”), Suncrest will merge with and into Citizens (the “Merger”), with Citizens continuing as the surviving banking corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, the respective boards of directors of each of Parent (the “Parent Board”), Citizens (the “Citizens Board”) and Suncrest (the “Suncrest Board”) have determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of their respective companies and their respective shareholders, as applicable, and have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes (and, where applicable, state and local income tax purposes), the Parties intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as a condition and inducement to the Parties’ willingness to enter into this Agreement, each member of the Suncrest Board, each Suncrest executive officer and certain shareholders of Suncrest have simultaneously herewith entered into a Voting and Support Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”), each dated as of the date hereof and substantially in the form attached hereto as Exhibit A with Parent and Suncrest;

WHEREAS, as a condition and inducement to Parent’s and Citizens’ willingness to enter into this Agreement, each member of the Suncrest Board and each of its executive officers have simultaneously herewith entered into, as applicable, a Non-Competition, Non-Solicitation and Non-Disclosure Agreement or a Non-Solicitation and Non-Disclosure Agreement, each dated as of the date hereof and substantially in the form attached hereto as Exhibit B-1, B-2 or B-3 with Parent; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.01     Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“2020 Audited Financial Statements” has the meaning set forth in Section 4.06(a).

“Acquisition Proposal” has the meaning set forth in Section 6.09(a).

“ADA” has the meaning set forth in Section 4.21(b).

“Adjusted Common Equity Tier 1 Capital” means Common Equity Tier 1 Capital plus Approved Transaction Costs.

“Adjusted Total Loans” means the balance of Suncrest’s total loans held for investment on the Measurement Date, excluding PPP Loans. Adjusted Total Loans shall consist of those loans, and calculated in the same manner as shown on Schedule RC, Line 4(b) of Suncrest’s Call Report as filed with its primary banking regulator for the period ended June 30, 2021, excluding PPP Loans. For comparative purposes, the Adjusted Total Loans as of March 31, 2021, as calculated in accordance with this definition, was $722,317,000.

“Adjusted Total Loans Benchmark” means $745,000,000.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such Person. For purposes of this definition, “control” of a Person shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agreement of Merger” has the meaning set forth in Section 2.02(a).

“Aggregate Cash Consideration” means (a) the product of (i) two dollars and sixty-nine cents ($2.69) and (ii) the number of shares of Suncrest Common Stock outstanding at the Effective Time, less (b) the sum of (i) the Common Equity Tier 1 Capital Adjustment and (ii) the Transaction Costs Adjustment.

“ALLL Minimum” shall mean the number specified on Schedule RC. Line 4.C. of the Suncrest Call Report filed with the FDIC as of June 30, 2021, provided, however, in no event shall the ALLL Minimum be less than $8,504,000.

“Approvals” has the meaning set forth in Section 6.05(a).

“Approved Transaction Costs” means all expenses, costs and fees to be paid or incurred by Suncrest (or any of its Affiliates or successors thereto) from June 1, 2021 through the Measurement Date in connection with the consummation by Suncrest of the transactions contemplated by this Agreement, which, solely for purposes of calculating Adjusted Common Equity Tier 1 Capital, shall not exceed:

(a)      $5.8 million, in the aggregate, for all of the Transaction Costs identified on Section 1.01(a) of the Suncrest Disclosure Schedule (provided further that, with respect to any specific Transaction Cost identified in such Suncrest Disclosure Schedule, such Transaction Cost shall also not exceed, solely for purposes of calculating Adjusted Common Equity Tier 1 Capital, the applicable individual dollar limit set forth in Section 1.01(a) of the Suncrest Disclosure Schedule for such Transaction Cost); plus

(b)      if applicable, any attorneys’ fees and costs, including expense reimbursement, and all amounts paid in settlement or otherwise, in connection with any investigations, actions, claims, suits or hearings brought, if any, with respect to this Agreement or the transactions contemplated hereby as described in Section 6.19 herein; plus

(c)      any fees and costs paid to the nationally recognized accounting firm designated in accordance with Section 4.11(k) herein; plus

(d)      any fees and costs paid with Parent’s prior written consent in connection with complying with Section 6.16 herein.

“Bank Secrecy Act” means the Currency and Foreign Transaction Reporting Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act and their implementing regulations.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.03(a).

“Book-Entry Share” has the meaning set forth in Section 3.01(a).

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close.

“California Secretary” means the Secretary of State of the State of California.

“Call Report” means a Report of Condition and Income filed by a banking institution with the applicable federal banking agency.

“Cardholder” means a person or persons in whose name(s) a Credit Card Account has been established in connection with a Credit Card pursuant to a Credit Card Account Agreement.

“Cash Consideration” means the quotient obtained by dividing (i) the Aggregate Cash Consideration by (ii) the number of shares of Suncrest Common Stock outstanding at the Effective Time.

“CDFPI” means the California Department of Financial Protection and Innovation.

“Certificate” has the meaning set forth in Section 3.01(a).

“CFC” has the meaning set forth in the recitals.

“Change of Control Payments” has the meaning set forth in Section 4.16(a).

“Citizens” has the meaning set forth in the Preamble of this Agreement.

“Citizens Articles” means the articles of incorporation of Citizens, as amended.

“Citizens Board” has the meaning set forth in the Recitals.

“Citizens Bylaws” means the bylaws of Citizens, as amended.

“Closing” has the meaning set forth in Section 2.02(b).

“Closing Date” has the meaning set forth in Section 2.02(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Equity Tier 1 Capital” means the total Tier 1 capital of Suncrest as determined on the Measurement Date and calculated in the same manner as shown on Suncrest’s Call Report as filed with its primary banking regulator for the period ended June 30, 2021. For comparative purposes, the Common Equity Tier 1 Capital as of March 31, 2021, as calculated in accordance with this definition, was $118,163,000.

“Common Equity Tier 1 Capital Adjustment” shall mean the product obtained by multiplying the (a) positive difference, if any, between (i) the Common Equity Tier 1 Capital Benchmark and (ii) Adjusted Common Equity Tier 1 Capital, by (b) one and one-half (1.5). For avoidance of doubt, and as an example only, if the difference between the Common Equity Tier 1 Capital Benchmark and Adjusted Common Equity Tier 1 Capital is $50,000, the Common Equity Tier 1 Capital Adjustment would be $75,000. If Adjusted Common Equity Tier 1 Capital is greater than the Common Equity Tier 1 Capital Benchmark, there shall be no Common Equity Tier 1 Capital Adjustment.

“Common Equity Tier 1 Capital Benchmark” shall mean the greater of (a) Suncrest’s Common Equity Tier 1 Capital as of June 30, 2021 and (b) $118,163,000.

“Confidentiality Agreement” has the meaning set forth in Section 6.04(c).

“Continuing Employees” has the meaning set forth in Section 6.14(a).

“Contract” or “Contracts” means any agreement, lease, license, contract, insurance policy, note, mortgage, indenture, instrument, arrangement or other obligation.

“Controlled Group Liability” has the meaning set forth in Section 4.11(g).

“CRA” means the Community Reinvestment Act of 1977, as amended.

“CRA Agreement” has the meaning set forth in Section 4.09(m).

“Credit Card” means a card that may be used by the holder to purchase goods and services and to obtain cash advances through open-end revolving credit, commonly known as a credit or charge card.

“Credit Card Account Agreement” means an agreement (including related disclosure) between or on behalf of Suncrest and a Person or Persons under which the Credit Card Accounts are established and Credit Cards are issued to or on behalf of such Person or Persons.

“Credit Card Accounts” means all accounts established by or on behalf of Suncrest under which a purchase, cash advance or credit transaction may be or has been made by a Cardholder by means of a Credit Card.

“Credit Card Associations” means VISA U.S.A., Inc., VISA International Inc. and MasterCard International Incorporated.

“D&O Insurance” has the meaning set forth in Section 6.13(b).

“Deposit Agreements” has the meaning set forth in Section 4.25(c).

“Deposit Insurance Fund” means the Deposit Insurance Fund administered by the FDIC.

“Derivative Transaction” has the meaning set forth in Section 4.24.

“Determination Date” means the fifth (5th) Business Day prior to the Closing Date.

“Dissenting Share” means any share of Suncrest Common Stock that is owned by shareholders who have perfected and not withdrawn a demand for dissenters’ rights pursuant to Chapter 13 of the CGCL.

“Effective Time” has the meaning set forth in Section 2.02(a).

“ELAN” means U.S. Bank National Association dba Elan Financial Services.

“Employee Benefit Plan” has the meaning set forth in Section 4.11(a).

“Environmental Laws” has the meaning set forth in Section 4.17(a)

“Equal Credit Opportunity Act” means the Equal Credit Opportunity Act (15 U.S.C. Section 1691 et seq.), as amended.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.11(f).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.02(a).

“Exchange Fund” has the meaning set forth in Section 3.02(a).

“Exchange Ratio” has the meaning set forth in Section 3.01(a).

“Excluded Shares” has the meaning set forth in Section 3.01(c).

“Fair Housing Act” means the Fair Housing Act (420 U.S.C. Section 3601 et seq.), as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Act” means the Federal Reserve Act of 1913, as amended.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied over the period involved.

“Governmental Authority” means any federal, state or local court, tribunal, arbitral, governmental, administrative or regulatory authority (including any Regulatory Agencies), agency, commission, body or other governmental entity or instrumentality, and any stock exchange or industry self-regulatory organization.

“Hazardous Substance” has the meaning set forth in Section 4.17(g).

“Home Mortgage Disclosure Act” means the Home Mortgage Disclosure Act (12 U.S.C. Section 2801 et seq.), as amended.

“Indemnified Party” or “Indemnified Parties” has the meaning set forth in Section 6.13(a).

“Intellectual Property” means any and all: (a) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (b) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (c) confidential proprietary business information, Trade Secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions; (d) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) other intellectual property rights.

“Intellectual Property Registrations” means all Suncrest Owned Intellectual Property that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Investment Security” means any equity security or debt security as defined in Accounting Standards Codification Topic 320.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” (a) with respect to Suncrest, means (i) the actual knowledge of the persons set forth in Section 1.01 of the Suncrest Disclosure Schedule and (ii) the knowledge that any such person in the preceding clause (a)(i) would be reasonably expected to obtain after making the same inquiry and exercising the same diligence that a reasonably prudent business person in the ordinary and usual course of the performance of his or her responsibilities would make and exercise; and (b) with respect to Parent, means (i) the actual knowledge of the persons set forth in Section 1.01(b) of the Parent Disclosure Schedule and (ii) the knowledge that any such person in the preceding clause (b)(i) would be reasonably expected to obtain after making the same inquiry and exercising the same diligence that a reasonably prudent business person in the ordinary and usual course of the performance of his or her responsibilities would make and exercise.

“Law” means any federal, state, foreign, or local law, statute, ordinance, rule, order, regulation, writ, injunction, directive, judgment, administrative interpretation, treaty, decree, administrative, judicial or arbitration decision and any other executive, legislative, regulatory or administrative proclamation or other requirement of any Governmental Authority.

“Lease” has the meaning set forth in Section 4.21(a).

“Lien” means any mortgage, deed of trust, easement, declaration, restriction, pledge, hypothecation, assignment, deposit arrangement, option, right of first refusal, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever relating to that property, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing..

“Loans” has the meaning set forth in Section 4.26(a).

“Material Contract” has the meaning set forth in Section 4.16(a).

“Materially Burdensome Regulatory Condition” has the meaning set forth in Section 6.05(b).

“Measurement Date” means the last day of the month immediately preceding the month in which the Closing Date occurs; provided, however if the Closing Date occurs within the first ten (10) days of any month, the Measurement Date shall be the last day of the second month immediately preceding the month in which the Closing Date occurs; and provided further, that if the Closing Date does not occur on or before the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger), the Parties shall treat such fifth (5th) Business Day as the Closing Date solely for the purpose of determining the Measurement Date. As an example, and for avoidance of doubt, if the Closing Date occurs on October 5, 2021, the Measurement Date shall mean August 31, 2021. As an additional example, and for avoidance of doubt, if December 15, 2021 is the fifth (5th) Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger), but the Closing Date does not occur until January 15, 2021, the Measurement Date shall mean November 30, 2021.

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“Monthly Financial Statements” has the meaning set forth in Section 6.04(b).

“Multiemployer Plan” has the meaning set forth in Section 4.11(f).

“Multiple Employer Plan” has the meaning set forth in Section 4.11(f).

“Nasdaq” means the Nasdaq Global Select Market.

“Off-The-Shelf Licenses” means nonexclusive licenses or other Contracts entered into by Suncrest for software or services that are generally commercially available on standard terms that require license, maintenance, support and other fees of less than $25,000 per year.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Operating Loss” means any individual loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, any other fraudulent acts, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences.

“Option Consideration” has the meaning set forth in Section 3.03(a).

“OSHA” has the meaning set forth in Section 4.21(b).

“Outside Date” has the meaning set forth in Section 8.01(b).

“Parent” has the meaning set forth in the Preamble to this Agreement.

“Parent Articles” means the articles of incorporation of Parent, as amended.

“Parent Average Closing Price” means the 20-day volume weighted average closing price of a share of Parent Common Stock as quoted on Nasdaq as of the Determination Date.

“Parent Board” means the board of directors of Parent.

“Parent Bylaws” means the bylaws of Parent, as amended.

“Parent Capitalization Date” has the meaning set forth in Section 5.02(a).

“Parent Common Stock” means the common stock, no par value, of Parent.

“Parent Disclosure Schedule” means the schedule delivered by Parent to Suncrest before the execution and entry into this Agreement which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Agreement or to one or more covenants contained herein.

“Parent Filings” has the meaning set forth in Section 5.05(a).

“Parent Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

(a)      individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries, in each case taken as a whole or (b) prevents, materially delays or materially impairs the ability of Parent and its Subsidiaries to perform its respective obligations under this Agreement to consummate the Merger; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether a Parent Material Adverse Effect has occurred or is in existence:

(i)        changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks, or interpretations thereof of general applicability, or of general applicability to banks, by Governmental Authorities, including any change in GAAP or regulatory accounting requirements,

(ii)       changes in the economy or financial markets, generally, in the United States, or

(iii)      changes in economic, business or financial conditions generally affecting the banking industry,

provided further, that the foregoing clauses (i), (ii) or (iii) shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Parent and its Subsidiaries compared to other comparable companies within the banking industry, in which case the disproportionate effect will be taken into account; or

(iv)      any action taken by Parent or Citizens with Suncrest’s express written consent or any action taken by Parent or Citizens that Parent or Citizens was expressly required to take pursuant to the terms of this Agreement;

(v)       any failure, in and of itself, by Parent to meet internal or other estimates, predictions, projections or forecasts for revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (v), the facts or circumstances giving rise or contributing to failure to meet estimates, predictions, projections or forecasts, may be deemed to constitute or be taken into account in determining whether there has been, a Parent Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Parent Material Adverse Effect pursuant to any other clause of this definition); or

(vi)      the commencement of any litigation that was primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.

“Parent Preferred Stock” means the preferred stock of Parent.

“Parent Regulatory Agreement” has the meaning set forth in Section 5.09(k)

“Parent SEC Reports” has the meaning set forth in Section 5.05(b).

“Parties” has the meaning set forth in the Preamble to this Agreement.

“Permitted Encumbrances” has the meaning set forth in Section 4.21(a).

“Person” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Authority or other entity of any kind or nature.

“PPP Loans” shall mean those loans generated under the federal Paycheck Protection Program promulgated pursuant to the Coronavirus Aid, Relief and Economic Security Act (CARES) Act and the Consolidated Appropriations Act, 2021.

“Previously Disclosed” means, (a) when used with respect to Suncrest, information set forth by Suncrest in the applicable section of the Suncrest Disclosure Schedule or any other section of the Suncrest Disclosure Schedule (so long as it is reasonably apparent on its face from the context that the disclosure in such other paragraph of the Suncrest Disclosure Schedule is also applicable to the section of this Agreement in question) and, (b) when used with respect to Parent, means (i) information set forth by Parent in the applicable section of the Parent Disclosure Schedule or any other section of the Parent Disclosure Schedule (so long as it is reasonably apparent on its face from the context that the disclosure in such other paragraph of its Parent Disclosure Schedule is also applicable to the section of this Agreement in question) or (ii) information disclosed in any report, schedule, form or other document filed with or furnished to the SEC (including the exhibits and other information incorporated therein) by Parent, as applicable, since December 31, 2020 but prior to the date hereof (excluding any disclosures set forth under the heading “Risk Factors” and in any section relating to forward-looking, safe harbor or similar statements or to any other disclosures in such reports to the extent they are cautionary, predictive, or forward-looking in nature).

“Prospectus/Proxy Statement” has the meaning set forth in Section 6.06(a).

“Registration Statement” has the meaning set forth in Section 6.06(a).

“Regulatory Agencies” has the meaning set forth in Section 4.05(a).

“Regulatory Agreement” has the meaning set forth in Section 4.09(k).

“Sanctioned Countries” has the meaning set forth in Section 4.09(h).

“Sanctions” has the meaning set forth in Section 4.09(h).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” and “Shares” has the meaning set forth in Section 3.01(a).

“Stock Consideration” has the meaning set forth in Section 3.01(a).

“Stock Option Cashout Price” has the meaning set forth in Section 3.03(a).

“Subsidiary” means, as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

“Suncrest” has the meaning set forth in the Preamble of this Agreement.

“Suncrest 401(k) Plan” has the meaning set forth in Section 6.14(a).

“Suncrest Articles” means the articles of incorporation of Suncrest, as amended.

“Suncrest Audited Financial Statements” has the meaning set forth in Section 4.06(a).

“Suncrest Board” has the meaning set forth in the Recitals.

“Suncrest Board Recommendation” has the meaning set forth in Section 6.07(b).

“Suncrest Bylaws” means the bylaws of Suncrest, as amended.

“Suncrest Capitalization Date” has the meaning set forth in Section 4.02(a).

“Suncrest Change in Recommendation” has the meaning set forth in Section 6.09(e).

“Suncrest Common Stock” means the common stock, no par value per share, of Suncrest.

“Suncrest Disclosure Schedule” means the schedule delivered by Suncrest to Parent and Citizens before the execution and entry into this Agreement which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Agreement or to one or more covenants contained herein.

“Suncrest Filings” has the meaning set forth in Section 4.05(a).

“Suncrest Financial Statements” has the meaning set forth in Section 4.06(a).

“Suncrest Interim Financial Statements” has the meaning set forth in Section 4.06(a).

“Suncrest IT Systems” has the meaning set forth in Section 4.20(d).

“Suncrest Leased Properties” has the meaning set forth in Section 4.21(a).

“Suncrest Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Suncrest and each of its Subsidiaries as presently conducted.

“Suncrest Material Adverse Effect” shall mean any fact, event, change, condition, occurrence, development, circumstance, effect or state of facts that:

(a)       individually or in the aggregate, has been, or would reasonably be expected to be, materially adverse to the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Suncrest and its Subsidiaries, in each case taken as a whole or (b) prevents, materially delays or materially impairs the ability of Suncrest to perform its obligations under this Agreement to consummate the Merger; provided, however, that no fact, event, change, condition, occurrence, development, circumstance, effect or state of facts to the extent resulting from any of the following shall be considered in determining whether a Suncrest Material Adverse Effect has occurred or is in existence:

(i)         changes, after the date hereof, in Laws, rules and regulations of general applicability, or of general applicability to banks, or interpretations thereof of general applicability, or of general applicability to banks, by Governmental Authorities, including any change in GAAP or regulatory accounting requirements,

(ii)        changes in the economy or financial markets, generally, in the United States,

(iii)       changes in economic, business or financial conditions generally affecting the banking industry,

provided further, that the foregoing clauses (i), (ii) or (iii) shall not apply to the extent such fact, event, change, condition, occurrence, development, circumstance, effect, action, omission or state of facts of the type referred to therein, has a disproportionate impact on the business, assets, deposit liabilities, results of operations or condition (financial or otherwise) of Suncrest and its Subsidiaries compared to other comparable companies within the banking industry, in which case the disproportionate effect will be taken into account;

(iv)       any action taken by Suncrest with Parent’s express written consent or any action taken by Suncrest that Suncrest was expressly required to take pursuant to the terms of this Agreement;

(v)       any failure in and of itself by Suncrest to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to clause (v) the facts or circumstances giving rise or contributing to failure to meet estimates, predictions, projections or forecasts may be deemed to constitute or be taken into account in determining whether there has been, a Suncrest Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Suncrest Material Adverse Effect pursuant to any other clause of this definition); or

(vi)      the commencement of any litigation that was primarily the result of the announcement or public disclosure of this Agreement and the transactions contemplated hereby.

“Suncrest Option” has the meaning set forth in Section 3.03(a).

“Suncrest Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Suncrest or any of its Subsidiaries.

“Suncrest Owned Properties” has the meaning set forth in Section 4.21(a).

“Suncrest Rate Sheet” has the meaning set forth in Section 6.01(u).

“Suncrest Real Properties” has the meaning set forth in Section 4.21(a).

“Suncrest Shareholder Approval” means the approval of the principal terms of this Agreement by the affirmative vote or requisite consent of a majority of the outstanding shares of Suncrest Common Stock entitled to vote thereon at the Suncrest Shareholder Meeting or any adjournment or postponement thereof.

“Suncrest Shareholder Meeting” has the meaning set forth in Section 6.07(a).

“Suncrest Stock Awards” has the meaning set forth in Section 3.03(b).

“Suncrest Stock Plan” means the Suncrest Bank 2013 Omnibus Stock Incentive Plan.

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal that the Suncrest Board concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account all legal, financial, regulatory, shareholder approval risk and other aspects of the proposal and the Person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (a) is more favorable to the shareholders of Suncrest, from a financial point of view, than the transactions contemplated by this Agreement (after taking into account all adjustments or modifications that Parent may propose pursuant to the terms hereof), (b) is not subject to any financing contingencies or, if financing is required, then such financing is reasonably committed to the third party making the Acquisition Proposal and is reasonably likely to be provided and (c) is reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on a timely basis on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 6.09(a), except that each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”.

“Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.

“Takeover Laws” has the meaning set forth in Section 4.10.

“Tax” (including, with correlative meanings, the terms “Taxes” and “Taxable”) means (i) all federal, state, local and foreign taxes, charges, fees, customs, duties, levies or other assessments, however denominated, including all net income, gross income, profits, gains, gross receipts, sales, use, value added, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unclaimed property, unemployment, capital stock or any other taxes, charges, fees, customs, duties, levies or other assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other Person at any time prior to and through the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, forms, disclosures, schedules, estimates and information returns) required to be filed with any taxing authority with respect to any Taxes including any documentation required to be filed with any taxing authority or to be retained in respect of information reporting requirements imposed by the Code or any similar foreign, state or local Law.

“Termination Fee” has the meaning set forth in Section 8.03(b).

“Total Non-Interest Bearing Deposits” means the average daily balance of Suncrest’s non-interest bearing deposits for the calendar month ending on the Measurement Date (exclusive of brokered deposits as defined in 12 C.F.R Section 337.6(a)(2)). For comparative purposes, the Total Non-Interest Bearing Deposits for the calendar month ending March 31, 2021, as calculated in accordance with this definition, was $466,714,000.

“Total Non-Interest Bearing Deposits Benchmark” means $470,000,000.

“Trade Secrets” means any and all confidential proprietary business information, trade secrets, knowledge and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, customers and customer information, lists of customers, vendor, supplier and related information, list of vendors and suppliers, financial information, rate sheets, plans, concepts, strategies or products, unpatentable discoveries and inventions.

“Transaction Costs” means all expenses, costs and fees to be paid or incurred by Suncrest (or any of its Affiliates or successors thereto) in connection with consummation of the transactions described herein.

“Transaction Costs Adjustment” means the positive difference, if any, between (a) the aggregate of the Transaction Costs identified on Section 1.01(a) of the Suncrest Disclosure Schedule that are incurred or paid by Suncrest after June 1, 2021 and (ii) $5.8 million. If such Transaction Costs are less than $5.8 million, there shall be no Transaction Costs Adjustment.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (Pub. L. No. 107-56).

“Volcker Rule” means 12 U.S.C. § 1851 and the regulations promulgated by the Federal Reserve Board, the Office of the Comptroller of the Currency, the FDIC, the Commodity Futures Trading Commission and the SEC in connection therewith.

“Voting Agreements” has the meaning set forth in the Recitals to this Agreement.

“Voting Debt” has the meaning set forth in Section 4.02(a).

“Withdrawal Liability” has the meaning set forth in Section 4.11(f).

1.02    Rules of Interpretation; Construction Provisions. Unless the context otherwise requires:

(a)      when a reference is made in this Agreement to Articles, Sections, Subsections, Exhibits or Schedules, such reference shall refer, respectively, to Articles, Sections, Subsections, Exhibits or Schedules of this Agreement, unless otherwise indicated;

(b)      the table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement;

(c)      whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;

(d)      the phrase “furnished” or “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available, including as posted in the respective Party’s data room;

(e)      the phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement;

(f)      references in the Agreement to any gender include the other gender;

(g)      the word “day” means calendar day;

(h)      the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

(i)      the term “dollars” and the symbol “$” mean United States Dollars;

(j)      references in this agreement to the “United States” means the United States of America and its territories and possessions; and

(k)      except as otherwise specifically provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded. If the last day of the period is a non-Business Day, the period in question shall end on the next Business Day.

ARTICLE 2

THE MERGER

2.01     The Merger.

(a)      The Combination. Upon the terms and subject to the conditions set forth in this Agreement, in accordance with the CGCL and the CFC, at the Effective Time, Suncrest shall merge with and into Citizens, Citizens shall be the Surviving Corporation in the Merger and shall continue to exist as a California state-chartered bank under the Laws of the State of California and the separate corporate existence of Suncrest shall cease.

(b)      Articles of Incorporation and Bylaws; Directors and Officers. The Citizens Articles and Citizens Bylaws as in effect immediately prior to the Effective Time shall be those of the Surviving Corporation. The directors and officers of Citizens immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, until such time as their successors shall be duly elected and qualified.

(c)      Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the CGCL and CFC.

2.02     Effective Time; Closing Date.

(a)      Effective Time. Subject to the terms and conditions of this Agreement, on or prior to the Closing Date, the Parties shall cause an Agreement of Merger in substantially the form attached hereto as Exhibit C (the “Agreement of Merger”) to be certified by the California Secretary pursuant to §1103 of the CGCL and filed with the CDFPI pursuant to §4887 of the CFC. The Merger provided for herein shall become effective at the time the Agreement of Merger has been filed with the CDFPI, or such later time as may be agreed by the Parties and specified in the Agreement of Merger (the time the Merger becomes effective being the “Effective Time”).

(b)      Closing Date. The closing of the Merger (the “Closing”) shall take place on the date when the Effective Time is to occur (the “Closing Date”). Subject to the satisfaction or waiver of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the Parties shall cause the Effective Time to occur no later than the fifth (5th) Business Day after such satisfaction or waiver (except as the Parties may otherwise agree to in writing); provided, however, if, as a result of satisfaction or waiver of the conditions set forth in this Agreement the Effective Time would otherwise occur between November 30, 2021 and January 6, 2022, the Parties shall cause the Effective Time to occur on January 7, 2022 or such other date thereafter mutually agreed to by the Parties hereto.

ARTICLE 3

CONSIDERATION; EXCHANGE PROCEDURES

3.01      Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of any Person:

(a)      Outstanding Suncrest Common Stock. Each share of Suncrest Common Stock (each, a “Share” and, collectively, “Shares”), excluding Excluded Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive (i) the Cash Consideration and (ii) 0.6970 shares (the “Exchange Ratio”) of Parent Common Stock (the “Stock Consideration” together with the Cash Consideration, the “Merger Consideration”), without interest thereon. At the Effective Time, all Shares (other than Excluded Shares and Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any Shares (a “Certificate”) and each holder of a Share not represented by a Certificate (a “Book-Entry Share”), other than any Excluded Shares and Dissenting Shares, shall cease to have any rights with respect thereto, except the right to receive:

(i)       the Merger Consideration; plus

(ii)      any dividends or distributions to which the holder thereof has the right to receive pursuant to Section 3.02(d); plus

(iii)     any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 3.02(e).

(b)      Outstanding Parent Common Stock and Citizens Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of Parent Common Stock and shall not be affected by the Merger. Each share of common stock of Citizens issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall automatically and for all purposes be deemed to represent one share of common stock of the Surviving Corporation.

(c)      Cancellation of Excluded Shares and Dissenting Shares. (i) Any shares of Suncrest Common Stock held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or by Suncrest or any direct or indirect wholly-owned Subsidiary of Suncrest, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Excluded Shares”) and (ii) subject to Section 3.01(d), any Dissenting Shares shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(d)      Dissenting Shares.

(i)       No later than ten (10) days following the date that Suncrest Shareholder Approval is received, Suncrest or the Surviving Corporation shall provide each record holder of Suncrest Common Stock entitled to vote on the Merger with a notice including the information set forth in Section 1301(a) of the CGCL.

(ii)    Notwithstanding any provision of this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such dissenters’ rights as are granted by Chapter 13 of the CGCL. If a holder of shares of Suncrest Common Stock who demands that Suncrest purchase such shares under Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders’ dissenters’ rights with respect to such shares of Suncrest Common Stock then, as of the occurrence of such withdrawal or loss, each such share of Suncrest Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with this Section 3.01, the Merger Consideration for such shares set forth in this Article 3.

(iii)    Suncrest shall comply in all respects with the provisions of Chapter 13 of the CGCL with respect to the Dissenting Shares. Suncrest shall give Parent (A) prompt notice of any demands for purchase of any such shares of Suncrest Common Stock pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by Suncrest in connection therewith and (B) the opportunity to direct all negotiations and proceedings with respect to purchase of any shares of Suncrest Common Stock under Chapter 13 of the CGCL; provided that Parent shall act in a commercially reasonable manner in directing any such negotiations or proceedings. Suncrest shall not, except with the prior written consent of Parent or as required by Law, voluntarily make any payment with respect to any demands for purchase of Suncrest Common Stock or offer to settle or settle any such demands.

3.02     Exchange Procedures.

(a)      Exchange Agent; Exchange Fund. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent (the “Exchange Agent”), for the benefit of the holders of Shares (in each case, other than holders of Excluded Shares and Dissenting Shares):

(i)      an amount in cash equal to:

(A)      the Cash Consideration multiplied by the number of Shares (other than Excluded Shares and Dissenting Shares) issued and outstanding immediately prior to the Effective Time; plus

(B)      any cash due in lieu of fractional shares pursuant to Section 3.02(e); and

(ii)      evidence of shares in book-entry form representing the shares of Parent Common Stock in exchange for Shares outstanding immediately prior to the Effective Time, deliverable upon due surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 3.02(g)) or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the transmittal materials, pursuant to the provisions of this Section 3.02; and

(iii)      after the Effective Time, if applicable, any dividends or other distributions with respect to shares of Parent Common Stock (such amount in cash and certificates for shares of Parent Common Stock in the foregoing clauses (i), (ii) and (iii) being hereinafter referred to as the “Exchange Fund”).

(b)      Suncrest Notice. Suncrest shall notify Parent in writing prior to the Effective Time of the number of Shares, Excluded Shares and, to the extent practicable, Dissenting Shares outstanding immediately prior to the Effective Time, and shall cause Suncrest’s transfer agent to deliver to the Exchange Agent on or prior to the Closing Date a list of the holders of Suncrest Common Stock and number of shares of Suncrest Common Stock held by each such holder in a format that is reasonably acceptable to the Exchange Agent and otherwise reasonably cooperate with the Exchange Agent.

(c)      Exchange Procedures.

(i)       Promptly after the Effective Time (and in any event within five (5) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Shares (other than holders of Excluded Shares and Dissenting Shares) notice advising such holders of the effectiveness of the Merger, including appropriate transmittal materials specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof, as provided in Section 3.02(g)) and instructions for surrendering the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares and to be in such form and have such provisions as Parent and Suncrest may reasonably agree).

(ii)      Upon the surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 3.02(g)) or Book-Entry Shares to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor:

(A)      a certificate (or evidence of shares in book-entry form, as applicable) representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Section 3.02; and

(B)      a check in the amount (after giving effect to any required Tax withholdings as provided in Section 3.02(h)) equal to (1) the Cash Consideration that such holder is entitled to receive pursuant to Section 3.01; plus (2) any cash in lieu of fractional shares; plus (3) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of Section 3.02(d).

(iii)      The Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares.

(iv)      In the event of a transfer of ownership of Shares that is not registered in the transfer records of Suncrest, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate, may be issued and/or paid to such a transferee if the Exchange Agent is presented with the Certificate formerly representing such Shares and/or all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable.

(v)       After the Effective Time, there shall be no transfers on the stock transfer books of Suncrest of the shares of Suncrest Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of such Suncrest Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing any such shares of Suncrest Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article 3.

(d)      Distributions with Respect to Unexchanged Shares; Voting. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and if a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate or Book-Entry Shares until such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.02(g)) or Book-Entry Shares are surrendered for exchange in accordance with Section 3.02(c). Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavit of loss in lieu thereof as provided in Section 3.02(g)) or Book-Entry Shares, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(e)      Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 3.02(e) shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the Parent Average Closing Price by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.01(a).

(f)      Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Suncrest as of the nine (9) month anniversary of the Effective Time will be transferred to Parent. In such event, any former shareholders of Suncrest who have not theretofore complied with this Article 3 shall thereafter look only to Parent with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each share of Suncrest Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Suncrest Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g)      Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h)      Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it determines is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation to the applicable Governmental Authority, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be. In the event Parent or the Surviving Corporation determine it must deduct and withhold with respect to the payment of Parent Common Stock hereunder, Parent or the Surviving Corporation, as the case may be, shall be entitled to satisfy such withholding first out of any Cash Consideration otherwise payable to the Person with respect to which such withholding is being made.

(i)      Adjustments. Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding Shares or securities convertible or exchangeable into or exercisable for Shares or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redenomination, merger, issuer tender or exchange offer, or other similar transaction, then the Exchange Ratio and the Merger Consideration shall be equitably adjusted and as so adjusted shall, from and after the date of such event, be the Exchange Ratio and the Merger Consideration, respectively, for purposes of this Agreement.

3.03     Treatment of Equity Awards.

(a)      Treatment of Options. At the Effective Time, each option to purchase shares of Suncrest Common Stock (a “Suncrest Option“) under the Suncrest Stock Option Plan outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and shall only entitle the holder of such Suncrest Option to receive, as soon as administratively practicable after the Effective Time, an amount in cash equal to the product of (i) the total number of Shares subject to such Suncrest Option and (ii) the excess, if any, of (A) the Stock Option Cashout Price over (B) the exercise price per Share under such Suncrest Option (such amount, the “Option Consideration”), less any applicable Taxes required to be withheld with respect to such payment; provided that to the extent reasonably practicable, Parent shall fund the Option Consideration to be paid with respect to Suncrest Options by funding the necessary amounts to the payroll processor of the Suncrest or Parent or any of their respective Affiliates (the “Payroll Processor”) for payment by the Payroll Processor of the Option Consideration to the applicable holders of such Suncrest Options and the applicable Tax authorities, which payments in all events shall be made on the first regular payroll date of Parent following the Closing Date. For the avoidance of doubt, any Suncrest Option which has an exercise price per share of Suncrest Common Stock that is greater than or equal to the Stock Option Cashout Price shall be cancelled at the Effective Time for no consideration or payment. For purposes of this Agreement, the “Stock Option Cashout Price” shall mean an amount, rounded to the nearest cent, equal to (i) the Cash Consideration per share plus (2) the product of (x) the Parent Average Closing Price and (y) the Exchange Ratio.

(b)      Treatment of Restricted Stock Awards/Deferred Share Awards. At the Effective Time, any vesting conditions applicable to each outstanding restricted stock award or deferred share award (a “Suncrest Stock Award” and collectively, the “Suncrest Stock Awards”) under the Suncrest Stock Plan shall, automatically and without any required action on the part of the holder thereof, accelerate in full and such Suncrest Stock Awards shall be converted into, and become exchanged for, the Merger Consideration (less applicable Taxes required to be withheld with respect to such vesting.

(c)      Suncrest Actions. At or prior to the Effective Time, the Suncrest Board shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Suncrest Options and Suncrest Stock Awards pursuant to Section 3.03(a) and (b) and the cancellation of the Suncrest Stock Plan and Parent shall have received evidence satisfactory to such effect. Suncrest shall take all actions that are necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver shares of Suncrest Common Stock or other capital stock of Suncrest, Parent or the Surviving Corporation to any Person pursuant to or in settlement of Suncrest Options and Suncrest Stock Awards.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SUNCREST

Except as Previously Disclosed, Suncrest hereby represents and warrants to Parent and Citizens as follows:

4.01     Corporate Organization.

(a)      Organization. Suncrest is a California state-chartered commercial bank duly incorporated and validly existing under the laws of the State of California. Suncrest is duly authorized by the CDFPI to conduct the business of a commercial bank under the CFC. Suncrest has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Suncrest is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate to have a Suncrest Material Adverse Effect. The deposit accounts of Suncrest are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Suncrest, threatened.

(b)      Articles and Bylaws. True, complete and correct copies of the Suncrest Articles and the Suncrest Bylaws, as in effect as of the date of this Agreement, have been made available to Parent. The Suncrest Articles and the Suncrest Bylaws made available to Parent are in full force and effect.

(c)       Subsidiaries. Section 4.01(c) of the Suncrest Disclosure Schedule sets forth a list of all Subsidiaries of Suncrest (which, for the avoidance of doubt, includes any Subsidiaries of such Subsidiaries), the ownership interest of Suncrest in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary, and a description of the business of each Subsidiary (or, in the case of a Subsidiary that Suncrest considers to be “inactive,” a statement to that effect and a description of the business previously conducted by such Subsidiary). Each Subsidiary of Suncrest (i) is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the Laws of its jurisdiction of organization, (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, (iii) except as would not reasonably be expected, individually or in the aggregate, to have a Suncrest Material Adverse Effect, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. There are no restrictions on the ability of any Subsidiary of Suncrest to pay dividends or distributions to Suncrest, except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. True, complete and correct copies of the articles of incorporation, bylaws and similar governing documents of each Subsidiary of Suncrest as in full force and effect as of the date of this Agreement have been provided to Parent. Other than the Subsidiaries of Suncrest listed on Section 4.01(c) of the Suncrest Disclosure Schedule, Suncrest does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interests of any entity or any interest in a partnership or joint venture of any kind.

4.02     Capitalization.

(a)      The authorized capital stock of Suncrest consists of twenty-five million (25,000,000) shares of Suncrest Common Stock and ten million (10,000,000) shares of Suncrest

Preferred Stock. As of the date of this Agreement (the “Suncrest Capitalization Date”), 12,256,000 shares of Suncrest Common Stock were issued and outstanding (which includes 6,500 Suncrest Stock Awards) and no shares of the Suncrest Common Stock were otherwise reserved for issuance and no other equity-based awards or rights are outstanding, except for (i) 948,050 shares of Suncrest Common Stock subject to outstanding Suncrest Options were outstanding and (ii) 400,871 shares of the Suncrest Common Stock were reserved and available for issuance pursuant to future awards under the Suncrest Stock Plan. As of the Suncrest Capitalization Date, no shares of Suncrest Preferred Stock were issued and outstanding and no shares of Suncrest Preferred Stock were reserved for issuance. All of the issued and outstanding shares of the Suncrest Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. As of the Suncrest Capitalization Date, there are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of Suncrest. No bonds, debentures, notes or other indebtedness of Suncrest or any of its Subsidiaries having the right to vote on any matters on which shareholders of Suncrest may vote (“Voting Debt”) are issued or outstanding. There are no contractual obligations of Suncrest or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Suncrest or any equity security of Suncrest or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Suncrest or its Subsidiaries or (ii) pursuant to which Suncrest or any of its Subsidiaries is or could be required to register shares of Suncrest capital stock or other securities under the Securities Act. Except for the Voting Agreements, there are no voting trusts or other voting agreements or understandings to which Suncrest, any Subsidiary of Suncrest or, to the Knowledge of Suncrest, any of their respective officers or directors, is a party with respect to the voting of any Suncrest Common Stock, Voting Debt or other equity securities of Suncrest. Except pursuant to this Agreement, the Suncrest Options and the Suncrest Stock Awards, Suncrest does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of the capital stock of Suncrest, Voting Debt of Suncrest or any other equity securities of Suncrest. Section 4.02(a) of the Suncrest Disclosure Schedule sets forth a true and complete list of all Suncrest Options and Suncrest Stock Awards outstanding as of Suncrest Capitalization Date, specifying on a holder-by-holder basis (i) the name of such holder, (ii) the number of shares subject to each such award, (iii) as applicable, the grant date of each such award, and (iv) as applicable, the vesting schedule of each such award.

(b)      Except as disclosed in Section 4.02(a), since the Suncrest Capitalization Date, Suncrest has not (i) issued or repurchased any shares of the Suncrest Common Stock, Voting Debt or other equity securities of Suncrest, or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Suncrest capital stock or any other equity-based awards. With respect to each grant of the Suncrest Options (i) each such grant was made in accordance with the terms of the Suncrest Stock Plan and all applicable Laws and (ii) each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States applied to banks or banking holding companies for the applicable period(s) in the financial statements (including the related notes) of Suncrest in accordance with all applicable Laws. Except as Previously Disclosed, from January 1, 2020 through the date of this Agreement, neither Suncrest nor any of its Subsidiaries has (i) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (ii) with respect to executive officers of Suncrest or its Subsidiaries, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (iii) adopted or amended any Suncrest stock plan.

(c)      All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Suncrest are owned by Suncrest, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of Suncrest has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.03     Authority; No Violation.

(a)      Suncrest has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and this Agreement duly adopted by the Suncrest Board. The Suncrest Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Suncrest and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Suncrest’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for the Suncrest Shareholder Approval, no other corporate proceedings on the part of Suncrest are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Suncrest and (assuming due authorization, execution and delivery by Parent) constitutes the valid and binding obligation of Suncrest, enforceable against Suncrest in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization, receivership, conservatorship, or similar Laws of general applicability relating to or affecting the rights of creditors generally and those of a depository institution insured by the FDIC and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)      Neither the execution and delivery of this Agreement by Suncrest, nor the consummation by Suncrest of the Merger or the other transactions contemplated hereby, nor compliance by Suncrest with any of the terms or provisions of this Agreement, will (i) violate any provision of the Suncrest Articles, the Suncrest Bylaws, or similar documents of Suncrest’s Subsidiaries or (ii) assuming that the consents, approvals and filings referred to in Section 4.04 are duly obtained and/or made, (A) violate in any material respects any Law applicable to Suncrest, any of its Subsidiaries or any of their respective properties or assets or (B) violate or conflict with in any material respect, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Suncrest or any of its Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, Contract, or other instrument or obligation to which Suncrest or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, except with respect to clause (ii)(B) for any such violations conflict, breach, default, termination, cancellation , acceleration, or creation as would not reasonably be expected, individually or in the aggregate, to have a Suncrest Material Adverse Effect.

4.04      Consents and Approvals. Except for (a) the filing by Parent with the SEC of the Registration Statement on Form S-4 that includes the Prospectus/Proxy Statement, and declaration of effectiveness of the Registration Statement, (b) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the CDFPI or FINRA, as may be required, and (c) the filing of the Agreement of Merger certified by the California Secretary pursuant and filed with the CDFPI in accordance with Section 2.02(a), no consents or approvals of or filings or registrations with any Governmental Authority are required to be made or obtained by Suncrest in connection with the execution, delivery and performance by Suncrest of this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

4.05     Reports.

(a)      Suncrest and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications (including all Call Reports), together with any amendments required to be made with respect thereto (collectively, “Suncrest Filings”) that they were required to file since January 1, 2019 with (i) the FDIC, (ii) the CDFPI and any other state banking or other state regulatory authority, (iii) the Federal Reserve, (iv) the U.S. Small Business Administration, (v) any other federal, state or foreign regulatory authority and (vi) any applicable industry self-regulatory organizations (collectively, “Regulatory Agencies”) and with each other applicable Governmental Authority, and all other reports and statements required to be filed by them since January 1, 2019, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Authority, have paid all fees and assessments due and payable in connection therewith, and there are no violations or exceptions in any such report or statement that are unresolved as of the date hereof except as set forth in the Suncrest Disclosure Schedule As of their respective dates, each of such Suncrest Filings (i) complied in all material respects with all Laws and regulations enforced or promulgated by the Governmental Authority with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance) and (ii) did not contain any untrue statement of a material fact. Suncrest has made available to Parent true and correct copies of all such Suncrest Filings, including its Call Report for the period ending March 31, 2021. Each Call Report of Suncrest since January 1, 2019 fairly presents, in all material respects, the financial position of Suncrest and the results of its operations at the date and for the period indicated in conformity with the Instructions for the Preparation of Call Reports as promulgated by applicable Governmental Authorities.

(b)      Suncrest is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of FINRA with respect to the quotation of the Suncrest Common Stock on the OTCQX Market.

4.06     Financial Statements.

(a)      Suncrest has made available to Parent correct and complete copies of (i) the audited balance sheets of Suncrest as of December 31, 2018, 2019, and 2020 and the related audited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2018, 2019, and 2020 (“Suncrest Audited Financial Statements”), (ii) an unaudited, projected balance sheet of Suncrest as of June 30, 2021, and the related unaudited statements of projected income, shareholders’ equity and cash flows for the period ended June 30, 2021 (the “Suncrest Interim Financial Statements”), and (iii) the Call Report (including the financial statements therein) filed by Suncrest for the period ended March 31, 2021. The Suncrest Audited Financial Statements, the Suncrest Interim Financial Statements, the financial statements contained in the Call Report filed by Suncrest for the period ended March 31, 2021 and any other Call Report filed by Suncrest after the date hereof, and the Monthly Financial Statements are referred to herein, individually, as a “Suncrest Financial Statement” and, collectively, as the “Suncrest Financial Statements”. Suncrest has also made available to Parent true, correct and complete copies of each management letter or other letter delivered to Suncrest or any of its Subsidiaries by Eide Bailly LLP (and its predecessor Vavrinek, Trine, Daly & Co.) in connection with the Suncrest Audited Financial Statements or relating to any review of the internal controls of Suncrest or any of its subsidiaries since December 31, 2018. Each of the Suncrest Financial Statements (i) fairly presents in all material respects or will fairly present in all material respects the consolidated financial condition of Suncrest and its Subsidiaries, respectively, as of the respective dates indicated and their respective consolidated results of operations and statements of cash flows, for the respective periods then ended, subject, in the case of the Suncrest Interim Financial Statements and the Monthly Financial Statements, to normal recurring adjustments that are not material; (ii) has been or will be prepared in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied (except as otherwise indicated therein); (iii) sets forth or will set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (iv) is or will be based upon the books and records of Suncrest and its Subsidiaries. To Suncrest’s Knowledge, there will be no negative discrepancy between and among the Suncrest Interim Financial Statements, the financial statements included in the Call Report filed by Suncrest for the period ended June 30, 2021, and the 2020 Audited Financial Statements.

(b)      The books and records of Suncrest and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Eide Bailly LLP has not resigned (or informed Suncrest that it intends to resign) or been dismissed as independent public accountants of Suncrest as a result of or in connection with any disagreements with Suncrest on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c)      Except as Previously Disclosed in Section 4.06(c) of the Suncrest Disclosure Schedule, neither Suncrest nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Suncrest included in the Suncrest Interim Financial Statements (including any notes thereto), and (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2018, or in connection with this Agreement and the transactions contemplated hereby.

(d)      Since January 1, 2019, (i) neither Suncrest nor any of its Subsidiaries, nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Suncrest or any of its Subsidiaries, has received or otherwise obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Suncrest or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that Suncrest or any of its Subsidiaries, or any of its directors, officers or employees, has engaged in questionable accounting or auditing practices or fraudulent practices, and (ii) to Suncrest’s Knowledge, no attorney representing Suncrest or any of its Subsidiaries, whether or not employed by Suncrest or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation, by Suncrest or any of its Subsidiaries, or any of their respective officers, directors, employees or agents to the Suncrest Board or any committee thereof or to any director or officer of Suncrest or any of its Subsidiaries.

(e)      Except as Previously Disclosed on Section 4.06(e) of the Suncrest Disclosure Schedule, neither Suncrest nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Suncrest or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”).

4.07      Broker’s Fees. Neither Suncrest nor any of its Subsidiaries nor, to Suncrest’s Knowledge, any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to MJC Partners, LLC pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Parent.

4.08     Absence of Changes. Since January 1, 2021:

(a)      Suncrest and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses consistent with past practices;

(b)      no damage, destruction or other casualty loss (whether or not covered by insurance) that may involve a loss of more than $50,000 has been experienced by Suncrest or any of its Subsidiaries;

(c)      there has been no direct or indirect redemption, purchase or other acquisition by Suncrest or any of its Subsidiaries of any equity securities and no declaration, setting aside or payment of any dividend or other distribution on or in respect of any Suncrest

Common Stock, whether consisting of money other personal property, real property or other things of value other than a special dividend of $0.25 per share payable on each share of Suncrest Common Stock declared on February 11, 2021 for shareholders of record as of February 22, 2021; and

(d)      no event, change or development or combination of changes or developments has occurred that have had or would reasonably be expected to have either individually or in the aggregate, a Suncrest Material Adverse Effect.

4.09     Compliance with Applicable Law.

(a)      Suncrest and each of its Subsidiaries hold, and have at all times since January 1, 2019 held, all licenses, franchises, permits and authorizations from Governmental Authorities which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Suncrest, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b)      Since January 1, 2019 Suncrest and each of its Subsidiaries have complied in all material respects with, and are not in default or violation of,

(i)      any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Truth in Savings Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act, the Flood Disaster Protection Act, the Military Lending Act, the Servicemembers Civil Relief Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Volcker Rule, any regulations promulgated by the Consumer Financial Protection Bureau, the U.S. Small Business Administration, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the California Business and Professions Code, the California Financial Code and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all legal requirements relating to the origination, sale and servicing of loans, and

(ii)     any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information.

(c)      Neither Suncrest nor any of its Subsidiaries has Knowledge of, or has received from a Governmental Authority since January 1, 2019, written notice of, any defaults or violations of any applicable Law relating to Suncrest or any of its Subsidiaries.

(d)      To the Knowledge of Suncrest, neither Suncrest nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau, and there are no allegations, claims or disputes to which Suncrest or any of its Subsidiaries is a party that allege, or to the Knowledge of Suncrest, no Person has threatened or threatens to allege, that Suncrest or any of its Subsidiaries has engage in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau.

(e)      Since January 1, 2019, to the Knowledge of Suncrest, there do not exist any facts or circumstances that would cause Suncrest or any of its Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC, or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by Suncrest or its Subsidiaries. The Suncrest Board has adopted and implemented a Bank Secrecy Act/anti-money laundering program that, to Suncrest’s Knowledge, also meets the applicable requirements of the USA PATRIOT Act and the regulations thereunder, and Suncrest has not received written notice from any Governmental Authority that such program has been deemed ineffective in meeting the five pillars requirements: (1) development of internal policies, procedures and related controls, (2) designation of a BSA Officer, (3) thorough and ongoing training, (4) independent review for compliance and (5) customer due diligence. Each of Suncrest and its Subsidiaries has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(f)      To the Knowledge of Suncrest, there do not exist any facts or circumstances that would cause Suncrest or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Suncrest and its Subsidiaries. To Suncrest’s Knowledge, since January 1, 2018, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Suncrest or any of its Subsidiaries to undertake any remedial action. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against Suncrest or any of its Subsidiaries or are likely to be asserted or threatened against Suncrest or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. With respect to all personal information described herein, Suncrest has taken, to Suncrest’s Knowledge, all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent in all material respects with the Laws, policies or procedures referred to herein.

(g)      Neither Suncrest nor any of its Subsidiaries, nor, to the Knowledge of Suncrest, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts in connection with the business conducted by Suncrest, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(h)      None of Suncrest, any of its Subsidiaries or, to the Knowledge of Suncrest, any director, officer, agent, employee, Affiliate or other Person on behalf of Suncrest or its Subsidiaries, is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) Cuba, Iran, North Korea, Sudan, Syria or the Crimea region of Ukraine claimed by Russia (the “Sanctioned Countries”), (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of any sanctions administered or enforced by the United States Government, including, without limitation, OFAC’s list of Specially Designated Nationals, or by the United Nations Security Council, the European Union, the United Kingdom’s Office of Financial Sanctions Implementation (Her Majesty’s Treasury), or other relevant sanctions authority (collectively, “Sanctions”), (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

(i)      Neither Suncrest nor any of its Subsidiaries:

(i)    provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended; or

(ii)    is, or is required to be registered as, a broker-dealer, a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.

(j)      To the Knowledge of Suncrest, Suncrest does not accept deposits from, has not originated any Loan to and does not otherwise transact business with any Person engaged in the manufacture, production, distribution, sale, or other dispensation of marijuana. To the Knowledge of Suncrest, no borrower under any Loan (i) is engaged in the manufacture, production, distribution, sale or other dispensation of marijuana or (ii) leases any assets to any Person engaged in the manufacture, production, distribution or dispensation of marijuana. To the Knowledge of Suncrest, Suncrest has timely and properly filed all mandatory Suspicious Activity Reports related to marijuana and has complied with applicable guidance related to marijuana banking from any Governmental Entity.

(k)      Except as Previously Disclosed, neither Suncrest nor any of its Subsidiaries is subject to any cease-and-desist or other order or other enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty or other fines by, or has received any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority (each, a “Regulatory Agreement”), nor has Suncrest or any Suncrest Subsidiary been advised since January 1, 2019 by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. To Suncrest’s Knowledge,, Suncrest and each of its Subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither Suncrest nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either Suncrest or any of its Subsidiaries is not in compliance with any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to, nor is there any unpaid civil money penalty, fine, restitution or other amounts otherwise due and payable under, any Regulatory Agreement.

(l)        As of June 30, 2021, Suncrest is “well-capitalized” (as that term is defined in the relevant FDIC regulations).

(m)      Suncrest is in compliance in all material respect with the applicable provisions of the CRA and the regulations promulgated thereunder. Except as Previously Disclosed, Suncrest has not received a CRA rating of less than “satisfactory” in any of its three (3) most recently completed exams. Suncrest has no Knowledge that its compliance under the CRA should constitute grounds for either the denial by any Governmental Authority of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Suncrest having its current rating lowered. (i) Neither Suncrest nor any of its Subsidiaries is subject to any agreement, undertaking, order, directive, liability, or any other commitment or obligation with any Governmental Authority or any other Persons (including any third party group representing community interests) regarding or otherwise relating to Suncrest’s policies, practices or relations with customers, vendors or clients or any other CRA-related matter (each, a “CRA Agreement”), (ii) neither Suncrest nor any of its Subsidiaries has been advised since January 1, 2019 by any Governmental Authority or other Persons that it is considering issuing, initiating, ordering, or requesting, as applicable, any such CRA Agreement; (iii) Suncrest and each of its Subsidiaries are in compliance with each CRA Agreement to which it is party or subject, and neither Suncrest nor any of its Subsidiaries has received any notice from any Governmental Authority or other Persons indicating that either Suncrest or any of its Subsidiaries is not in compliance with any such CRA Agreement; (iv) there is no unresolved violation, criticism, claim, liability or exception by any Governmental Authority with respect to any CRA Agreement; and (v) Suncrest has not received any notice from, and does not have any Knowledge of, any third-party group representing community interests raising concerns or objections with respect to its policies, practices or relations with customers, vendors or clients, or the transactions contemplated by this Agreement.

4.10     State Takeover Laws. No “business combination,” “fair price,” “affiliate transaction,” “moratorium,” “control share,” “takeover” or “interested shareholder” Law or other similar anti-takeover statue or regulation (collectively, the “Takeover Laws”) is applicable to Suncrest with respect to this Agreement or the transactions contemplated hereby. Suncrest does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

4.11     Employee Benefit Plans

(a)       Section 4.11 of the Suncrest Disclosure Schedule sets forth a true, complete and correct list of each employee benefit plan, program, policy, practice, Contract, or other arrangement providing benefits to any current or former employee, officer or director of Suncrest or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Suncrest or any of its Subsidiaries or to which Suncrest or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), employment agreement, deferred compensation, excess benefit, incentive compensation, retention, severance, change in control or termination pay, hospitalization or other medical or dental, vision or life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan, program, practice, agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (each an “Employee Benefit Plan”).

(b)       Suncrest has delivered or made available to Parent a true, correct and complete copy of the following documents to the extent applicable to each Employee Benefit Plan: (i) each writing constituting a part of such Employee Benefit Plan, including, without limitation, all plan documents, trust agreements, insurance Contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) all investment policy statements or guidelines, investment management and advisory agreements, and third party administration agreements; (iv) the current summary plan description and any material modifications thereto; (v) the most recent annual valuation or actuarial report; (vi) the most recent determination or opinion letter from the IRS;(vii) discrimination testing results for the three (3) most recent plan years; and (viii) reports of Employer-Provided Health Insurance Offer and Coverage (Forms 1094-C and 1095-C) for the three (3) most recent calendar years. Except as specifically provided in the foregoing documents delivered or made available to Parent, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has Suncrest or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan. No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c)       Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has received a favorable determination or may rely upon a prototype or volume submitter opinion letter from the IRS with respect to each such Employee Benefit Plan as to its qualified status under the Code, and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(d)       With respect to each Employee Benefit Plan, Suncrest and its Subsidiaries have complied in all material respects, and are now in material compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any lien on the assets of Suncrest or any of its Subsidiaries under ERISA or the Code. None of Suncrest or any of its Subsidiaries has engaged in a transaction with respect to any applicable Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Suncrest or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e)       All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued on the Suncrest Financial Statements to the extent required under GAAP. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded.

(f)       (i) No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Suncrest or its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of Suncrest and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or to Sections 412 or 430 of the Code. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g)       There does not exist, nor, to the Knowledge of Suncrest, do any circumstances exist that could reasonably be expected to result in, any Controlled Group

Liability that would be a liability of Suncrest or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Suncrest nor any of its Subsidiaries nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) as a result of a failure to comply with the group health care coverage requirements of Sections 4980D or 4890H of the Code and (vi) under corresponding or similar provisions of state, local or foreign Laws or regulations.

(h)       None of Suncrest and its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or corresponding or similar provisions of state Laws and at no expense to Suncrest and its Subsidiaries and except for long-term and short-term disability benefit plans (all of which are insured and none of which are self-insured) and severance arrangements set forth on Section 4.11(h) of the Suncrest Disclosure Schedule, including liability amounts.

(i)        There are no pending or threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted, threatened or instituted, and to the Knowledge of Suncrest, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against any of the Employee Benefit Plans, Suncrest or any of its Subsidiaries or any fiduciaries of the Employee Benefit Plans with respect to their duties to or under the Employee Benefit Plans, or the assets of any trust under any of the Employee Benefit Plans. Neither Suncrest nor any of its Subsidiaries has taken any action to take corrective action or to make a filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Authority with respect to any Employee Benefit Plan, and neither Suncrest nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program. No audit or other proceeding by a Governmental Authority is pending or, to Suncrest’s Knowledge, threatened with respect to any Employee Benefit Plan.

(j)        Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated Treasury Department guidance has been operated in compliance with, and is in documentary compliance with, Section 409A of the Code and Treasury regulations and IRS guidance thereunder. No compensation payable by Suncrest or any of its Subsidiaries has been reported as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code, and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

(k)        Except as Previously Disclosed on Section 4.11(k) of the Suncrest Disclosure Schedule or as required under the terms of this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including, without limitation, bonus, retention, severance, change in control, forgiveness of indebtedness or otherwise) becoming due under any Employee Benefit Plan, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) result in any limitation on the right of Suncrest or any of its Subsidiaries to amend, merge or terminate any Employee Benefit Plan, or (v) require the funding of any trust or other funding vehicle established to provide benefits under any Employee Benefit Plans. Neither the execution and delivery of this Agreement nor the consummation of the Merger, either alone or in combination with another event will result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) that would not be deductible under Section 280G of the Code. As of the Closing, Suncrest shall have received, as of a date no earlier than five (5) Business Days prior to the Closing Date, the written confirmation of a nationally recognized accounting firm reasonably acceptable to Parent that no agreement, Contract or arrangement to which any employee of Suncrest is a party will result in the payment of any amount that would not be deductible by reason of Section 280G of the Code. No Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(l)       Each individual who renders service to Suncrest or any of its Subsidiaries who is classified by Suncrest or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and participation under Employee Benefits Plans) is properly so characterized.

4.12    Approvals. As of the date of this Agreement, Suncrest has no Knowledge why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.13    Opinion. The Suncrest Board has received the opinion of MJC Partners, LLC that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders of the Suncrest Common Stock in the Merger is fair, from a financial point of view, to such holders.

4.14    Suncrest Information. The information relating to Suncrest and its Subsidiaries that is provided by Suncrest or its representatives for inclusion in the Prospectus/Proxy Statement and the Registration Statement, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Registration Statement and the Prospectus/Proxy Statement relating to Suncrest and its Subsidiaries and other portions within the reasonable control of Suncrest and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.15      Legal Proceedings.

(a)      Except as Previously Disclosed on Section 4.15(a) of the Suncrest Disclosure Schedule, neither Suncrest nor any of its Subsidiaries is a party to any legal, administrative, arbitration, investigatory or other proceeding (including, without limitation, any investigation, action, or proceeding with respect to Taxes) pending or, to the Knowledge of Suncrest, is any of the foregoing proceedings threatened, or which Suncrest has reason to believe may be threatened, against or affecting Suncrest or any of its Subsidiaries or any of their respective current or former directors or officers, or may involve a claim or claims asserting a liability of $100,000 individually, or $200,000 or more in the aggregate, or may otherwise restrict the conduct of business by Suncrest or any of its Subsidiaries. Section 4.15 of the Suncrest Disclosure Schedule includes, with respect to each matter identified, if applicable, the case title, the court, the court file number, the date filed, the law firm representing Suncrest or any of its Subsidiaries and such other information as may be reasonably requested by Parent.

(b)       Except as set forth on Section 4.15(b) of the Suncrest Disclosure Schedule, (i) there is no outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Authority or by arbitration, against or affecting Suncrest or its assets or business that (A) has had or may have a Suncrest Material Adverse Effect, (B) requires any payment by, or excuses an obligation of a third party to make any payment to, Suncrest of an amount exceeding $50,000 or (C) has the effect of prohibiting any material business practice of, or the acquisition, retention or disposition of property by Suncrest or (D) would apply to Parent or any of its Affiliates after the Merger, and (ii) to the Knowledge of Suncrest, there is no legal, administrative, arbitration, investigatory or other proceeding pending or that has been threatened, or which Suncrest has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of Suncrest or any of its Subsidiaries, in connection with which any such Person has or may have rights to be indemnified by Suncrest or any of its Subsidiaries.

4.16      Material Contracts.

(a)      Except as Previously Disclosed on Section 4.16(a) of the Suncrest Disclosure Schedule, neither Suncrest nor any of its Subsidiaries is a party to, bound by or subject to any Contract (whether written or oral) (each, a “Material Contract”):

(i)        that contains a non-compete or client or customer non-solicit requirement or any other provisions that materially restricts the conduct of, or the manner of conducting, any line of business of Suncrest or any of its Subsidiaries (or, upon consummation of the Merger, of Parent, Citizens or any of their respective Subsidiaries);

(ii)       that obligates Suncrest or any of its Subsidiaries (or, upon consummation of the Merger, of Parent, Citizens or any of their respective Subsidiaries) to conduct business with any third party on an exclusive or preferential basis in each case that involves the payment of more than $50,000 per annum;

(iii)      that requires referrals of business or requires Suncrest or any of its Affiliates to make available investment opportunities to any Person on a priority or exclusive basis in any material respect;

(iv)       that relates to the incurrence of indebtedness by Suncrest or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase or other liabilities incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(v)        that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Suncrest or any of its Subsidiaries;

(vi)       that limits the payment of dividends by Suncrest or any of its Subsidiaries;

(vii)      that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(viii)     that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(ix)       that provides for payments to be made by Suncrest or any of its Subsidiaries or any of their respective successors upon or as a result of the transactions contemplated by this Agreement (“Change of Control Payments”);

(x)        that was not negotiated and entered into on an arm’s-length basis;

(xi)       that provides for the guarantee or indemnification by Suncrest or any of its Subsidiaries of any Person, except for Contracts entered into in the ordinary course of business providing for customary and immaterial indemnification;

(xii)      that is a consulting agreement or data processing, software programming or licensing Contract involving the payment of more than $50,000 per annum;

(xiii)     that grants to a Person any right in Suncrest Owned Intellectual Property or grants to Suncrest or any of its Subsidiaries a license to any Intellectual Property rights of another Person, in each case that involves the payment or more than $50,000 per annum or is material to the conduct of the businesses of Suncrest;

(xiv)     to which any Affiliate, officer, director, employee, independent contractor or consultant of Suncrest or any of its Subsidiaries is a party or beneficiary (exclusive of any deposit or loan relationships set forth on Section 4.26(f) of the Suncrest Disclosure Schedule);

(xv)      that would prevent, materially delay or materially impede Suncrest’s ability to consummate the Merger or the other transactions contemplated hereby;

(xvi)     that contains a put, call or similar right pursuant to which Suncrest or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets;

(xvii)    that involves the payment, on a one-time basis or over the life of the term of the agreement, of $50,000 or more or is not terminable by Suncrest on thirty (30) days or less notice and without penalty (other than deposit liabilities, trade payables, federal funds purchased, and advances and loans from the Federal Home Loan Bank); or

(xviii)   that is otherwise not entered into in the ordinary course of business or that is material to Suncrest or any Subsidiary of Suncrest or their financial condition or results of operations.

(b)      Suncrest has previously furnished to Parent true, correct and complete copies of each Material Contract. Each Material Contract is a valid and legally binding agreement of Suncrest or one of its Subsidiaries, as applicable, and, to the Knowledge of Suncrest, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. Suncrest and each of its Subsidiaries have duly performed in all material respects all obligations required to be performed by them prior to the date hereof under each Material Contract. Neither Suncrest nor any of its Subsidiaries, and, to the Knowledge of Suncrest, any counterparty or counterparties, is in breach of any provision of any Material Contract. No event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Suncrest or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract.

(c)      Section 4.16(c) of the Suncrest Disclosure Schedule sets forth a true and complete list of (i) all Material Contracts pursuant to which consents or waivers are or may be required and (ii) all notices which are required to be given, in each case, prior to the performance by Suncrest of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

4.17      Environmental Matters.

(a)      Suncrest and its Subsidiaries are in compliance, in all material respects with any Law relating to: (i) the protection or restoration of the environment, health and safety as it relates to Hazardous Substance handling or exposure or the protection of natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”).

(b)      There are no proceedings, claims, or actions pending, or, to the Knowledge of Suncrest, investigations of any kind, pending, or to the Knowledge of Suncrest, threatened, by any Person, court, agency, or other Governmental Authority or any arbitral body, against Suncrest or its Subsidiaries relating to material liability under any Environmental Law. There are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Authority or settlements with any Person that impose any material liabilities or obligations on Suncrest or its Subsidiaries under, relating to or in respect of any Environmental Law.

(c)      To Suncrest’s Knowledge, there have been, no releases of any Hazardous Substances at any real property (currently or formerly owned, operated, or leased by Suncrest or any of its Subsidiaries) under circumstances which could reasonably be expected to result in any material liability of Suncrest or its Subsidiaries under any Environmental Law.

(d)      To Suncrest’s Knowledge, there are no underground storage tanks on, in or under any of the Suncrest Real Properties and no underground storage tanks have been closed or removed from any Suncrest Real Properties except in compliance with Environmental Laws in all material respects.

(e)      Neither Suncrest nor any of its Subsidiaries during the past five years has received any written notice from any Person or Governmental Authority that Suncrest or any of its Subsidiaries or the operation or condition of any real property ever owned (exclusive of any security interest) or operated by any of them (including any real estate owned) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Hazardous Substances, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Substances at, on, beneath or originating from any such property) for which a material liability is reasonably likely to be imposed upon Suncrest or any of its Subsidiaries.

(f)      Suncrest has made available to Parent and Citizens all asbestos surveys and reports, mold surveys and reports, lead surveys and reports, reports on environmental exposure, underground tank removal reports and Phase I and Phase II environmental reports (environmental assessments) issued during the past five years, which are in its possession, with respect to any properties currently owned or leased by it.

(g)      For purposes of this Agreement, “Hazardous Substance” shall include, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials, such as asbestos and lead.

4.18      Taxes.

(a)      Suncrest and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) have paid in full all Taxes that are required to be paid or made adequate provision in the financial statements of Suncrest; (iii) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that Suncrest or any of its Subsidiaries is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; and (iv) have disclosed and reserved for any uncertain Tax positions.

(b)      To Suncrest’s Knowledge, none of the Tax Returns of Suncrest or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Suncrest nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened.

(c)      No deficiencies for any Taxes have been asserted or assessments made against Suncrest or any of its Subsidiaries that have not been paid or resolved in full. No claim has been made in writing during the past five (5) years against Suncrest or any of its Subsidiaries by any Tax authorities in a jurisdiction where Suncrest or its Subsidiaries does not file Tax Returns that Suncrest or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)      Neither Suncrest nor any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to Taxes or Tax Return that has not expired, nor has any request for any such waiver or consent been made with respect to any statute of limitations that has not since expired.

(e)      Suncrest is not, and during the past five (5) years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f)      No Liens for Taxes exist with respect to any of the assets of Suncrest or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(g)      Neither Suncrest nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority.

(h)      Neither Suncrest nor any of its Subsidiaries (A) is or has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than an affiliated, combined, consolidated or unitary Tax group of which Suncrest is or was the common parent, (B) has any liability for Taxes of any Person (other than Suncrest or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any Person (other than Suncrest or any of its Subsidiaries) with respect to Taxes, (D) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (E) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)      None of Suncrest, any of its Subsidiaries, or any Person acting on their behalf has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustments pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign Law) after the Closing Date, nor will Suncrest or any of its Subsidiaries (or their successor by merger) be required to take into account income after the Effective Time any items economically realized prior to the Effective Time.

(j)      Suncrest and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or Tax authority, and have collected and maintained all material certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid IRS Forms W-8 and W-9.

(k)      Neither Suncrest nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l)      Suncrest has made available to Parent and Citizens true, correct and complete copies of the United States federal income Tax Returns filed by Suncrest and its Subsidiaries for each of the five fiscal years ended December 31, 2016, 2017, 2018, 2019 and 2020, and will make available, if filed before the Closing Date, such Tax Returns to be filed for the fiscal year ended December 31, 2021.

(m)      None of Suncrest or its Subsidiaries has been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Merger is a part.

4.19     Reorganization. To Suncrest’s Knowledge, none of Suncrest or any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.20     Intellectual Property; IT Systems; Privacy.

(a)      Section 4.20 of the Suncrest Disclosure Schedule sets forth an accurate and complete list all (i) Intellectual Property Registrations, (ii) other Suncrest Owned Intellectual Property that are not registered but that are material to Suncrest’s business and operations (excepting Trade Secrets) and (iii) Suncrest Licensed Intellectual Property (excepting Off-The-Shelf Licenses). Each of Suncrest and its Subsidiaries (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Suncrest Owned Intellectual Property, and (ii) to the Knowledge of Suncrest, has valid and sufficient rights and licenses to all of Suncrest Licensed Intellectual Property. With respect to each item of Suncrest Licensed Intellectual Property, to Suncrest’s Knowledge, the license, sublicense or Contract covering such item is legal, valid, binding, enforceable and in full force and effect, and neither Suncrest nor any of its Subsidiaries is in material default under or violation of any such license, sublicense or Contract.

(b)      To the Knowledge of Suncrest, the operation of Suncrest and each of its Subsidiary’s respective businesses as presently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that Suncrest or any of its Subsidiaries has infringed, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To the Knowledge of Suncrest, no third Person has infringed, misappropriated or otherwise violated any of Suncrest’s or any of its Subsidiary’s rights in Suncrest Owned Intellectual Property.

(c)      Suncrest and each of its Subsidiaries has taken commercially reasonable measures to protect (i) their rights in their respective Suncrest Owned Intellectual Property and (ii) the confidentiality of all Trade Secrets that are owned, used or held by Suncrest or any of its Subsidiaries, and to the Knowledge of Suncrest, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached.

(d)      All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Suncrest’s and its Subsidiaries’ business (collectively, “Suncrest IT Systems”) have been properly maintained, stored, operated and processed by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Suncrest IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. Suncrest has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Suncrest IT Systems. Suncrest IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business.

(e)      Neither Suncrest nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach, ransomware event or other failure or deficiency of the Suncrest IT Systems. Suncrest and each of its Subsidiaries has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

4.21     Properties.

(a)      Suncrest or one of its Subsidiaries (i) has good and insurable title to all the properties and assets owned by Suncrest or one of its Subsidiaries including, but not limited to, any automated teller machines (the “Suncrest Owned Properties”), free and clear of all Liens of any nature whatsoever, except (A) statutory Liens securing payments not yet due, (B) Liens for real property Taxes not yet due and payable, (C) easements, rights of way, and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities, and (D) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all leasehold leased by Suncrest or one of its Subsidiaries (the “Suncrest Leased Properties” and, collectively with the Suncrest Owned Properties, the “Suncrest Real Properties”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by Suncrest or, to the Knowledge of Suncrest, the lessor. None of Suncrest or any of its Subsidiaries owns, and no such entity is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part. Section 4.21 of the Suncrest Disclosure Schedule contains a complete and correct list of all Suncrest Owned Properties. Section 4.21 of the Suncrest Disclosure Schedule contains a complete and correct list of all Suncrest Leased Properties and together with a list of all applicable leases and the name of the lessor (each, a “Lease”).

(b)      Each of the Suncrest Real Properties (i) complies in all material respects with all applicable Laws, including all laws, regulations, ordinances, or orders relating to zoning, building and use permits, the Americans with Disabilities Act of 1990, as amended (the “ADA”), the Occupational Health and Safety Act of 1970 (“OSHA”) and all similarly motivated state and local laws , and (ii) may, under applicable zoning ordinances, be used for the purposes for which it currently is used as a matter of right rather than by grant of variance or as a conditional or nonconforming use. Neither Suncrest nor any of its Subsidiaries has received any written notices from any Governmental Authority of any violations of, any claims made or threatened regarding noncompliance with, or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with, the ADA, OSHA or any similarly motivated state and local Laws. Suncrest and its Subsidiaries have accrued all expenses necessary to comply with any ADA or OSHA requirements on its Interim Financial Statements.

(c)      All buildings, structures, improvements and fixtures on each of the Suncrest Real Properties and the equipment located thereon are adequate for the conduct of the business of Suncrest and its Subsidiaries as presently conducted, ordinary wear and tear excepted. All tangible properties of Suncrest or any of its Subsidiaries that are material to the business, financial condition, results of operations of Suncrest and its Subsidiaries are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of Suncrest and its Subsidiaries as presently conducted.

(d)      Each of the leases for the Suncrest Leased Property is valid and existing and in full force and effect, and no party thereto is in material default and no notice of a claim of default by any party has been delivered to Suncrest or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a material default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than Suncrest or one of its Subsidiaries, the foregoing representation is based on the Knowledge of Suncrest.

(e)      As to Suncrest and its Subsidiaries, none of the Suncrest Real Properties has been condemned or otherwise taken by any Governmental Authority and, to the Knowledge of Suncrest, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, Contract or Law which might adversely affect its use or value for the purposes now made of it. None of the premises or properties of Suncrest or any of its Subsidiaries is subject to any current interests of third parties or other restrictions or limitations that would materially impair or be materially inconsistent with the current use of such property by Suncrest or such Subsidiary.

(f)      Suncrest has made available to Parent true, accurate and complete copies of each of the following to the extent in the possession or control of Suncrest or its Subsidiaries and in any way related to any of the Suncrest Real Properties: (i) title commitments together with legible copies of all underlying exceptions, (ii) title policies, (iii) environmental reports, (iv) zoning reports and zoning letters, and (v) licenses and permits.

(g)      Neither Suncrest nor any of its Subsidiaries has applied for or received permission to open any additional branch or operate at any other location.

4.22     Insurance. Section 4.22 of the Suncrest Disclosure Schedule lists all insurance policies and bonds maintained by Suncrest. Except as set forth on Section 4.22 of the Suncrest Disclosure Schedule, (a) Suncrest and each of its Subsidiaries is, and at all times within five (5) years hereof each has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies reasonably consistent with industry practice, (b) neither Suncrest nor any of its Subsidiaries is in default under any policy of insurance or bond such that it could be cancelled, and all such insurance policies and bonds maintained by Suncrest or any of its Subsidiaries are in full force and effect and, except for expirations in the ordinary course of business, will remain so through and after the Closing, and (c) Suncrest and each of its Subsidiaries has filed claims with, or given notice of claims to, its insurers with respect to all material matters and occurrences for which it believes it has coverage. Suncrest has furnished Parent and Citizens with true and complete copies of all insurance policies and bonds identified on Section 4.22 of the Suncrest Disclosure Schedule, including all amendments and supplements thereto, and true and complete copies of all current or pending insurance claims, and any other insurance claims filed since January 1, 2018.

4.23     Accounting and Internal Controls.

(a)      The records, systems, controls, data and information of Suncrest and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Suncrest or its Subsidiaries or accountants (including all means of access thereto and therefrom). Suncrest and its Subsidiaries have devised and maintain internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP. Such internal control over financial reporting includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Suncrest, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Suncrest are being made only in accordance with authorizations of management and directors of Suncrest, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Suncrest’s assets that could have a material effect on its financial statements.

(b)      Suncrest has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Suncrest Board: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. Suncrest has made available to Parent and Citizens (i) a summary of any such disclosure made to Suncrest’s auditors and audit committee and (ii) any material communication since January 1, 2019 made by management or Suncrest’s auditors to the audit committee required by the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since January 1, 2019, no complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Suncrest employees regarding questionable accounting or auditing matters, have been received by Suncrest. Suncrest has made available to Parent a summary of all complaints or concerns relating to other matters made since January 1, 2019 through Suncrest’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law.

(c)      Since January 1, 2019, (i) neither Suncrest nor any of its Subsidiaries nor, to the Knowledge of Suncrest, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Suncrest or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Suncrest or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Suncrest or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to the Suncrest Board or any committee thereof or to any of its directors or officers.

4.24     Derivatives. Except as set forth in Section 4.24 of the Suncrest Disclosure Schedule, neither Suncrest nor any of its Subsidiaries is a party to nor has any of such entities agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other Contract (whether or not included on the balance sheet) that is a derivative Contract or a Contract whose effect or intent is similar to a derivative Contract (including various combinations thereof) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” (each, a “Derivative Transaction”). All Derivative Transactions, whether entered into for the account of Suncrest or any of its Subsidiaries or for the account of a customer of Suncrest, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by Suncrest or any of its

Subsidiaries is, as applicable and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of Suncrest or any of its Subsidiaries, as applicable, enforceable against it in accordance with their terms except as such enforcement may be limited by the Bankruptcy and Equity Exception. Suncrest and each of its Subsidiaries has duly performed in all material respects all of its obligations thereunder to the extent required, and, to its Knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of Suncrest on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in all material respects in the books and records of Suncrest in accordance with GAAP.

4.25     Deposits.

(a)      The deposits held by Suncrest have been solicited, originated and administered in accordance with the terms of the respective governing documents and all Applicable Laws, in each case, in all material respects. Suncrest has the right to assign to Citizens by operation of the Merger all of the deposits held by Suncrest at the Closing without the requirement to obtain any consent from depositors or any other third parties other than any Governmental Authority whose approval is required for the Merger as set forth in this Agreement. To Suncrest’s Knowledge, there are no deposits held by Suncrest that are subject to any judgment, decree or order of any Governmental Authority, other than customary garnishments, levies and orders affecting depositors generally.

(b)      The interest and any other credits and amounts have been accrued on the deposits of Suncrest, in each case, in all material respects in accordance with GAAP and applicable Law (including regulatory accounting principles) and Suncrest’s records accurately reflect in all material respects such accrual of interest, credits or other amounts in the ordinary and regular course of its business relating to such deposits. Suncrest has complied in all material respects with all laws, rules and regulations of the IRS regarding taxpayer identification number certification, interest information reporting, and backup withholding of interest payable on all deposits held by Suncrest. Except for any deposits securing a Loan or as otherwise disclosed in the Suncrest Disclosure Schedule, to Suncrest’s Knowledge, no deposits held by Suncrest have been pledged to any other Person or are subject to any claims that are superior to the rights of Person(s) shown on the records of Suncrest as the owner(s) of such deposits, other than claims against such owners such as state and federal tax liens, garnishments, and other judgment claims that have matured or may mature into claims against the respective deposits. Except as Previously Disclosed, none of Suncrest’s deposits is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

(c)      Suncrest has provided Citizens with forms of all deposit agreements of Suncrest (the “Deposit Agreements”) and all such forms contain all material terms of the relevant deposit accounts. Each of the agreements relating to deposits of Suncrest is valid, binding, and enforceable upon Suncrest and, to the Knowledge of Suncrest, each other party thereto in accordance with its terms subject to the Bankruptcy and Equity Exception.

4.26     Loan Matters.

(a)      Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, letters of credit, guarantees and interest-bearing assets, interests in loan participations and assignments, customer liabilities on bankers acceptance and all other binding commitments and obligations to extend credit) in which Suncrest or any Subsidiary of Suncrest is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, is secured by a valid, perfected and enforceable Lien on the secured property having the priority described in Suncrest’s records and the applicable security agreement and; (iii) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefore, none of which has been waived by Suncrest; and (iv) to the Knowledge of Suncrest, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance in all material respects with all applicable Laws at the time of origination or purchase by Suncrest or its Subsidiaries.

(b)      Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in material accordance with the relevant notes or other credit or security documents and Suncrest’s written underwriting standards, in each case in compliance in all material respects with all applicable requirements of applicable Law and government programs. Each outstanding Loan is held by Suncrest for investment and not for sale.

(c)      None of the agreements pursuant to which Suncrest or any of its Subsidiaries has sold or is servicing (i) Loans or pools of Loans or (ii) participations in Loans or pools of Loans, in each case, contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against Suncrest or any of its Subsidiaries, other than any obligations of, or recourse against, Suncrest or any of its Subsidiaries that arise, by the express terms of any such agreement, upon a breach or default by Suncrest or any of its Subsidiaries of such agreement.

(d)      Section 4.26(d) of the Suncrest Disclosure Schedule sets forth a list of each Loan that as of June 30, 2021, and will set forth each Loan that as of the Determination Date, (i) (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by Suncrest, any of its Subsidiaries or any Governmental Authority (D) a specific reserve allocation existed in connection therewith or (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, and (ii) each asset of Suncrest or any of its Subsidiaries that as of June 30, 2021 and as of the Determination Date was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each Loan identified in accordance with the immediately preceding sentence, Section 4.26(e) of the Suncrest Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of June 30, 2021 and also will set forth such information as of the Determination Date.

(e)      The allowance for loan losses reflected in reports by Suncrest to each Governmental Authority has been and will be established in compliance with the requirements of all regulatory criteria, and the allowance for loan losses shown in the Suncrest Financial Statements has been and will be established and maintained in accordance with GAAP and applicable Law and in a manner consistent with Suncrest’s internal policies. The allowance for loan losses reflected in such reports and the allowance for loan losses shown in the Suncrest Financial Statements, in the opinion of management, was or will be adequate as of the dates thereof.

(f)      Section 4.26(f) of the Suncrest Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement, and will set forth a list of all Loans as of the Determination Date, by Suncrest or any of its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Board of Governors of the Federal Reserve (12 C.F.R. Part 215)) of Suncrest or any of its Subsidiaries. There are no employee, executive officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(g)      Neither Suncrest nor any of its Subsidiaries is now nor has it ever been since January 1, 2018 subject to any fine, suspension, settlement or other Contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Authority or agency relating to the origination, sale or servicing of mortgage or consumer Loans or Loans guaranteed by any governmental agency.

(h)      Since January 1, 2019, each of Suncrest and each of its Subsidiaries has complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any residential mortgage loan originated by Suncrest or any of its Subsidiaries satisfied in all material respects: (i) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (ii) the responsibilities and obligations relating to such mortgage loans set forth in any Contract between Suncrest or any of its Subsidiaries and any agency, loan investor or insurer; (iii) the applicable rules, regulations, guidelines, procedures, handbooks and other requirements of any agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(i)      Since January 1, 2019, no loan investor has indicated in writing to Suncrest or any of its Subsidiaries that it has terminated or intends to terminate its relationship with Suncrest or any of its Subsidiaries for poor performance, poor loan quality or concern with respect to Suncrest’s or any of its Subsidiaries’ compliance with Laws.

(j)      Since January 1, 2019, Suncrest and its Subsidiaries have not engaged in, and, to the Knowledge of Suncrest, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by Suncrest or by any of its Subsidiaries has engaged in, directly or indirectly, (i) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (ii) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(k)      Since January 1, 2019, Suncrest has not foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

4.27     Investment Securities. Each of Suncrest and its Subsidiaries has good title to all Investment Securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (a) as set forth in the financial statements included in the Suncrest Financial Statements or (b) to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of Suncrest or its Subsidiaries. All Investment Securities are valued on the books of Suncrest in accordance with GAAP in all material respects. Suncrest and its Subsidiaries employ investment, securities, risk management and other policies, practices and procedures that are reasonable in the context of their respective businesses, and Suncrest and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects. Except for restrictions that exist for securities that are classified as “held to maturity”, none of the Investment Securities held by Suncrest or any of its Subsidiaries is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

4.28     Related Party Transactions. Except as Previously Disclosed in Section 4.28 of the Suncrest Disclosure Schedule, for ordinary course bank deposit and except for compensation arrangements of the type available to directors and employees of Suncrest or its Subsidiaries generally, there are no current transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Suncrest or any of its Subsidiaries, on the one hand, and any current or former director or officer of Suncrest or any of its Subsidiaries or any Person who beneficially owns (which, for purposes of this Agreement, shall be as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the Suncrest Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Suncrest) on the other hand.

4.29     Operating Losses. Except as Previously Disclosed or as accounted for in the Suncrest Financial Statements, to the Knowledge of Suncrest, since January 1, 2019, no event has occurred, and no action has been taken or omitted to be taken by any employee of Suncrest or any of its Subsidiaries that has resulted in the incurrence by Suncrest or any of its Subsidiaries of an Operating Loss or that might reasonably be expected to result in the incurrence by Suncrest or any of its Subsidiaries of an Operating Loss after the date hereof, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $25,000 individually or when aggregated with all other Operating Losses, $100,000 during such period.

4.30     Employee and Labor Matters.

(a)      Section 4.30(a) of the Suncrest Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of Suncrest and its Subsidiaries and a list of all Contracts or commitments by Suncrest or any of its Subsidiaries to increase the compensation or to modify the conditions or terms of employment. All persons who have been treated as independent contractors by Suncrest or any of its Subsidiaries for tax purposes have met the criteria to be so treated under applicable Law. No executive or group of employees has informed Suncrest or any of its Subsidiaries of his, her or their intent to terminate employment with Suncrest or its Subsidiaries. Suncrest has previously furnished to Parent and Citizens true and complete copies of all offer letters, employment agreements, or any other Contract, commitment, obligation or liability on the part of Suncrest with respect to employee salary, bonus, other compensation or benefits, including any retention or stay bonus or minimum bonus guaranties.

(b)     Neither Suncrest nor any of its Subsidiaries is, nor at any time since January 1, 2019 was, a party to or bound by any labor or collective bargaining agreement and to the Knowledge of Suncrest, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Suncrest or any of its Subsidiaries or compel Suncrest or any of its Subsidiaries to bargain with any such labor union, workers’ council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of Suncrest, threatened (in writing) and neither Suncrest nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2019.

(c)     Neither Suncrest nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. Each of Suncrest and its Subsidiaries is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices.

(d)      Except as Previously Disclosed in Section 4.30(d) of the Suncrest Disclosure Schedule, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of Suncrest, threatened against Suncrest or any of its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Authority, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(e)      No executive officer or group of employees has informed Suncrest or any of its Subsidiaries of his, her or their intent to terminate employment.

(f)      No Person has claimed in writing, or to Suncrest’s Knowledge has valid reason to claim, that any employee or former employee of Suncrest or any of its Subsidiaries (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (ii) has improperly disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with their employment; or (iii) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any Law or enforceable agreement between such Person and the applicable employee.

(g)      Suncrest has made available to Parent and Citizens prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of Suncrest and its Subsidiaries and a written description of all material unwritten policies and procedures related to the employees of Suncrest and its Subsidiaries.

(h)      To Suncrest’s Knowledge, all employees of Suncrest or any of its Subsidiaries are authorized to work in the United States of America. A Form I-9 has been properly completed and retained with regard to each such employee.

4.31     Trust Matters. Neither Suncrest nor any of its Subsidiaries exercises trust powers, including, but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period of at least three (3) years prior to the date hereof. The term “trusts” as used in this Section 4.31 includes (i) any and all common-law or other trusts between an individual, corporation or other entities and Suncrest or any of its Subsidiaries or a predecessor, as trustee or co-trustee, including, without limitation, pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents’ estates where Suncrest, or any of its Subsidiaries or a predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Suncrest, or any of its Subsidiaries or a predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or in any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Suncrest, or any of its Subsidiaries or a predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

4.32     Credit Card Operations.

(a)      Neither Suncrest nor any of its Subsidiaries

(i)       originates, maintains or administers credit card accounts other than pursuant to a Contract with ELAN under which Suncrest is an agent bank of ELAN and cards are issued to customers by ELAN; or

(ii)       provides, or has provided, merchant credit card processing services to any merchants.

(b)      Since January 1, 2018, all of the Credit Card Accounts (i) have been marketed by Suncrest and (ii) to the Knowledge of Suncrest, have been solicited, originated, maintained and serviced by ELAN as agent bank for Suncrest, in each case, in compliance in all material respects with all applicable policies and procedures of Suncrest and its Subsidiaries, all applicable Laws, all applicable by-laws, rules and regulations of the relevant Credit Card Associations and all Contracts between ELAN or its Affiliates, on the one hand, and the Suncrest and any of its Subsidiaries, on the other hand, true and complete copies of which have been provided by Suncrest to Parent and Citizens prior to the date hereof.

(c)      All Credit Card Accounts are governed by Credit Card Account Agreements between ELAN and each Cardholder, in one of the representative forms made available to Parent and Citizens prior to the date hereof. To the Knowledge of Suncrest, all Credit Card Account Agreements are valid and legally binding obligations of the obligors thereon, including any co-signer, guarantor or surety, are enforceable against such obligors in accordance with their respective terms (subject to the Bankruptcy and Equity Exception). To the Knowledge of Suncrest, each of the receivables relating to or arising under each Credit Card Account arose from or in connection with a bona fide sale or loan transaction (including any amounts in respect of finance charges, annual fees and similar fees and charges assessed on the Credit Card Accounts), and none of such Credit Card Accounts is subject to offset, recoupment, make-whole, or other adjustment or liability or any other valid and cognizable claim or defense of any obligor other than as may be permitted by applicable Law. To the Knowledge of Suncrest, the interest rates, fees and charges applicable to the Credit Card Accounts comply with the applicable Credit Card Account Agreements and all legal and regulatory requirements and the by-laws, rules and regulations of the relevant Credit Card Associations.

(d)      Since January 1, 2018, except to fulfill its obligations under a Contract with ELAN, neither Suncrest nor any of its Subsidiaries has transferred, delivered or granted access to its list of customers, or any part thereof, to any person engaged, directly or indirectly, in the marketing or issuance of any Credit Card. The Contracts between ELAN and Suncrest provide that each Cardholder is a customer of ELAN (and not a customer of Suncrest). Such Contract contains an exclusivity requirement that restricts the conduct of, or the manner of conducting, the credit card operations by Suncrest, (or, upon consummation of the Merger, of Parent, Citizens or any of their respective Affiliates).

(e)      Without limiting the generality of the foregoing, neither Suncrest nor any of its Subsidiaries has any Contract with ELAN or any other credit card issuer that would prevent the Surviving Corporation from soliciting Suncrest’s customers to accept another credit card issued by or on behalf of the Surviving Corporation. The consummation of the transactions contemplated by this Agreement will not result in a breach or default, or in the acceleration of any payment or obligation or the termination of any right under, any Contract between Suncrest and ELAN.

4.33     Representations and Warranties.    To the Knowledge of Suncrest, the materials prepared by Suncrest and made available in the data room to Parent and Citizens in the course of their due diligence investigation of Suncrest contain no statements of material fact which are untrue. Except for the representations and warranties in this Article 4, neither Suncrest nor any other Person makes any express or implied representation or warranty with respect to Suncrest and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Suncrest hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Suncrest in this Article 4, neither Suncrest nor any Person makes or has made any representation to Parent or any of Parent’s Affiliates or representatives with respect to any oral or written information presented to Parent or any of Parent’s Affiliates or representatives in the course of their due diligence investigation of Suncrest (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. Suncrest acknowledges and agrees that neither Parent nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 5.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND CITIZENS

Except as Previously Disclosed, Parent and Citizens, as applicable, hereby represent and warrant to Suncrest as follows:

5.01     Corporate Organization.

(a)      Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Citizens is a California state-chartered commercial bank duly organized and validly existing under the laws of the State of California. Each of Parent and Citizens has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Citizens is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so qualified would not reasonably be expected, individually or in the aggregate a Parent Material Adverse Effect. Parent is duly registered as a bank holding company under the BHC Act.

(b)      True, complete and correct copies of the Parent Articles and the Parent Bylaws, as in effect as of the date of this Agreement, have previously been publicly filed by Parent and made available to Suncrest True, complete and correct copies of the Citizens

Articles and the Citizens Bylaws, as in effect as of the date of this Agreement, have been made available to Suncrest. The Parent Articles and Parent Bylaws and the Citizens Articles and Citizens Bylaws made available to Suncrest are in full force and effect.

(c)      The deposit accounts of Citizens are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Parent, threatened.

5.02     Capitalization.

(a)      The authorized capital stock of Parent consists of (i) 225,000,000 shares of Parent Common Stock, of which, as of July 26, 2021 (the “Parent Capitalization Date”), 135,898,689 were issued and outstanding, and (ii) 20,000,000 shares of Parent Preferred Stock, none of which was outstanding as of the Parent Capitalization Date. As of Parent Capitalization Date, 450,230 shares of Parent Common Stock were authorized for issuance upon exercise of options issued and 112,215 shares of Parent Common Stock were reserved for issuance for outstanding performance restricted stock units issued pursuant to Parent’s equity incentive plans. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of Parent is issued or outstanding. Except pursuant to this Agreement and the options and units described in this Section 5.02(a), Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Common Stock, Parent Preferred Stock, Voting Debt of Parent or other equity securities of Parent. There are no contractual obligations of Parent or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any equity security of Parent or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Parent or its Subsidiaries or (ii) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent capital stock or other securities under the Securities Act. There are no voting trusts or other agreements or understandings to which Parent, any Subsidiary of Parent or, to the Knowledge of Parent, any of their respective officers or directors, is a party with respect to the voting of any Parent Common Stock, Parent Preferred Stock, Voting Debt or other equity securities of Parent. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b)      All of the issued and outstanding shares of capital stock or other equity ownership interests of Citizens are owned by Parent, directly or indirectly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Citizens does not have or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Citizens or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Citizens.

5.03     Authority; No Violation.

(a)      Each of Parent and Citizens has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger or the other transactions contemplated hereby have been duly, validly and unanimously approved and this Agreement duly adopted by each of the Parent Board and the Citizens Board, and each of the Parent Board and the Citizens Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and its shareholders. This Agreement has been duly and validly executed and delivered by Parent and Citizens and (assuming due authorization, execution and delivery by Suncrest) constitutes the valid and binding obligation of Parent and Citizens, enforceable against Parent and Citizens in accordance with its terms (subject to the Bankruptcy and Equity Exception).

(b)      Neither the execution and delivery of this Agreement, nor the consummation by Parent and Citizens, as applicable, of the Merger or the other transactions contemplated hereby, nor compliance by them with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Articles, Parent Bylaws or similar documents of Parent’s Subsidiaries (including Citizens), or (ii) assuming that the consents, approvals and filings referred to in Section 5.04 are duly obtained and/or made, (A) violate in any material respects any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate or conflict with in any material respect, result in a material breach of any provision of or the loss of any material benefit under, constitute a material default (or an event that, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound.

5.04     Consents and Approvals. Except for (a) any applicable filing with Nasdaq, (b) the filing with the SEC of a registration statement on Form S-4 that includes the Prospectus/Proxy Statement, and declaration of effectiveness of the Form S-4, (c) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC and the CDFPI, as may be required, and (d) Suncrest’s filing of a notice concerning the Merger with FINRA, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent or Citizens of the Merger and the other transactions contemplated by this Agreement. No consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the execution and delivery by Parent of this Agreement.

5.05     Reports.

(a)      Parent and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto (collectively, “Parent Filings”), that they were required to file since January 1, 2019 with the Regulatory Agencies and each other applicable Governmental Authority, and all other reports and statements required to be filed by them since January 1, 2019, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Authority, and have paid all fees and assessments due and payable in connection therewith, and there are no material violations or exceptions in any such material report or statement that are unresolved as of the date hereof. As of their respective dates, each of such Parent Filings (i) complied in all material respects with all Laws and regulations enforced or promulgated by the Governmental Authority with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance) and (ii) did not contain any untrue statement of a material fact. Parent has made available to Suncrest true and correct copies of all such Parent Filings, including Citizens’ Call Report for the period ending March 31, 2021.

(b)      An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent pursuant to the Securities Act or the Exchange Act since January 1, 2019 (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c)      Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

5.06     Financial Statements. The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, KPMG LLP has not resigned (or informed Parent that indicated it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

5.07     Broker’s Fees. Neither Parent nor any of its Subsidiaries nor, to Parent’s Knowledge, any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Piper Sandler & Co.

5.08     No Parent Material Adverse Effect. Since January 1, 2021, no event, change or development or combination of changes or developments have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

5.09     Compliance with Applicable Law.

(a)      Parent and each of its Subsidiaries hold, and have at all times since January 1, 2019 held, all licenses, franchises, permits and authorizations from Governmental Authorities which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Parent, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.

(b)      Parent and each of its Subsidiaries have complied in all material respects with, and are not in default or violation of,

(i)      any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the CRA, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Truth in Savings Act, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Funds Transfer Act, the Flood Disaster Protection Act, the Military Lending Act, the Servicemembers Civil Relief Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Volcker Rule, any regulations promulgated by the Consumer Financial Protection Bureau, the U.S. Small Business Administration, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, the California Business and Professions Code, the California Financial Code and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all legal requirements relating to the origination, sale and servicing of loans, and

(ii)      any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information.

(c)      Except as Previously Disclosed, neither Parent nor any of its Subsidiaries knows of, or has received from a Governmental Authority since January 1, 2019, notice of, any defaults or violations of any applicable Law relating to Parent or any of its Subsidiaries.

(d)      To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau, and there are no allegations, claims or disputes to which Parent or any of its Subsidiaries is a party that allege, or to the Knowledge of Parent, no Person has threatened or threatens to allege, that Parent or any of its Subsidiaries has engage in any unfair, deceptive or abusive acts or practices in violation of applicable Law, including the rules promulgated by the Consumer Financial Protection Bureau.

(e)      To the Knowledge of Parent, there do not exist any facts or circumstances that would cause Parent or any of its Subsidiaries to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by OFAC, or any other applicable anti-money laundering Law, as well as the provisions of the Bank Secrecy Act/anti-money laundering program adopted by Parent or its Subsidiaries which would reasonably be likely to have a Parent Material Adverse Effect on Parent. The Parent Board has adopted and implemented a Bank Secrecy Act/anti-money laundering program that also meets the requirements of the USA PATRIOT Act and the regulations thereunder, and Parent has not received written notice from any Governmental Authority that such program does not meet the five pillars requirements: (1) development of internal policies, procedures and related controls, (2) designation of a BSA Officer, (3) thorough and ongoing training, (4) independent review for compliance and (5) customer due diligence. Each of Parent and its Subsidiaries has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(f)      To the Knowledge of Parent, there do not exist any facts or circumstances that would cause Parent or any of its Subsidiaries to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Parent and its Subsidiaries. To Parent’s Knowledge, since January 1, 2019, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Parent or any of its Subsidiaries to undertake any remedial action. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against Parent or any of its Subsidiaries or are likely to be asserted or threatened against Parent or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. With respect to all personal information described herein, Parent has taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent in all material respects with the Laws, policies or procedures referred to herein.

(g)      Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(h)      None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any director, officer, agent, employee, Affiliate or other Person on behalf of Parent or its Subsidiaries, is (a) engaged in any services (including financial services), transfers of goods, software or technology, or any other business activity related to (i) any Sanctioned Countries, (ii) the government of any Sanctioned Country, (iii) any Person located in, resident in, formed under the laws of, or owned or controlled by the government of, any Sanctioned Country, or (iv) any Person made subject of Sanctions, (b) engaged in any transfers of goods, technologies or services (including financial services) that may assist the governments of Sanctioned Countries or facilitate money laundering or other activities proscribed by United States Law, (c) is a Person currently the subject of any Sanctions or (d) located, organized or resident in any Sanctioned Country.

(i)      Neither Parent nor any of its Subsidiaries:

(i)      provides investment management, investment advisory or sub-advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended; or

(ii)      is, or is required to be registered as, a broker-dealer, a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable Laws.

(j)      To the Knowledge of Parent, Parent does not accept deposits from, has not originated any Loan to and does not otherwise transact business with any Person engaged in the manufacture, production, distribution, sale, or other dispensation of marijuana. To the Knowledge of Parent, no borrower under any Loan (i) is engaged in the manufacture, production, distribution, sale or other dispensation of marijuana or (ii) leases any assets to any Person engaged in the manufacture, production, distribution or dispensation of marijuana. To the Knowledge of Parent, Parent has timely and properly filed all mandatory Suspicious Activity Reports related to marijuana and has complied with applicable guidance related to marijuana banking from any Governmental Entity.

(k)      Except as Previously Disclosed, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or other enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty or other fines at the request or suggestion of, any Governmental Authority (each, a “Parent Regulatory Agreement”), nor has Parent or any Parent Subsidiary been advised since January 1, 2019 by any Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement. To Parent’s Knowledge, Parent and each of its Subsidiaries are in compliance with each Regulatory Agreement to which it is party or subject, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Authority indicating that either Parent or any of its Subsidiaries is not in compliance with any such Regulatory Agreement. There is no unresolved violation, criticism or exception by any Governmental Authority with respect to, nor is there any unpaid civil money penalty, fine, restitution or other amounts otherwise due and payable under, any Parent Regulatory Agreement.

(l)      As of June 30, 2021, Parent and Citizens are each “well-capitalized” (as that term is defined in the relevant regulations of the institution’s primary banking regulator).

(m)      Except as Previously Disclosed, Parent is in compliance in all material respect with the applicable provisions of the CRA and the regulations promulgated thereunder. Except as Previously Disclosed, Parent has not received a CRA rating of less than “satisfactory” in any of its three (3) most recently completed exams. Parent has no Knowledge that its compliance under the CRA should constitute grounds for either the denial by any Governmental Authority of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in Parent having its current rating lowered. Except as Previously Disclosed, (i) neither Parent nor any of its Subsidiaries is subject to any agreement, undertaking, order, directive, liability, or any other commitment or obligation with any Governmental Authority or any other Persons (including any third party group representing Suncrest interests) regarding or otherwise relating to Parent’s policies, practices or relations with customers, vendors or clients or any other CRA-related matter (each, a “Parent CRA Agreement”), (ii) neither Parent nor any of its Subsidiaries has been advised since January 1, 2019 by any Governmental Authority or other Persons that it is considering issuing, initiating, ordering, or requesting, as applicable, any such Parent CRA Agreement; (iii) Parent and each of its Subsidiaries are in compliance with each Parent CRA Agreement to which it is party or subject, and neither Parent nor any of its Subsidiaries has received any notice from any Governmental Authority or other Persons indicating that either Parent or any of its Subsidiaries is not in compliance with any such Parent CRA Agreement; (iv) there is no unresolved violation, criticism, claim, liability or exception by any Governmental Authority with respect to any Parent CRA Agreement; and (v) Parent has not received any notice from, and does not have any Knowledge of, any third-party group representing Suncrest interests raising concerns or objections with respect to its policies, practices or relations with customers, vendors or clients, or the transactions contemplated by this Agreement.

5.10      Absence of Changes. Since January 1, 2021,

(a)      Parent and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of the businesses consistent with past practices;

(b)      no damage, destruction or other casualty loss (whether or not covered by insurance) that may involve a loss of more than $1,000,000 has been experienced by Parent or any of its Subsidiaries to Parent’s Knowledge; and

(c)      except as Previously Disclosed, there has been no direct or indirect redemption, purchase or other acquisition by Parent or any of its Subsidiaries of any equity securities and no declaration, setting aside or payment of any dividend or other distribution on or in respect of any Parent Common Stock, whether consisting of money other personal property, real property or other things of value.

5.11      IT Systems. All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Parent’s and its Subsidiaries’ business (collectively, “Parent IT Systems”) have been properly maintained, stored, operated and processed by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. The Parent IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. Parent has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Parent IT Systems. Parent IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. Neither Parent nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of the Parent IT Systems. Parent and each of its Subsidiaries has taken commercially reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses.

5.12      State Takeover Laws. No Takeover Laws are applicable to this Agreement or the transactions contemplated hereby. Parent does not have any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

5.13     Approvals. As of the date of this Agreement, Parent has no Knowledge why all regulatory approvals from any Governmental Authority required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

5.14      Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Authority in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Prospectus/Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.15     Legal Proceedings. Except as Previously Disclosed, there is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of Parent, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against Parent or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect.

5.16      Accounting and Internal Controls.

(a)       The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom). Parent and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with authorizations of management and directors of Parent, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on its financial statements. Parent has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to Parent and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b)      Parent’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2020, and such assessment concluded that such controls were effective. Parent has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Parent Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c)      Since January 1, 2019, except as Previously Disclosed, (A) neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) to Parent’s Knowledge, no attorney representing Parent or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to the Parent Board or any committee thereof or to any of its directors or officers.

5.17     Related Party Transactions. Except as Previously Disclosed, for ordinary course bank deposit and except for compensation arrangements of the type available to directors and employees of Parent or its Subsidiaries generally, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or officer of Parent or any of its Subsidiaries or any Person who beneficially owns (which, for purposes of this Agreement, shall be as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the Parent Common Stock (or any of such Person’s immediate family members or Affiliates) (other than Subsidiaries of Parent ) on the other hand.

5.18      Taxes.

(a)      Parent and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate in all material respects; (ii) have paid in full all Taxes that are required to be paid or made adequate provision in the financial statements of Parent; (iii) have withheld from amounts owing to any employee, independent contractor, creditor or third party all amounts that Parent or any of its Subsidiaries is obligated to have withheld and have timely paid such withheld amounts to the relevant Tax authority; and (iv) have disclosed and reserved for any uncertain Tax positions.

(b)      To Parent’s Knowledge, none of the Tax Returns of Parent or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Tax authority and neither Parent nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened.

(c)      No deficiencies for any Taxes have been asserted or assessments made against Parent or any of its Subsidiaries that have not been paid or resolved in full. No claim has been made in writing during the past five (5) years against Parent or any of its Subsidiaries by any Tax authorities in a jurisdiction where Parent or its Subsidiaries does not file Tax Returns that Parent or its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)      Neither Parent nor any of its Subsidiaries has granted any waiver, extension or comparable consent regarding the application of the statute of limitations with respect to Taxes or Tax Return that has not expired, nor has any request for any such waiver or consent been made with respect to any statute of limitations that has not since expired.

(e)      Parent is not, and during the past five (5) years has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(f)      No Liens for Taxes exist with respect to any of the assets of Parent or any of its Subsidiaries, except for Liens for Taxes not yet due and payable.

(g)      Neither Parent nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority.

(h)      Neither Parent nor any of its Subsidiaries (A) is or has ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than an affiliated, combined, consolidated or unitary Tax group of which Parent is or was the common parent, (B) has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise, (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any Person (other than Parent or any of its Subsidiaries) with respect to Taxes, (D) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (E) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)      None of Parent, any of its Subsidiaries, or any Person acting on their behalf has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustments pursuant to Section 481(a) of the Code (or any similar provisions of state, local or foreign Law) after the Closing Date, nor will Parent or any of its Subsidiaries (or their successor by merger) be required to take into account income after the Effective Time any items economically realized prior to the Effective Time.

(j)      Parent and each of its Subsidiaries have complied in all material respects with all requirements to report information for Tax purposes to any individual or Tax authority, and have collected and maintained all material certifications and documentation in valid and complete form with respect to any such reporting obligation, including, without limitation, valid IRS Forms W-8 and W-9.

(k)      Neither Parent nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(l)      None of Parent or its Subsidiaries has been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Merger is a part.

5.19     Parent Employee Benefit Plans.

(a)      With respect to each employee benefit plan, program, policy, practice, Contract, or other arrangement providing benefits to any current or former employee, officer or director of Parent or any of its Subsidiaries (including Citizens) or any beneficiary or dependent thereof that is sponsored or maintained by Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries contributes or is obligated to contribute, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, and any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), employment agreement, deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (each a “Parent Benefit Plan”), Parent and its Subsidiaries have complied in all material respects, and are now in substantial compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to such Parent Benefit Plans, and each Parent Benefit Plan has been administered in all material respects in accordance with its terms. All contributions required to be made prior to the date hereof to any Parent Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due and payable prior to the date hereof with respect to insurance policies funding any Parent Benefit Plan, have been timely made or paid in full. Except as would not reasonably be expected to result in any liability to Parent or any of its Subsidiaries, there are no pending or threatened claims (other than routine claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted, threatened or instituted, and to the Knowledge of Parent, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans.

(b)      No Parent Benefit Plan is a Multiemployer Plan or a Multiple Employer Plan; (ii) none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) none of Parent and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Parent Benefit Plan is subject to Title IV or Section 302 of ERISA or to Sections 412 or 430 of the Code. None of Parent and its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA and at no expense to Parent and its Subsidiaries and except for long-term or short-term disability plans and severance arrangements.

5.20     Insurance. Except as Previously Disclosed, (a) Parent and each of its Subsidiaries is, and at all times within five (5) years hereof each has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies reasonably consistent with industry practice, (b) neither Parent nor any of its Subsidiaries is in default under any policy of insurance or bond such that it could be cancelled, and all such insurance policies and bonds maintained by Parent or any of its Subsidiaries are in full force and effect and, except for expirations in the ordinary course, will remain so through and after the Closing, and (c) Parent and each of its Subsidiaries has filed claims with, or given notice of claims to, its insurers with respect to all material matters and occurrences for which it believes it has coverage.

5.21      Reorganization. To Parent’s Knowledge, none of Parent or any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.22     Representations and Warranties. To the Knowledge of Parent, the materials prepared by Parent and Citizens and made available in the data room to Suncrest in the course of its due diligence investigation of Parent and Citizens contain no statements of material fact which are untrue. Except for the representations and warranties in this Article 5, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent and its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, and except for the representations and warranties made by Parent in this Article 5, neither Parent nor any Person makes or has made any representation to Suncrest or any of Suncrest’s Affiliates or representatives with respect to any oral or written information presented to Suncrest or any of Suncrest’s Affiliates or representatives in the course of their due diligence investigation of Parent (including any financial projections or forecasts), the negotiation of this Agreement or in the course of the transactions contemplated hereby. Parent acknowledges and agrees that neither Suncrest nor any other Person has made or is making any express or implied representation or warranty other than those contained in Article 4.

ARTICLE 6

COVENANTS

6.01      Interim Operations. Except (a) as otherwise expressly required or permitted by this Agreement or as required by Law, (b) as Parent may approve in writing or (c) as set forth in

Section 6.01 of the Suncrest Disclosure Schedule, during the period from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with Article 8, Suncrest shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use its commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and goodwill with Governmental Authorities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates and keep available the services of Suncrest and its Subsidiaries’ present employees and agents, (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, and (iv) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of either Suncrest or Parent to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the earlier of the Effective Time or termination of this Agreement in accordance with Article 8, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law, (B) as Parent may approve in writing or (C) as set forth in Section 6.01 of the Suncrest Disclosure Schedule, Suncrest shall not and shall not permit any of its Subsidiaries to:

(a)      (i) Other than pursuant to Suncrest Options and Suncrest Stock Awards outstanding on the date of this Agreement, issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become be subject to new grant, or (iii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or other securities.

(b)      Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock.

(c)      Except with respect to contracts relating to loans made in the ordinary course of business, amend or modify the material terms of, waive, release or assign any rights under, terminate, renew or allow to renew automatically, make any payment not then required under, fail to comply with or violate the terms of or enter into (i) any Material Contract, Lease, Regulatory Agreement, CRA Agreement, or any Contract that would be a Material Contract if it were in existence on the date hereof or other binding obligation that is material to Suncrest and its Subsidiaries, taken as a whole, (ii) any restriction on the ability of Suncrest or its Subsidiaries to conduct its business as it is presently being conducted or (iii) any Contract governing the terms of Suncrest Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness, in each case which is not terminable at will or within sixty (60) calendar days or less notice without payment of any amount other than for products delivered or services performed through the date of termination.

(d)      Sell, transfer, mortgage, lease, guarantee, encumber, license, let lapse, cancel, abandon or otherwise create any Lien on or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales pursuant to Section 6.01(p), which Section 6.01(p) will exclusively govern such sales), except for sales, transfers, mortgages, leases, guarantees, encumbrances, licenses, lapse, cancellation, abandonments or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, does not exceed $50,000.

(e)      Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that any requisite regulatory approvals will not be obtained.

(f)      Amend the Suncrest Articles or the Suncrest Bylaws, or similar governing documents of any of its Subsidiaries.

(g)      Except as and solely when required under applicable Law or the terms of any Employee Benefit Plan in effect as of the date hereof (taking into account actions required by Section 6.14):

(i)        increase in any manner the compensation, bonus or pension, welfare, severance or other benefits of any of the current or former directors, officers, employees or other service providers of Suncrest or its Subsidiaries, except for ordinary course merit-based increases in the base salary of employees (other than directors) (not exceeding 110% in the aggregate) consistent with past practice or as set forth in Section 6.01(g)(ii) below,

(ii)      accrue, grant, pay or agree to pay any annual, quarterly, monthly or other bonus or other incentive compensation (excluding any severance, retention, retirement or termination pay, which shall be subject to clause (v) of this Section 6.01(g) below), other than:

(A)      any bonuses and other incentive compensation that are payable by Suncrest on an annual basis in the ordinary course of business consistent in all material respects with past practice for the year ending December 31, 2021; provided, however, such bonuses shall not exceed, solely for each such individual whose employment terminates upon consummation of the Merger, the lesser of (i) 110% of the amount of such employee’s annual bonus for the year ended December 31, 2020 (pro rated for the portion of the calendar year prior to the closing date) and (ii) the amount accrued as of the Closing Date on the Suncrest Financial Statements with respect to such employee.

(iii)    become a party to, establish, amend, alter a prior interpretation of in a manner that enhances rights or materially increases costs, commence participation in,

terminate or commit itself to the adoption of any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect as of the date hereof, other than de minimis amendments in the ordinary course of business consistent with past practice or as required pursuant to the terms of such Employee Benefit Plan,

(iv)    grant (or commit to grant) any new equity award,

(v)    grant, pay or increase (or commit to grant, pay or increase) any severance, retention, retirement or termination pay, other than pursuant to (i) the Employee Benefit Plans in effect as of the date hereof as listed on Section 6.01(g)(v)(i) of the Suncrest Disclosure Schedule; and (ii) a pool for retention payments to the Suncrest employees by Suncrest to be mutually agreed upon by the Parties in an amount not exceeding the amount set forth in Section 6.01(g)(v)(ii) of the Suncrest Disclosure Schedule, and provided further that, except for the aggregate amount specifically set forth on Section 6.01(g)(v)(ii) of the Suncrest Disclosure Schedule, no retention award or retention payment shall be made by Suncrest pursuant to such retention pool unless the terms and conditions of such retention award and payment (including (A) the selection of each participant, (B) each participant’s proposed retention payment amount, (C) the employment and other conditions that each participant must satisfy before payment is due and (D) the timing for each retention payment) have been approved by Parent,

(vi)    accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation (including the Suncrest Stock Options and Suncrest Stock Awards) other than as expressly stated in Section 3.03, long-term incentive compensation, deferred compensation or any bonus or other incentive or deferred compensation,

(vii)   cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan,

(viii)  terminate the employment or services of any executive officer other than for cause,

(ix)    enter into any collective bargaining or other agreement with a labor organization,

(x)    forgive or issue any loans to any current or former officer, employee or director of Suncrest or its Subsidiaries,

(xi)    make any Suncrest contributions to the Suncrest 401(k) Plan outside of the ordinary course of business and consistent with past practice;

(xii)  hire any officer, employee or other service provider except in the ordinary course of business consistent with past practices, including as a result of vacancies arising on or after the date hereof.

(h)      Knowingly take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i)      (i) Incur or guarantee any indebtedness for borrowed money, other than in amounts and at maturities in the ordinary course of business consistent with past practice, and provided further that the maturity period for any such indebtedness shall not exceed a period of ninety (90) days from the date of incurrence of such indebtedness or (ii) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person (other than the endorsement of checks, commercial paper, bankers acceptances and bank drafts in the ordinary course of business consistent with past practice).

(j)      Enter into any new line of business or make any material change in any basic policies and practices with respect to pricing or risk profile of loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Suncrest’s or its Subsidiaries’ business or operations, except as required by Law or requested by any Governmental Authority;

(k)      (i) Other than in accordance with the investment policies of Suncrest or any of its Subsidiaries in effect on the date hereof or in securities transactions as provided in (ii) below, make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person, (ii) other than purchases of direct obligations of the United States of America or obligations of United States government agencies which are entitled to the full faith and credit of the United States of America, in any case with a remaining maturity at the time of purchase of one year or less, purchase or acquire securities of any type; or (iii) materially change the composition of the Investment Securities in its securities portfolio, including any changes in the credit quality or the duration of the Investment Securities; provided, however, that in the case of Investment Securities, Suncrest may purchase Investment Securities if, within two (2) Business Days after Suncrest requests in writing (which request shall describe in detail the investment securities to be purchased and the price thereof) that Parent consent to making of any such purchase, Parent has approved such request in writing (which consent will not be unreasonably withheld) or has not responded in writing to such request.

(l)      Except as set forth in Section 6.01(l) of the Suncrest Disclosure Schedule, enter into any settlement, compromise or similar agreement with respect to, any action, suit, claim, proceeding, order or investigation to which Suncrest or any of its Subsidiaries is or become a party after the date of this Agreement, which settlement, compromise, agreement or action, suit, claim, proceeding, order or investigation that is settled in an amount and for consideration not in excess of $50,000 individually or $100,000 in the aggregate and that would not (i) impose any material restriction on the business of the Surviving Corporation or (ii) create adverse precedent for claims that are reasonably likely to be material to it or its Subsidiaries taken as a whole.

(m)    Other than as determined to be necessary or advisable by Suncrest in the good faith exercise of its discretion based on changes in market condition and subject in any event to clause (u) below of this Section 6.01, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its Subsidiaries or, other than in the ordinary course of business, waive any material fees with respect thereto.

(n)      Except as required by applicable Law or by a Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects, Suncrest’s or its applicable Subsidiary’s existing policies or practices with respect to managing its exposure to interest rate and other risk.

(o)      Grant or commit to grant any new extension of credit to any obligor (whether a new or existing relationship) (i) if such extension of credit would equal or exceed $1,000,000 if Suncrest’s aggregate relationship exposure to such obligor, including as a result of such extension, is at least $4,000,000; (ii) if such extension of credit is secured by commercial real estate and is for at least $2,000,000; (iii) if such extension is an SBA loan where Suncrest was identified through a non-bank referral or lender and is for at least $500,000 or (iv) if such extension of credit is not secured by commercial real estate and is for at least $1,000,000; in each case, consent shall be deemed granted if within three (3) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Suncrest;

(p)      Grant or commit to grant any renewal or modification of an existing extension of credit to any obligor if such extension of credit would equal or exceed $3,000,000; in each case, consent shall be deemed granted if within three (3) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Suncrest;

(q)      Sell any real estate owned, charge-off any assets, make any compromises on debt, release any collateral on loans or commit to do any of the foregoing, if such sale, charge-off, compromise or release would exceed $100,000 in the aggregate (consent shall be deemed granted if within three (3) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Suncrest).

(r)      Renew or commit to renew any extension of credit that would equal or exceed: (i) $250,000 if rated Substandard; or (ii) $500,000 if rated Special Mention; in each case consent shall be deemed granted if within two (2) Business Days of written notice delivered to Citizens’ Chief Credit Officer or his designee, notice of objection is not received by Suncrest.

(s)      Purchase or commit to purchase any Loan or participation in any extension of credit, or make, acquire a participation in or reacquire an interest in a participation sold of any extension of credit, or renew or extend the maturity of any participation in any extension of credit.

(t)      Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(u)      Invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable regulatory pronouncements or enter into any derivatives transaction.

(v)    (i) Solicit, accept, renew or roll over any brokered or listing service deposits with a maturity in excess of ninety (90) days;

(ii) except as provided in clause (iii) of this Section 6.01(v), solicit, accept, renew or roll over any ordinary commercial or consumer interest bearing deposit without a maturity or with a maturity of twelve (12) months or less, in each case, by offering an effective yield that exceeds the amount set forth in Section 6.01(v)(ii) of the Suncrest Disclosure Schedule;

(iii) with respect to any of the customers identified in Section 6.01(v)(iii) of the Suncrest Disclosure Schedule, solicit, accept, renew or roll over any ordinary commercial or consumer interest bearing deposit without a maturity or with a maturity of twelve (12) months or less from such customer by offering an effective yield that exceeds an amount equal to the amount shown in Section 6.01(v)(iii) of the Suncrest Disclosure Schedule;

(iv) solicit, accept, renew or roll over any ordinary commercial or consumer interest bearing time deposit with a maturity in excess of twelve (12) months by offering an effective yield that exceeds the applicable rate for a deposit with the same maturity set forth in the Suncrest deposit rate sheet in effect as of April 16, 2021, a true and complete copy of which is attached to Section 6.01(v)(iv) of the Suncrest Disclosure Schedule (the “Suncrest Rate Sheet”);

(v) make any changes to the Suncrest Rate Sheet (including any changes to any of the interest rates and the maturity dates set forth in the Suncrest Rate Sheet) to the extent such changes affect or otherwise relate to ordinary commercial or consumer interest bearing time deposit with a maturity in excess of twelve (12) months, unless prior approval has been obtained in writing from Parent; and

(vi) grant any exception to clause (iv) of this Section 6.01(v) that would permit yields for ordinary commercial and consumer interest bearing time deposits with a maturity in excess of twelve (12) months in excess of the applicable rates set forth in the Suncrest Rate Sheet, unless prior approval has been obtained in writing from Parent.

(w)      Except as Previously Disclosed, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other office or operations facility.

(x)      Except as set forth in Section 6.01(w) of the Suncrest Disclosure Schedule, make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice; provided that such expenditures shall not exceed $25,000 individually or $100,000 in the aggregate.

(y)      Pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any Affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 6.01.

(z)      Make or commit to make any Loan or amend the terms of any Loan outstanding on the date hereof to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board (12 C.F.R. Part 215)) of Suncrest or any of its Subsidiaries or waive any rights with respect to any such Loan (other than a renewal or extension of a Loan in the ordinary course of business, without a material change in terms, and in compliance with Regulation O and all other applicable laws).

(aa)      Change its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Authority.

(bb)      Change its fiscal year for tax or accounting purposes.

(cc)      Other than as required by GAAP or any Governmental Authority, reduce any material accrual or reserve, including its allowance for loan and lease losses (which allowance at all times shall not be less than the ALLL Minimum), or change the methodology by which such accounts generally have been maintained in accordance with past practices.

(dd)      Make any material change in any basic policies and practices with respect to loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, reserves for loan and lease losses, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations except as required by any Governmental Authority;

(ee)      Grant any Person a power of attorney or similar authority.

(ff)      (i) Acquire direct or indirect control over any Person, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of securities (except the purchase of an Investment Security), contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not Affiliates of Suncrest.

(gg)      Except as may be required by any Governmental Authority, make or change any Tax elections, change or consent to any change in its or its Subsidiaries’ method of accounting for Tax purposes (except as required by applicable Tax Law), take any position on any Tax Return filed on or after the date of this Agreement, settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to Taxes, surrender any right to claim a refund for Taxes, or file any amended Tax Return.

(hh)      Make any charitable or similar contributions, except as Previously Disclosed or consistent with past practice and in amounts not to exceed, in the aggregate, 110%

of the total charitable contributions amount made by Suncrest during the year ended December 31, 2020 (to be determined and pro-rated on a quarterly basis).

(ii)      Issue any written communication to any employee of Suncrest or its Subsidiaries related to employment benefits or compensation for post-Closing employment without the prior consent of Parent which shall not be unreasonably withheld or delayed;

(jj)      Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon; provided, however, that neither Suncrest nor any of its Subsidiaries shall be required to obtain such a report: (i) where, after using commercially reasonable efforts, it is unable to gain access to the property, provided that Suncrest has provided notice to Parent that it has been unable to gain such access and as a result intends to foreclose without obtaining a Phase I environmental report thereon; or (ii) with respect to any one- to four-family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property contains hazardous substances known or reasonably suspected to be in violation of, or require remediation under, Environmental Laws.

(kk)      Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of Suncrest’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article 7 not being satisfied or delayed, or (iii) a material violation or breach of any provision of this Agreement, except as may be required by applicable Law.

(ll)      Agree to take, make any commitment to take, or adopt any resolutions of the Suncrest Board in support of, any of the actions prohibited by this Section 6.01.

6.02     Parent Forbearance. Except as expressly permitted by this Agreement or with the prior written consent of Suncrest or as required by applicable Law or policies imposed by any Governmental Authority, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Parent shall not, and shall not permit any of its Subsidiaries to, (a) conduct its business other than in the ordinary course consistent with past practice in all material respects; (b) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, (c) knowingly take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; (d) amend any of their respective Articles or Bylaws, in each case in a manner that would adversely affect the holders of Suncrest Common Stock relative to and disproportionate to the all other holders of Parent Common Stock; (d) accept any offer from any third party involving Parent or any of its Subsidiaries in a business combination with such third party or entity, unless such offer is expressly conditioned upon the performance by Parent and Citizens (or their respective successor in interest) of all of their obligations under this Agreement (including payment of the Merger Consideration hereunder) in a manner such that holders of Suncrest Common Stock entitled to receive Parent Common Stock and cash in the Merger would receive, on account of the shares of Parent Common Stock and cash that they would be entitled to receive in the Merger pursuant to the terms of this Agreement, subject to completion of the Merger, the same consideration in the business combination, if completed, as other holders of Parent Common Stock; or (e) take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) a Parent Material Adverse Effect, (ii) any of the conditions to the Merger set forth in Article 7 not being satisfied or materially delayed, or (iii) a material violation or breach of any provision of this Agreement.

6.03    Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Suncrest, Parent and Citizens agrees to cooperate with the other and use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article 7 hereof.

6.04     Access to Information

(a)      The Parties agree that upon reasonable notice and subject to applicable Laws relating to exchange of information and in each case subject to the requirements that such requests or access shall not unreasonably interfere with the business or operations of the Party, it shall afford the other Party and its officers, employees, counsel, accountants and other authorized representatives reasonable access during normal business hours throughout the period prior to the Effective Time to its books, records, properties and personnel and to such other information as such other Party may reasonably request and, during such period, the Parties, shall furnish to the other Party promptly all information concerning its business, properties and personnel as the other may reasonably request. Neither Suncrest nor Parent, nor any of Parent’s Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Parent and Citizens shall use commercially reasonable efforts to minimize any interference with Suncrest’s regular business operations during any such access to Suncrest’s property, books and records.

(b)      As soon as reasonably practicable after they become available, but in no event more than twenty (20) days after the end of each calendar month ending after the date hereof and at least seven (7) Business Days before the Closing, Suncrest will furnish to Parent and Citizens: (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of as of and for such month then ended (including the month ended immediately prior to the Closing Date) (the “Monthly Financial Statements”); (ii) internal management reports showing actual financial performance against plan; (iii) to the extent permitted by applicable Law, any reports provided to the Suncrest Board or any committee thereof relating to the financial performance and risk management of it or any of its Subsidiaries, quarterly loan and delinquent loan status reports; (iv) all minutes of the Board of Directors, including all committees thereof (subject to redaction for any privileged information) and all minutes of any management credit committee; (v) all documentation supporting charge-off’s for any loans or restructuring of any loans during the preceding month; and (vi) a listing of all new and renewed loans and loan modifications, loan payoffs (meaning a closed paid note) and loan purchases with a balance of $100,000 or greater that were completed or made during the preceding month. In addition, Suncrest shall promptly furnish to Parent any quarterly problem loan reports and any annual term loan reviews which Suncrest prepares internally in the ordinary course of its business. Suncrest shall also promptly furnish to Parent and Citizens copies of all Call Reports that will be filed after the date hereof with any Regulatory Agencies, including all financial statements included in such Call Reports and any related work papers.    Each of the Monthly Financial Statements and the financial statements contained in any Call Report filed by Suncrest after the date hereof shall be prepared in accordance with GAAP and regulatory accounting principles and other applicable legal and accounting requirements, and reflect all period-end accruals and other adjustments. Such financial statements shall be accompanied by a certificate of Suncrest’s chief financial officer to the effect that such financial statements continue to reflect accurately, as of the date of the certificate, the financial condition of Suncrest in all material respects. Such financial statements shall also reflect accruals for all Transaction Costs incurred as of the date of such financial statements in accordance with GAAP.

(c)      All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the Parties dated March 23, 2021 (the “Confidentiality Agreement”).

(d)      No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.05      Regulatory Matters.

(a)      The Parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Authorities that are necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable, and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such third parties or Governmental Authorities; provided, however, any initial filings with Governmental Authorities in connection with the Merger shall be made by Parent and Citizens within forty-five (45) calendar days after the date hereof. Each of Parent and Suncrest shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, Suncrest or any of their respective Subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement. Suncrest and Parent shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the non-confidential information relating to Suncrest or Parent (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the

Parties shall act reasonably and as promptly as practicable. The Parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations (collectively the “Approvals”) of all third parties and Governmental Authorities necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement and each Party will keep the other reasonably apprised of the status of matters relating to such Approvals and the completion of the Merger and the other transactions contemplated by this Agreement.

(b)      Notwithstanding the foregoing, nothing contained herein shall be deemed to require Parent or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Authorities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to (i) have a Parent Material Adverse Effect or (ii) require Parent, Citizens or the Surviving Corporation to increase its capital levels or accept any restrictions on its ability to operate its businesses in each case that would materially reduce the economic benefits of the transactions contemplated hereby to Parent and Citizens to such a degree that Parent and Citizens, in good faith after consultation with Suncrest, would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof (any of clauses (i) or (ii), a “Materially Burdensome Regulatory Condition”).

(c)      From and after the date hereof until the earlier of the Effective Time or termination of this Agreement pursuant to Article 8, (i) the Parties shall use their respective commercially reasonable efforts to comply in all material respects with any commitments or obligations under any Regulatory Agreement or CRA Agreement, and shall exercise their commercially reasonable efforts to resolve any unresolved violation, criticism or exception thereunder; (ii) to the extent permitted by applicable Law, the Parties shall keep each other informed of the status and progress of its compliance with any such CRA-related commitments or obligations; (iii) each Party shall promptly provide the other Parties of any notice, or other Knowledge of such Party, of any planned or threatened objection by any community group to the transactions contemplated hereby; and (iv) each Party shall cooperate with the other Parties to address and resolve any such protests as promptly as practicable, including by providing access to such information and employees of such Party as another Party may reasonably request.

6.06     Registration Statement.

(a)      Parent and Suncrest shall prepare, and Parent shall file with the SEC, the Prospectus/Proxy Statement (as defined below), and Parent shall prepare and file with the SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the Suncrest proxy statement and prospectus (the “Prospectus/Proxy Statement”) constituting a part thereof, the “Registration Statement”), as promptly as practicable after the date hereof. Suncrest shall, upon request, furnish to Parent all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the Registration Statement or any other statement, filing, notice or application made in connection therewith.

(b)      Parent and Suncrest each shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter Suncrest shall mail the Prospectus/Proxy Statement to the holders of Suncrest Common Stock. Parent shall reasonably promptly provide Suncrest with copies of any written comments and advise Suncrest of any oral comments with respect to the Registration Statement received from the SEC. Each Party shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement prior to filing such with the SEC.

(c)      Suncrest and Parent each agrees, for itself and its Subsidiaries, that (i) the Registration Statement will not, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Registration Statement, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will not, at the date of mailing to Suncrest shareholders and at the time of the Suncrest Shareholder Meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case with respect to the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Prospectus/Proxy Statement. Suncrest and Parent will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Each of Suncrest and Parent agrees that if such Party shall become aware prior to the Effective Time of any information furnished by such Party that would cause any of the statements in the Prospectus/Proxy Statement to be false or misleading with respect to any material fact, or that would result in an omission to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other Party thereof and to take the necessary steps to correct the Prospectus/Proxy Statement.

6.07     Suncrest Shareholder Approval.

(a)      Suncrest shall take, in accordance with applicable Law and the Suncrest Articles and Suncrest Bylaws, all actions necessary to convene a duly called meeting or meetings of its shareholders (the “Suncrest Shareholder Meeting”) to be held as soon as reasonably practicable after the Registration Statement is declared effective (but in no event later than forty-five (45) days after the Registration Statement is declared effective) for the purpose of obtaining the Suncrest Shareholder Approval.

(b)      Except to the extent specifically contemplated in Section 6.09 in the case of a Suncrest Change in Recommendation, the Suncrest Board shall at all times prior to and during such Suncrest Shareholder Meeting unanimously recommend such approval and shall use its commercially reasonable efforts to solicit and obtain from the shareholders of Suncrest the Suncrest Shareholder Approval (the “Suncrest Board Recommendation”), including by communicating to its shareholders its unanimous recommendation (and including such recommendation in the Prospectus/Proxy Statement) that they adopt and approve the principal terms of this Agreement. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to Suncrest’s shareholders at the Suncrest Shareholder Meeting whether or not (i) the Suncrest Board shall have effected an Adverse Change of Recommendation or (ii) any Suncrest Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Suncrest or any of its advisors. Suncrest shall not, without the prior written consent of Parent, adjourn or postpone the Suncrest Shareholder Meeting; provided that Suncrest may, without the prior written consent of Parent, adjourn or postpone the Suncrest Shareholder Meeting (A) if on the date on which Suncrest Shareholder Meeting is originally scheduled, Suncrest has not received proxies representing a sufficient number of shares of Suncrest Common Stock to constitute a quorum necessary to conduct business at the Suncrest Shareholder Meeting, (B) after consultation with Parent, if the failure to adjourn or postpone Suncrest Shareholder Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement, or (C) after consultation with Parent, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Suncrest Shareholder Approval. Parent may require Suncrest to adjourn, delay or postpone Suncrest Shareholder Meeting once for a period not to exceed ten (10) Business Days (but prior to the date that is five (5) Business Days prior to the Outside Date) to solicit additional proxies necessary to obtain the Suncrest Shareholder Approval. Once Suncrest has established the record date for determining shareholders of Suncrest entitled to vote at the Suncrest Shareholder Meeting, Suncrest shall not change such record date or establish a different record date for the Suncrest Shareholder Meeting without the prior written consent of Parent, unless required to do so by applicable Law or the Suncrest Articles or Suncrest Bylaws.

(c)      Suncrest shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from shareholders relating to the Suncrest Shareholder Approval.

6.08     Reserved.

6.09     No Solicitation.

(a)       Suncrest agrees that neither it nor any of its Subsidiaries nor any of the officers, directors or employees of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ officers, directors, employees, agents, advisors, representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) and Affiliates, not to, directly or indirectly:

(i)      initiate, solicit, encourage or knowingly facilitate any inquiries with respect to, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a transaction to effect, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving it or any of its Subsidiaries that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning 15% or more of any class of equity securities or any amount of securities representing 15% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries, or (B) any purchase or sale or other acquisition of 15% or more of the consolidated assets (including stock of its

Subsidiaries) of it and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, or other acquisition of, its voting securities that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning 15% or more of any class of equity securities or any amount of securities representing 15% or more of the total voting power of it (or of the surviving parent entity in such transaction) or of any of its Subsidiaries, or (D) a liquidation, dissolution or winding up of it (any such proposal, offer or transaction in any of the preceding clauses (A), (B), (C) or (D) (other than a proposal or offer made by Parent or an Affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”),

(ii)       engage or enter into, continue or otherwise participate in any discussions with or provide any confidential information or data to any Person relating to, or engage in any negotiations concerning, or otherwise cooperate with or assist or participate in, or encourage or knowingly facilitate any such inquiries, proposals, discussions or negotiations or any effort or attempt to make an Acquisition Proposal or any other proposal that could reasonably be expected to lead to an Acquisition Proposal, or

(iii)      approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b)      Subject to Section 6.09(c) below, Suncrest will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Parent and Citizens with respect to any Suncrest Acquisition Proposal and will, subject to applicable Law, (i) enforce any confidentiality or similar agreement relating to a Suncrest Acquisition Proposal and (ii) within ten (10) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than Parent and its Affiliates) pursuant to any such confidentiality or similar agreement.

(c)      Notwithstanding anything to the contrary set forth in this Agreement, the Suncrest Board shall be permitted, at any time prior to the Suncrest Shareholder Approval, and subject to compliance by Suncrest with the other terms of this Section 6.09 and to Suncrest first entering into a confidentiality agreement (a copy of which shall be provided to Parent) with the Person making the Acquisition Proposal described on terms no less restrictive to the counterparty than those contained in the Confidentiality Agreement and that expressly permits Suncrest to comply with its obligations under this Section 6.09, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person made or renewed after the date of this Agreement and which the Suncrest Board (i) concludes in good faith constitutes or is reasonably likely to result in a Superior Proposal and (ii) determines that engaging in such discussions and negotiations with, or providing such nonpublic information or data to, such Person is necessary in order for the Suncrest Board to comply with its fiduciary duties to its shareholders under applicable Law.

(d)      Suncrest shall notify Parent promptly (but in no event later than twenty four (24) hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to Suncrest or any of its Subsidiaries by any Person that informs Suncrest or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with Suncrest relating to a possible Acquisition Proposal or any other indication that any Person is considering making an Acquisition Proposal with respect to it. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers. Suncrest shall also promptly, and in any event within twenty four (24) hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any Person in accordance with Section 6.09(c) (and shall promptly provide to Parent copies of all material nonpublic information so provided not previously provided to Parent) and shall keep Parent promptly and fully informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing within twenty four (24) hours of receipt, a summary of all material terms of such proposals or offers (including any material changes in any terms), together with copies of all such proposals or offers if in writing (including all draft agreements). At least five (5) Business Days prior to each meeting of the Suncrest Board (or any committee thereof) at which the Suncrest Board (or any committee thereof) shall consider and determine whether any offer constitutes a Superior Proposal, Suncrest shall provide Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the material terms and conditions of the offer that is the basis of the potential action by the Suncrest Board (or any committee thereof) (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer.

(e)      Subject to Section 6.09(f), neither the Suncrest Board nor any committee of either thereof shall:

(i)        withdraw, modify or qualify the Suncrest Board Recommendation in a manner adverse to Parent, or adopt a resolution to withdraw, modify or qualify the Suncrest Board Recommendation in a manner adverse to Parent or take any other action that is or becomes disclosed publicly and which can reasonably be interpreted as indicating that the Suncrest Board or any committee thereof does not support the Merger and this Agreement or does not believe that the Merger and this Agreement are in the best interests of its shareholders;

(ii)       fail to reaffirm, without qualification, the Suncrest Board Recommendation or fail to state publicly, without qualification, that the Merger and this Agreement are in the best interests of its shareholders within five (5) Business Days after Parent requests in writing that such action be taken;

(iii)      fail to announce publicly within ten (10) Business Days after a tender offer or exchange offer relating to the Suncrest Common Stock shall have been commenced, that it recommends rejection of such tender or exchange offer;

(iv)      fail to issue within ten (10) Business Days after an Acquisition Proposal is publicly announced with respect to Suncrest a press release announcing its opposition to such Acquisition Proposal;

(v)       approve, endorse or recommend any such Acquisition Proposal with respect to Suncrest; or

(vi)      resolve to take any action described in clauses (i) through (v) of this sentence (each of the foregoing actions described in clauses (i) through (vi) of this sentence being referred to herein as a “Suncrest Change in Recommendation”).

(f)      Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Suncrest Shareholder Approval, the Suncrest Board may effect a Suncrest Change in Recommendation if:

(i)        after the date of this Agreement, an unsolicited, bona fide written offer to effect a transaction of the type referred to in the definition of the term Superior Proposal is made to Suncrest and is not withdrawn;

(ii)       such unsolicited, bona fide, written offer was not obtained or made as a direct or indirect result of a breach of, or any action inconsistent with, this Agreement;

(iii)      Suncrest has complied with its obligations to provide notices to Parent of any Acquisition Proposal and other matters requiring notice under this Section 6.09;

(iv)      at least two (2) Business Days prior to each meeting of the Suncrest Board at which the Suncrest Board shall consider and determine whether any such offer constitutes a Superior Proposal, Suncrest provides the Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the material terms and conditions of the offer that is the basis of the potential action by the Suncrest Board (including a copy of any draft definitive agreement reflecting the offer) and the identity of the Person making the offer (it being agreed that any material change to the terms and conditions of such offer shall require a new notice and new two (2) Business Day period);

(v)       the Suncrest Board determines in good faith, after obtaining and taking into account the advice of a financial advisor of nationally recognized reputation and its outside legal counsel, that such offer constitutes a Superior Proposal;

(vi)      the Suncrest Board does not effect, or cause Suncrest to effect, a Suncrest Change in Recommendation at any time within three (3) Business Days after Parent receives written notice from Suncrest confirming that the Suncrest Board has determined that such offer is a Superior Proposal and intends to effect a Suncrest Change in Recommendation;

(vii)     during such three (3) Business Day period, if requested by Parent, Suncrest engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Proposal no longer constitutes a Superior Proposal;

(viii)     at the end of such three (3) Business Day period, such offer has not been withdrawn and continues to constitute a Superior Proposal (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause (vii) or otherwise); and

(ix)      the Suncrest Board reasonably determines in good faith, after obtaining and taking into account the advice of its outside legal counsel that, in light of such Superior Proposal, a Suncrest Change in Recommendation is required in order for the Suncrest Board to comply with its fiduciary duties to its shareholders under applicable Law.

(g)      Nothing in this Section 6.09 (but subject to the terms set forth in Section 8.01) shall (i) permit Suncrest to terminate this Agreement or (ii) affect any other obligation of Suncrest under this Agreement. Unless this Agreement is terminated in accordance with its terms, Suncrest shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

6.10      Takeover Laws. At all times prior to the Effective Time, Suncrest and Parent (as to themselves) shall: (a) take all reasonable action necessary to ensure that no Takeover Law is or becomes applicable to this Agreement or the transactions contemplated hereby and thereby, including the Merger; and (b) if any Takeover Law becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Law on this Agreement or the transactions contemplated hereby, including the Merger.

6.11      Schedule Updates. Not later than the tenth (10th) day of each calendar month between August 31, 2021 and the Closing Date, and at least seven (7) Business Days prior to the Closing (or with respect to matters requiring updating as of the Determination Date, on the Determination Date), Suncrest shall provide to Parent and Citizens a supplemental Suncrest Disclosure Schedule reflecting any required changes thereto between the date of this Agreement and the Closing Date which would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in any Suncrest representation or warranty or such disclosure schedule which has been rendered inaccurate thereby. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement or for determining the satisfaction of any conditions to consummation of the transactions contemplated by this Agreement, or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the Parties hereto. Any information set forth in any one section of Suncrest Disclosure Schedule shall be deemed to apply to each other applicable section or subsection of Suncrest Disclosure Schedule, respectively, if its relevance to the information called for in such section or subsection is reasonably apparent on its face notwithstanding the omission of any cross-reference to such other section.

6.12      Certain Policies. Immediately prior to the Effective Time and provided that Parent has confirmed in writing that all conditions to its obligations to effect the Merger have been satisfied or waived and that it is prepared to effect the Merger, Suncrest shall, consistent with GAAP, the rules and regulations of the SEC and the rules and regulations of the CDFPI, FDIC and applicable banking Law, modify or change its loan, other real estate owned, accrual, reserve, Tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Citizens; provided, however, that unless the modification or changes would otherwise be necessary to be consistent with applicable Law or with regulatory accounting principles and GAAP, no such modification or change shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred, or as an admission or acknowledgement by Suncrest that any such modification or change is appropriate or required or that any financial statement or information previously provided by Suncrest was incorrect in any respect.

6.13     Indemnification; Director’s and Officer’s Insurance.

(a)      From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of Suncrest and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the extent they are indemnified on the date hereof to the fullest extent permitted under applicable Law; and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances (including to Citizens, as successor-in-interest to Suncrest) if it is ultimately determined that such Indemnified Party is not entitled to indemnification. Further, Parent and the Surviving Corporation shall assume, perform and observe the obligations of Suncrest under the Suncrest Articles, the Suncrest Bylaws and the agreements in effect as of the date of this Agreement and set forth in Schedule 6.13(a) of the Suncrest Disclosure Schedule to indemnify those Persons who are or have been at any time been directors and officers of Suncrest for their acts and omissions occurring at or prior to the Effective Time in their capacity as directors or officers.

(b)      For a period of six (6) years from the Effective Time, Parent or the Surviving Corporation shall provide that portion of director’s and officer’s liability insurance (“D&O Insurance”) that serves to reimburse the present and former officers and directors (determined as of the Effective Time) of Suncrest with respect to claims against such directors and officers arising from facts or events which occurred at or before the Effective Time, which D&O Insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to such officers and directors, as that coverage currently provided by Suncrest; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in the aggregate for such six (6)-year period more than 250% of the current amount expended on an annual basis by Suncrest to maintain or procure such D&O Insurance; provided, further, that if Parent or the Surviving Corporation is unable to maintain or obtain the D&O Insurance called for by this Section 6.13, Parent or the Surviving Corporation shall obtain as much comparable insurance as is available at a cost in the aggregate for such six (6)-year period up to 250% of the current annual premium; provided, further, that officers and directors of Suncrest may be required to make application and provide customary representations and warranties to Parent or the Surviving Corporation’s insurance carrier for the purpose of obtaining such D&O Insurance. In lieu of the foregoing, Parent shall or, with the prior written consent of Parent, Suncrest may, purchase, at or prior to the Effective Time, a six (6)-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by the Suncrest and its Subsidiaries with respect to matters arising at or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby, at an aggregate cost up to but not exceeding 250% of the current annual premium for such insurance (or as much comparable insurance as is available at a cost in the aggregate for such six (6) year period up to 250% of the current annual premium). If such prepaid “tail” policy has been obtained prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by Parent and the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance pursuant to this Section 6.13(b). If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume the obligations set forth in this Section 6.13. The provisions of this Section 6.13 are (i) intended to be for the benefit of, and will be enforceable by, each Indemnified Party and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract or otherwise.

(c)      Any Indemnified Party wishing to claim indemnification under Section 6.13(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Parent or the Surviving Corporation thereof; provided that failure to so notify will not affect the obligations of Parent or the Surviving Corporation under Section 6.13(a) unless and to the extent that Parent or the Surviving Corporation is actually and materially prejudiced as a consequence. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Party for any legal expenses or other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof; provided, however, that none of Parent or the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification has been sought by an Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents in writing to such settlement, compromise or consent, (ii) the Indemnified Party will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld or delayed; provided, however, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

6.14     Employee Benefit Plans.

(a)      Except as otherwise provided in this Agreement or pursuant to the terms of such Employee Benefit Plans, all Employee Benefit Plans of Suncrest will be discontinued and employees of Suncrest who become employees of Citizens on the Closing Date (such employees “Continuing Employees”) shall become eligible for the employee benefit plans of Citizens beginning on the first day of the month immediately after the Closing Date on the same terms as such plans and benefits are generally offered from time to time to employees of Citizens in comparable positions with Citizens; provided, however, that Continuing Employees (other than any employees of Suncrest who have employment contracts or change-in-control agreements with Suncrest) who are terminated within one year of the Closing Date (other than for cause) shall receive severance benefits in accordance with Suncrest’s severance policy as described on Section 6.14 of the Suncrest Disclosure Schedule. Effective as of a date no later than the day immediately preceding the Closing Date, Suncrest shall terminate the Suncrest Bank 401(k) Profit Share Plan (the “Suncrest 401(k) Plan”) and shall provide Parent with evidence that the Suncrest 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Suncrest Board or take such other action with respect to the Suncrest 401(k) Plan as Parent shall reasonably request. The form and substance of such resolutions shall be subject to the review and reasonable approval of Parent. Suncrest shall also take such other actions in furtherance of terminating the Suncrest 401(k) Plan as Parent may reasonably require. For purposes of determining Continuing Employees’ eligibility and vesting (but not for benefit accruals under any defined benefit plan) under the employee benefit plans of Citizens and entitlement to severance benefits and vacation entitlement (to the extent permitted by applicable Law), Citizens shall recognize such Continuing Employees’ years of service with Suncrest beginning on the date such employees commenced employment with Suncrest through the Closing Date. Citizens shall take any actions necessary to allow the former participants in the Suncrest 401(k) Plan who become eligible to participate in Citizens’ 401(k) Plan to make rollover contributions (including the rollover of participant loans) in accordance with the terms and conditions of Citizens’ 401(k) Plan.

(b)      Subject to the requirements of applicable Law, Citizens shall take such commercially reasonable actions as are necessary to cause the group health plan maintained by Citizens or an Affiliate thereof, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan is made available to Continuing Employees on or after the first day of the month immediately after the Closing Date, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to Continuing Employees and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by Suncrest prior to the Closing); and (ii) provide Continuing Employees with credit, for the calendar year in which the Closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them and their spouses and eligible dependents during the calendar year in which the Closing occurs under a group health plan maintained by Citizens or any of its Affiliates.

(c)      Subject to the requirements of applicable law, for those Continuing Employees whose employment continues with Citizens through the end of 2021, such Continuing Employees shall be entitled to receive their accrued annual bonus (subject to reduction for any amount that may have been previously paid by Suncrest with respect to such annual period) on the earlier of (i) the same time as Citizens pays out its bonuses in 2022 for similarly situated employees, and (ii) the date that any such Continuing Employee’s employment is terminated if such termination occurs after December 31, 2021 and prior to the date that Citizens pays out its bonuses in 2022 for similarly situated employees. For those employees of Suncrest whose employment with Citizens terminates after the Effective Time and prior to the end of 2021, such employees shall receive their pro rated accrued annual bonuses (subject to reduction for any amount that may have been previously paid by Suncrest with respect to such annual period) on the date of such termination of employment. All such annual bonuses shall not exceed 110% of the amount of such employee’s annual bonus for the year ended December 31, 2020 (pro rated for the portion of the year in which the Closing occurs).

(d)      Without limiting the generality of Section 9.07, the provisions of this Section 6.14 are solely for the benefit of the Parties to this Agreement, and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any employee benefit plan, program, agreement or arrangement maintained or sponsored by Parent, Suncrest or any of their respective Affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any Employee Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; (iii) confer upon any current or former employee, independent contractor or other service provider any right to employment or continued employment or continued service with Parent or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries), or constitute; or (iv) create an employment or other agreement with any employee, independent contractor or other service provider. No provision of this Agreement will be deemed to change the “at will” status of any Continuing Employee.

6.15      Notification of Certain Matters. Each of Suncrest and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in a Suncrest Material Adverse Effect or Parent Material Adverse Effect, as the case may be; or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

6.16     Third-Party Agreements.

(a)      The Parties shall use commercially reasonable efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the Parties) promptly after the date of this Agreement; and (ii) the cooperation of such third parties (including at Parent’s request, with respect to the termination of Contracts following the

Effective Time) to effect a smooth transition in accordance with the Parties’ timetable at or after the Effective Time.

(b)      Without limiting the generality of Section 6.16(a), each of the Parties shall use all commercially reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of Suncrest and its Subsidiaries to Parent’s and Citizens’ production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the Parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, Suncrest shall:

(i)        reasonably cooperate with Parent and Citizens to establish a mutually agreeable project plan to effectuate the conversion;

(ii)       use its commercially reasonable efforts to have Suncrest’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

(iii)      provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by Parent and Citizens for use in planning the conversion, as soon as reasonably practicable;

(iv)      provide reasonable access to Suncrest’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v)       give notice of termination, conditioned upon the completion of the transactions contemplated by this Agreement, of the Contracts of outside data, item and other processing contractors or other third-party vendors to which Suncrest or any of its Subsidiaries are bound when directed to do so by Parent or Citizens.

(c)      Each of Parent and Citizens agrees that all actions taken pursuant to this Section 6.16 shall be taken in a manner intended to minimize disruption to the customary business activities of Suncrest and its Subsidiaries.

(d)      Suncrest shall use its commercially reasonable efforts to obtain the consents, approvals or waivers from the agreements set forth in Section 6.16(d) of Suncrest Disclosure Schedule and lessor estoppel certificates, in a form reasonably satisfactory to Parent, to all of Suncrest Leased Property not later than five (5) calendar days prior to the Closing Date.

6.17      Nasdaq Listing. Prior to the Closing Date, Parent shall file with Nasdaq any required notices or forms with respect to the shares of Parent Common Stock to be issued in the Merger.

6.18      Press Releases. Suncrest and Parent shall consult with each other before issuing any press release with respect to the Merger and this Agreement and (except with respect to a

Suncrest Change in Recommendation, subject to compliance with Section 6.09) and shall not issue any such press release or make any such public statements without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that a Party may, without the prior consent of the other Party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by Law or the rules or regulations of Nasdaq or the SEC. Suncrest and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other Party.

6.19      Shareholder Litigation and Protests. Parent and Suncrest shall each promptly notify the other Party in writing of any threatened or commenced litigation, or of any claim, controversy or contingent liability or any community-based protests that might reasonably be expected to be asserted or become the subject of litigation or regulatory review or filings with any Governmental Authority, against the notifying Party or affecting any of its properties, Subsidiaries or Affiliates and each of Parent and Suncrest shall promptly notify the other Party of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Knowledge of the notifying Party, threatened against the notifying Party (or any of its Subsidiaries) that questions or might question the validity of this Agreement or the transactions contemplated hereby, or any actions taken or to be taken by the notifying Party pursuant hereto or seeks to enjoin, materially delay or otherwise restrain the consummation of the transactions contemplated hereby or thereby. Each of Parent and Suncrest shall give the other Party the opportunity to participate in the defense or settlement of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement. Neither Parent or Suncrest, or any of their Subsidiaries, may enter into any settlement agreement in respect of any shareholder litigation against such Party or its directors or officers relating to the Merger or the other transactions contemplated by this Agreement without such other Party’s prior written consent (such consent not to be unreasonably withheld or delayed). For purposes of this Section 6.19, “participate” means that the non-litigating Party will be kept apprised of the proposed strategy and other significant decisions with respect to the litigation by the litigating Party (to the extent the attorney-client privilege, work product or other similar privilege between the litigating party and its counsel is not undermined or otherwise affected and to the extent permitted by law), and the non-litigating Party may offer comments or suggestions with respect to the litigation but will not be afforded any decision-making power or other authority over the litigation except for the settlement consent set forth above

ARTICLE 7

CONDITIONS TO CONSUMMATION OF THE MERGER

7.01      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each Party to effect the Merger is subject to the satisfaction or written waiver at or prior to the Effective Time of each of the following conditions:

(a)      Shareholder Approval. Suncrest shall have obtained the Suncrest Shareholder Approval.

(b)      Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Suncrest or Parent or any of their respective Subsidiaries from the Federal Reserve Board, the FDIC and the CDFPI which are necessary to consummate the Merger and (ii) any other consents, registrations, approvals, permits and authorizations from any Governmental Authority the failure of which to be obtained is reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect or a Suncrest Material Adverse Effect shall have been made or obtained (as the case may be) and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

(c)      Registration Statement. The Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(d)      Nasdaq Listing. The shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement shall have been approved for listing on the Nasdaq.

(e)      No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(f)      Minimum Parent Common Stock Consideration. The aggregate value of Parent Common Stock as of the Closing Date to be delivered to the holders of Shares must represent at least forty-two percent (42%) of the aggregate cash (including cash to be delivered to holders of Dissenting Shares) plus the value of aggregate Parent Common Stock delivered to the holders of Shares, in each case using the closing price of Parent Common Stock on the Nasdaq for the last trading day immediately prior to the Closing Date. Solely for purposes of this Section 7.01(f), holders of Dissenting Shares shall be deemed to receive an amount in cash for each Dissenting Share equal to the Cash Consideration plus the cash value of the Stock Consideration, with the cash value of the Stock Consideration determined solely for purposes of this Section 7.01(f), by multiplying (i) the Exchange Ratio by (ii) the closing price of Parent Common Stock on the Nasdaq for the last trading day immediately prior to the Closing Date (it being understood that the actual amount that would be payable to any holders of Dissenting Shares following completion of an appraisal proceeding would be determined pursuant to such appraisal proceeding in accordance with the applicable provisions of the CGCL).

7.02     Conditions to Obligation of Suncrest. The obligation of Suncrest to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following additional conditions:

(a)      Representations and Warranties.

(i)        The representations and warranties of Parent and Citizens set forth in Section 5.01(a) (Corporate Organization), the second sentence of Section 5.02 (Capitalization), Section 5.03 (Authority; No Violation), Section 5.07 (Broker’s Fees) and Section 5.12 (Takeover Laws), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date); and

(ii)       The representations and warranties of Parent and Citizens set forth in Section 5.08 (No Parent Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

(iii)      The representations and warranties of Parent and Citizens set forth in this Agreement (other than the representations and warranties that are the subject of clause (i) and (ii) of this Section 7.02(a)) shall be true and correct in all respects (without giving effect to any “materiality,” “Parent Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (iii), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b)      Performance of Obligations of Parent. Each of Parent and Citizens shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)      Officer’s Certificate. Suncrest shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Suncrest by the Chief Executive Officer or the Chief Financial Officer of Parent and Citizens certifying that the conditions specified in Sections 7.02(a) and 7.02(b).

(d)      No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Parent Material Adverse Effect.

(e)      Tax Opinion. Suncrest shall have received the opinion of Sheppard, Mullin, Richter & Hampton, counsel to Suncrest, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Sheppard, Mullin, Richter & Hampton, LLP may require and rely upon reasonable and customary representations contained in letters from each of Suncrest, Citizens and Parent.

7.03     Conditions to Obligation of Parent and Citizens. The obligation of Parent and Citizens to consummate the Merger is also subject to the fulfillment or written waiver prior to the Effective Time of each of the following conditions:

(a)      Representations and Warranties.

(i)         The representations and warranties of Suncrest set forth in Sections 4.01(a) (Corporate Organization), the first paragraph of Section 4.03 (Authority; No Violation), 4.07 (Broker’s Fees), 4.13 (Opinion) and 4.10 (State Takeover Laws), shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date);

(ii)        The representations and warranties of Suncrest set forth in the second and third sentence of Section 4.02(a) (Capitalization) and the first sentence of Section 4.02(b) (Capitalization), shall be (except to a de minimis extent) true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date); and

(iii)       The representations and warranties of Suncrest set forth in Section 4.08(d) (No Suncrest Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; and

(iv)      The representations and warranties of Suncrest set forth in this Agreement (other than the representations and warranties that are the subject of clauses (i), (ii) and (iii) of this Section 7.03(a)) shall be true and correct in all respects (without giving effect to any “materiality,” “Suncrest Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be so true and correct as of such specified date), except, in the case of this clause (iv), where the failure of any such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Suncrest Material Adverse Effect.

(b)      Performance of Obligations of Suncrest. Suncrest shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)      Officer’s Certificate. Parent shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Suncrest by the Chief Executive Officer or the Chief Financial Officer of Suncrest certifying that the conditions specified in Sections 7.03(a) and 7.03(b).

(d)      Minimum Financial Measures. Parent shall have received satisfactory evidence that each of the following minimum financial threshold amounts has been met as of the Measurement Date:

(i)         Adjusted Common Equity Tier 1 Capital shall be equal to or greater than the Adjusted Common Equity Tier 1 Capital Benchmark;

(ii)        Total Non-Interest Bearing Deposits shall be equal to or greater than the Total Non-Interest Bearing Deposits Benchmark;

(iii)       Adjusted Total Loans shall be equal to or greater than the Adjusted Total Loans Benchmark; and

(iv)       Allowance for loan losses shall not be less than the ALLL Minimum.

(e)      Expense Report. At least five (5) Business Days prior to the Closing Date, all attorneys, accountants, investment bankers and other advisors and agents for Suncrest shall have submitted to Suncrest estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby and their reasonable estimates of the amounts of their fees and expenses they expect to incur up to and including the Closing Date. Suncrest shall have prepared and submitted to Parent no later than five (5) Business Days prior to the Closing Date a final calculation of all Transaction Costs, certified by Suncrest’s Chief Financial Officer. Prior to the Closing Date (A) all advisors to Suncrest shall have submitted their final bills for such fees and expenses to Suncrest for services rendered, and based on such summary, Suncrest shall have prepared and submitted a final calculation of such fees and expenses, and (B) Suncrest shall have accrued and paid (immediately prior to the Effective Time) the amount of such fees and expenses as calculated above, and (C) Suncrest shall have used its commercially reasonable efforts to request from such advisors a release of Suncrest, Parent and the Surviving Corporation from liability, or shall have advised them in writing that, upon payment in full of such amounts, they shall have no liability for any fees or expenses to such advisors incurred for services rendered prior to the Closing Date.

(f)      No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Suncrest Material Adverse Effect.

(g)      Dissenting Shareholders. Holders of not more than ten percent (10%) of the outstanding shares of Suncrest Common Stock shall have duly exercised their dissenters’ rights under Chapter 13 of the CGCL.

(h)      Tax Opinion. Parent shall have received the opinion of Manatt, Phelps & Phillips, LLP, counsel to Parent, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering its opinion, Manatt, Phelps & Phillips, LLP may require and rely upon reasonable and customary representations contained in letters from each of Suncrest, Citizens and Parent.

(i)      Directors’ Resignations. Parent shall have received the written resignation of each director of Suncrest and each of its Subsidiaries (in such director’s capacity as a director) effective as of the Effective Time.

(j)      Agreements of Directors and Certain Officers and Employees. Parent shall have received, as of the date of this Agreement:

(i)        a Voting Agreement in the form of Exhibit A executed and delivered by each member of the Suncrest Board, each of the executive officers and each of the shareholders of Suncrest identified on Section 7.03(j)(i) of the Parent Disclosure Schedule;

(ii)       a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in substantially the form of Exhibit B-1 executed and delivered by each non-employee director of the Suncrest Board;

(iii)      a Non-Competition, Non-Solicitation and Non-Disclosure Agreement in substantially the form of Exhibit B-2 executed and delivered by each of the executive officers of Suncrest identified on Section 7.03(j)(iii) of the Parent Disclosure Schedule; and

(iv)      a Non-Solicitation and Non-Disclosure Agreement in substantially the form of Exhibit B-3 executed and delivered by each of the executive officers of Suncrest identified on Section 7.03(j)(iv) of the Parent Disclosure Schedule.

(k)      FIRPTA Certificate. Suncrest shall have delivered to Parent a properly executed statement from Suncrest meeting the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date.

ARTICLE 8

TERMINATION

8.01     Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Suncrest:

(a)       by mutual consent of Parent, Citizens and Suncrest at any time in a written instruction authorized by the Suncrest Board, Parent Board and Citizens Board;

(b)      by action of the Suncrest Board or Parent Board, in the event that the Merger is not consummated by April 30, 2022 (the “Outside Date”); provided that the Outside Date may be extended to June 30, 2022 by either Parent or Suncrest by written notice to the other party if the Closing shall not have occurred by such date, and on such date the conditions set forth in Section 7.01(b) have not been satisfied or waived and each of the other conditions to consummation of the Merger set forth in Article 7 has been satisfied, waived or remains capable of being satisfied, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the Party seeking to terminate pursuant to this Section 8.01(b) which action or inaction is in violation of its obligations under this Agreement;

(c)      by action of the Suncrest Board or Parent Board if the approval of any Governmental Authority required for consummation of the Merger or the other transactions contemplated by this Agreement shall have been denied by final and nonappealable action of such Governmental Authority, or an application thereof shall have been permanently withdrawn by mutual agreement of Parent and Suncrest at the request or suggestion of a Governmental Authority; provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 8.01(c) if such denial shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants of such party under this Agreement;

(d)      by action of the Suncrest Board or Parent Board if the Suncrest Shareholder Approval is not obtained at the duly convened Suncrest Shareholder Meeting;

(e)      by action of the Suncrest Board or Parent Board, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Sections 7.01, 7.02, or 7.03, as the case may be, and which breach has not been cured within thirty (30) days following written notice thereof (or such shorter period as remaining prior to the Outside Date) to the breaching Party or, by its nature, cannot be reasonably cured within such time period; provided further that the terminating Party is not then in material breach of any representation warranty, covenant or agreement which would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 7.01, 7.02 or 7.03;

(f)      at any time prior to the Suncrest Shareholder Approval, by action of the Parent Board, in the event (i) Suncrest shall have breached in any material respect Section 6.09; (ii) the Suncrest Board shall have effected a Suncrest Change in Recommendation; (iii) at any time after the end of ten (10) Business Days following receipt of an Acquisition Proposal, the Suncrest Board shall have failed to reaffirm its Suncrest Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by Parent; or (iv) a tender offer or exchange offer for outstanding shares of Suncrest Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Suncrest Board recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Suncrest Board fails to recommend against acceptance of such offer; or

(g)      by action of the Suncrest Board, prior to such time that the Suncrest Shareholder Approval has been obtained, in order to enter into a definitive agreement providing for a Superior Proposal; provided that (i) such Superior Proposal shall not have resulted from any breach of Section 6.09, (ii) the Suncrest Board, after satisfying all of the requirements set forth in Section 6.09, shall have authorized Suncrest to enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Proposal; and (iii) such termination shall not be effective until Suncrest has paid the Termination Fee required by Section 8.03(b) to Parent.

8.02     Effect of Termination. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 8, this Agreement shall become void and of no effect with no liability or further obligation of any kind on the part of any Party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives), except (i) that Sections 6.04(c), 8.02, 8.03, and 9.04 through 9.11 shall survive any termination of this Agreement and (ii) that no such termination shall relieve any Party of any liability or damages resulting from any willful and intentional breach of this Agreement.

8.03     Fees and Expenses.

(a)      All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement (including costs and expenses of printing and mailing the Prospectus/Proxy Statement) shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.03(b).

(b)      Suncrest shall pay a termination fee of $8,325,000 (the “Termination Fee”) to Parent payable by wire transfer of immediately available funds to an account specified by Parent in the event of any of the following:

(i)       If Parent shall terminate this Agreement pursuant to Section 8.01(f), Suncrest shall pay the Termination Fee on the Business Day immediately following such termination.

(ii)      (A) If either Party shall terminate this Agreement pursuant to Section 8.01(b) or Section 8.01(d) in the event that the Suncrest Shareholder Approval shall not have been obtained, or if Parent shall terminate this Agreement pursuant to Section 8.01(e) or if Suncrest shall terminate this Agreement pursuant to Section 8.01(g); (B) at any time after the date of this Agreement and at or before the date of the Suncrest Shareholder Meeting (or the date of termination, if applicable) an Acquisition Proposal (or an intention (whether or not conditional) to make an Acquisition Proposal), whether or not relating to an Acquisition Proposal received prior to the date hereof, shall have been made or renewed to Suncrest or the Suncrest Board or its shareholders and publicly announced or otherwise become publicly known, and (C) if within eighteen (18) months after the date of such termination of this Agreement, Suncrest or any of its Subsidiaries executes any definitive agreement with respect to, or consummates an Acquisition Proposal (substituting for purposes of this clause (C) “50%” for “15%” in the definition thereof), then Suncrest shall pay Citizens the Termination Fee upon the first to occur of the date of execution of such definitive agreement or the date of the consummation of the transaction contemplated by such Acquisition Proposal.

(c)      Suncrest acknowledges that the agreements contained in Section 8.03(b) above are an integral part of the transactions contemplated by this Agreement, and that without such agreements Parent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Suncrest fails to pay Parent any amounts due under Section 8.03(b) above within the time period specified therein, Suncrest shall pay all costs and expenses (including attorneys’ fees) incurred by Parent from the date such amounts were required to be paid in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the publicly announced prime rate of interest printed in The Wall Street Journal on the date such payment was required to be made.

(d)      The Parties acknowledge and hereby agree that in no event shall Suncrest be required to pay the Termination Fee on more than one occasion, whether or not such termination fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e)      Notwithstanding anything to the contrary set forth in this Agreement, in any circumstance in which Parent receives payment of the Termination Fee in accordance with Section 8.03, the receipt of the Termination Fee in such circumstance shall constitute the sole and exclusive remedy of Parent and Citizens against Suncrest or any of its former, current or future shareholders, members, managers, directors, officers, employees, agents, affiliates or assignees for any and all losses and damages suffered or incurred as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder (whether willfully, intentionally, unintentionally or otherwise) or otherwise arising out of, or directly or indirectly relating to, this Agreement, the negotiation, execution or performance hereof or the transactions contemplated hereby.

ARTICLE 9

MISCELLANEOUS

9.01     Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time other than Sections 6.13 and Article 9 herein. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreement, shall survive termination of this Agreement prior to the Effective Time other than Sections 6.04(c), 8.02, 8.03 and this Article 9 which shall survive such termination.

9.02     Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (a) waived in whole or in part by the Party benefited by the provision or by both Parties or (b) amended or modified at any time, by an agreement in writing between the Parties hereto executed in the same manner as this Agreement, except that after the Suncrest Shareholder Approval is obtained, this Agreement may not be amended if it would reduce the aggregate value of the consideration to be received by Suncrest shareholders in the Merger without any subsequent approval by such shareholders or be in violation of applicable Law.

9.03     Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

9.04     Governing Law and Venue. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the Laws of the State of California, without regard to the conflict of law principles thereof. The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in the State of California solely in respect of the interpretation and enforcement of the provisions of this Agreement and the other documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement and any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such California state or federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

9.05     WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW ANY DISPUTE WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF, OR RELATING TO, THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.05. WITHOUT INTENDING IN ANY WAY TO LIMIT THE AGREEMENTS OF THE PARTIES SET FORTH IN SECTION 9.04 AND THIS SECTION 9.05, IF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY IS FILED IN A COURT OF THE STATE OF CALIFORNIA BY OR AGAINST ANY PARTY, THE COURT SHALL, AND IS HEREBY DIRECTED TO, MAKE A GENERAL REFERENCE

PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638 TO A REFEREE (WHO SHALL BE A SINGLE ACTIVE OR RETIRED JUDGE) TO HEAR AND DETERMINE ALL OF THE ISSUES IN SUCH ACTION OR PROCEEDING (WHETHER OF FACT OR OF LAW) AND TO REPORT A STATEMENT OF DECISION; PROVIDED THAT AT THE OPTION OF ANY PARTY TO SUCH PROCEEDING, ANY SUCH ISSUES PERTAINING TO A “PROVISIONAL REMEDY” AS DEFINED IN CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 1281.8 SHALL BE HEARD AND DETERMINED BY THE COURT.

9.06     Notices. All notices, requests, instructions and other communications to be given hereunder by any Party to the other shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation), mailed by registered or certified mail, postage prepaid (return receipt requested) or emailed (with confirmation) to such Party at its address set forth below or such other address as such Party may specify by notice to the other Party; provided, that if given by email, such notice, request, instructions and other communication shall be confirmed within one Business Day by dispatch pursuant to one of the other methods described herein.

If to Suncrest to:

Suncrest Bank

501 West Main Street

Visalia, California 93291

Attention: Ciaran McMullan

Email: cmcmullan@suncrestbank.com

With a copy to:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, 10th Floor

Costa Mesa, CA 92626

Attention: Josh Dean, Esq.

Facsimile: (714) 428-5991

Email: jdean@sheppardmullin.com

If to Parent or Citizens to:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Facsimile: (909) 481-2103

Email: dabrager@cbbank.com

With a copy to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

Email: cmiller@manatt.com

9.07      Entire Understanding; No Third Party Beneficiaries. This Agreement (including the Suncrest Disclosure Schedule and Parent Disclosure Schedule attached hereto and incorporated herein), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties hereto and thereto with reference to the transactions contemplated hereby and thereby and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the Parties or their officers, directors, agents, employees or representatives, with respect to the subject matter hereof. Except for Section 6.13, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the Parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08      Effect. No provision of this Agreement shall be construed to require Suncrest or Parent or any Affiliates or directors of any of them to take any action or omit to take any action which action or omission would violate any applicable Law (whether statutory or common Law), rule or regulation.

9.09      Severability. Except to the extent that application of this Section 9.09 would have a Suncrest Material Adverse Effect or a Parent Material Adverse Effect or would prevent, materially delay or materially impair the ability of Suncrest or Parent to consummate the transactions contemplated by this Agreement, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.10      Enforcement of the Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.11      Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

CVB FINANCIAL CORP.

By: /s/ David A. Brager
Name:	David A. Brager
Title:	Chief Executive Officer

CITIZENS BUSINESS BANK

By: /s/ David A. Brager
Name:	David A. Brager
Title:	Chief Executive Officer

SUNCREST BANK

By: /s/ Ciaran H. McMullan
Name:	Ciaran H. McMullan
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF REORGANIZATION AND MERGER]

Exhibit A

Form of Voting and Support Agreement

EXHIBIT A

VOTING AND SUPPORT AGREEMENT

(WITH REVOCABLE PROXY)

This VOTING AND SUPPORT AGREEMENT (WITH REVOCABLE PROXY) (this “Agreement”) is made and entered into as of [●], 2021 by and among CVB Financial Corp., a California corporation (“Parent”), the shareholder of Suncrest Bank, a California state-chartered bank (“Suncrest”), that is a signatory to this Agreement (the “Shareholder”), and solely for purposes of Sections 7 and 11, Suncrest.

Recitals

A.      Parent, Citizens Business Bank, a California state-chartered bank and wholly-owned subsidiary of Parent (“Citizens”) and Suncrest are concurrently entering into an Agreement and Plan of Reorganization and Merger (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which Suncrest will merge (the “Merger”) with and into Citizens, whereupon each issued and outstanding share of Suncrest’s common stock (“Suncrest Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

B.      As a condition to their willingness to enter into the Merger Agreement, Parent and Citizens have required that the Shareholder, solely in the Shareholder’s capacity as a shareholder and beneficial owner or record holder of Suncrest Common Stock, enter into, and the Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

1.      Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to Parent and Citizens as follows:

(a)      Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. If such Shareholder is married, and any of the Shares (as defined below) of such Shareholder constitute community property or otherwise need spousal approval for this Agreement to be legal, valid and binding, a spousal consent substantially in the form attached as Exhibit A hereto has been duly executed and delivered by such Shareholder’s spouse and constitutes a valid and binding agreement of such Shareholder’s spouse, enforceable against the Shareholder’s spouse in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust.

(b)      Ownership of Shares. As used in this Agreement, “Shares” means the shares of Suncrest Common Stock which the Shareholder owns of record or beneficially and has the power to vote, including the shares of Suncrest Common Stock owned of record or beneficially, with power to vote, as of the date of this Agreement, which are listed on Schedule I hereto (the “Existing Shares”) and the shares of Suncrest Common Stock acquired by the Shareholder, with power to vote, after the date of this Agreement. The Existing Shares are owned by the Shareholder, subject to applicable community property laws, free and clear of all encumbrances, voting arrangements and commitments of every kind, except as would not restrict the performance of the Shareholder’s obligations under this Agreement. The Shareholder represents and warrants that the Shareholder has sole or shared power to vote all Existing Shares.

2.      Voting Agreement and Agreement Not to Transfer.

(a)      From the date of this Agreement until the Termination Date (as defined in Section 9 below) (the “Support Period”), the Shareholder hereby agrees that, at any meeting of Suncrest’s shareholders (and at any adjournment or postponement thereof), however called, and in any action taken by written consent of Suncrest’s shareholders in lieu of a meeting, the Shareholder will vote or cause to be voted all Shares held by the Shareholder as of the applicable voting record date:

(i)     in favor of the approval of the principal terms of the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and any other matter that is required to be approved by Suncrest’s shareholders to facilitate the Merger;

(ii)     against any action or agreement that to the knowledge of the Shareholder would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Suncrest under this Agreement or the Merger Agreement; and

(iii)     except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Suncrest; (B) any sale, lease or transfer of a material amount of the assets of Suncrest; and (C) any other matter, to the extent that such matter requires a Suncrest shareholder vote, that to the knowledge of the Shareholder could be reasonably expected to materially impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement.

During the Support Period, the Shareholder shall not enter into any agreement or understanding with any Person or entity to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii), or (iii) of the preceding sentence.

(b)      The Shareholder hereby irrevocably and unconditionally waives, and agrees not to exercise or perfect, any rights of appraisal, any dissenters’ rights and any similar rights relating to the Merger that the Shareholder may directly or indirectly have by virtue of the ownership of any Shares if the Effective Time occurs.

(c)      Except as otherwise contemplated or permitted by the Merger Agreement or otherwise consented to by Parent, during the Support Period, the Shareholder will not, directly or indirectly (i) sell, give, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of or encumber or make any offer or agreement relating to any of the foregoing with respect to the Shares (collectively, a “Transfer”), (ii) enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Suncrest or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of Suncrest or any interest in any of the foregoing with any Person, (iii) except as set forth herein, deposit any Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect thereto, (iv) enter into any swap, contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any Shares, (v) take any action that would make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement; provided however, that this Agreement shall not prohibit the Shareholder from (x) disposing of or surrendering to Suncrest shares underlying any equity award by Suncrest in connection with the vesting of such equity award for the payment of taxes thereon, if any, or (y) transferring and delivering Shares to any member of Shareholder’s immediate family or to a trust for the benefit of Shareholder or upon the death of Shareholder; provided that such a Transfer shall only be permitted if, as a precondition to such Transfer, the transferee agrees in writing, to be bound by and comply with the provisions of this Agreement. Once Suncrest Shareholder Approval has been obtained, the prohibitions provided for in Section 2(c) shall no longer apply to Shareholder.

3.      REVOCABLE PROXY. THE SHAREHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES GRANTED WITH RESPECT TO THE SHARES. BY ENTERING INTO THIS AGREEMENT, AND SUBJECT TO THE TERMS OF THIS PARAGRAPH, THE SHAREHOLDER HEREBY GRANTS, OR AGREES TO CAUSE THE APPLICABLE RECORD HOLDER TO GRANT, A REVOCABLE PROXY (THE “PROXY”) APPOINTING PARENT, DAVID BRAGER, ALLEN NICHOLSON AND RICHARD WOHL, AND EACH OF THEM, AS THE SHAREHOLDER’S ATTORNEY-IN-FACT AND PROXY, WITH FULL POWER OF SUBSTITUTION, FOR AND IN THE SHAREHOLDER’S NAME, TO VOTE OR OTHERWISE TO UTILIZE SUCH VOTING POWER AS SUCH PROXIES OR THEIR PROXIES OR ANY SUBSTITUTE SHALL, IN THEIR SOLE DISCRETION, DEEM PROPER WITH RESPECT TO THE SHARES. THE PROXY GRANTED BY THE SHAREHOLDER PURSUANT TO THIS SECTION 3 IS GRANTED IN CONSIDERATION OF PARENT ENTERING INTO THIS AGREEMENT AND THE MERGER AGREEMENT AND INCURRING CERTAIN RELATED FEES AND EXPENSES. IF THE SHAREHOLDER FAILS FOR ANY REASON TO BE COUNTED AS PRESENT, CONSENT OR VOTE THE SHARES IN ACCORDANCE WITH THE REQUIREMENTS OF PARAGRAPH 2 (OR ANTICIPATORILY BREACHES SUCH PARAGRAPH), THEN PARENT (AND ANY OTHER PROXY NAMED HEREIN) SHALL HAVE THE RIGHT TO CAUSE TO BE PRESENT, CONSENT OR VOTE THE SHARES IN ACCORDANCE WITH THE PROVISIONS OF PARAGRAPH 2. THE PROXY GRANTED BY THE SHAREHOLDER

SHALL BE AUTOMATICALLY REVOKED UPON TERMINATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

4.      No Solicitation. Except as otherwise contemplated or permitted by the Merger Agreement, and subject to Section 6 hereof, during the Support Period, Shareholder shall not, and shall not permit any attorney or other representative retained by Shareholder to, directly or indirectly, (a) take any of the actions prohibited by Section [6.09(a)] of the Merger Agreement that Suncrest has agreed not to take, or (b) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Suncrest Common Stock in connection with any matter described in Section 2(a) of this Agreement, other than to recommend that shareholders of Suncrest vote in favor of the adoption and approval of the Merger Agreement and the Merger, or (c) (i) otherwise initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, or (ii) otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than Parent or Citizens) to any information or data with respect to Suncrest relating to an Acquisition Proposal. Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent or Citizens with respect to any possible Acquisition Proposal and will use Shareholder’s commercially reasonable efforts to inform any representative retained by Shareholder of the obligations undertaken by Shareholder pursuant to this Section 4.

5.      Notice of Share Acquisitions. Shareholder hereby agrees to notify Parent promptly (and in any event within two (2) Business Days) in writing of the number of any additional shares of Suncrest Common Stock or other securities of Suncrest of which Shareholder acquires beneficial or record ownership on or after the date of this Agreement.

6.      Shareholder Capacity. The Shareholder is entering this Agreement in Shareholder’s capacity as the record or beneficial owner of the Shareholder’s Shares, and not in the Shareholder’s capacity as a director or executive officer of Suncrest, as applicable, or as a trustee of any Suncrest benefit plan. Nothing in this Agreement is intended to or shall be deemed in any manner to limit or affect in any manner the discretion of the Shareholder to take any action, or fail to take any action, in the Shareholder’s capacity as a director of Suncrest or executive officer of Suncrest, as applicable, or as a trustee of any benefit plan of Suncrest, that the Shareholder determines the Shareholder should take (or fail to take) in the exercise of the Shareholder’s duties and responsibilities as a director or executive officer of Suncrest or as a trustee of any benefit plan of Suncrest.

7.      Stop Transfer Order. In furtherance of this Agreement, the Shareholder hereby authorizes and instructs Suncrest to enter a stop transfer order with respect to all of the Shareholder’s Shares for the Support Period, except for such Transfers as are as otherwise provided for or permitted by this Agreement. Suncrest agrees that it shall comply with such stop transfer instructions.

8.      Ownership Rights. Parent acknowledges and agrees that nothing in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and Parent shall have no authority to exercise any power or authority to direct the Shareholder in the voting of any of the Shares, except as otherwise expressly provided herein.

9.      Termination. This Agreement and the obligations of the parties hereunder shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”); provided, however, that this Section 9 and Section 11 hereof shall survive any such termination.

10.      Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to Parent in the event of a breach of any of the provisions of this Agreement and that Parent may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Parent may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that Parent has an adequate remedy at law. Shareholder further agrees that Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with Parent’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and Shareholder submits to the jurisdiction of such court in any such action.

11.      Miscellaneous.

(a)      Definitional Matters.

(i)      All capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement.

(ii)      The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(b)      Entire Agreement. This Agreement together with the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(c)      Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(d)      Certain Events. Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares owned by Shareholder and shall be binding upon any Person to which legal ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity. Notwithstanding any Transfer of such Shares by a Shareholder, the Shareholder or, as applicable, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

(e)      Assignment. This Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

(f)      Modifications. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

(g)      Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum.

(h)      Reliance on Counsel and Other Advisors. The Shareholder and his/her spouse has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Agreement.

(i)      Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

(j)      Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures sent by facsimile or in “pdf” format by email transmission shall have the same force as manual signed originals.

(k)      Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a transmission to the email address set forth below, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to Parent:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Facsimile: (909) 481-2103

Email: dabrager@cbbank.com

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Email: cmiller@manatt.com

If to Suncrest, to:

Suncrest Bank

501 West Main Street

Visalia, California 93291

Attention: Ciaran McMullan

Email: cmcmullan@suncrestbank.com

with a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, 10th Floor

Costa Mesa, CA 92626

Attention: Josh Dean, Esq.

Facsimile: (714) 428-5991

Email: jdean@sheppardmullin.com

If to the Shareholder, to the email or physical address noted on the signature page hereto.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

CVB FINANCIAL CORP.

By:
Name: David A. Brager
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SHAREHOLDER:

Signature:

Print name:

Address for Notices:

[●]

Email:

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUNCREST BANK

By:
Name: Ciaran McMullan
Title: President and Chief Executive Officer

[Signature Page to Voting and Support Agreement]

EXHIBIT A

Form of Spousal Consent1

The undersigned represents that the undersigned is the spouse of the Shareholder and that the undersigned has reviewed and is familiar with the terms of the Voting and Support Agreement (the “Agreement”), by and among CVB Financial Corp., a California corporation (“Parent”), Suncrest Bank, a California state-chartered bank (“Suncrest”), and the undersigned’s spouse (the “Shareholder”). All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Agreement. The undersigned hereby agrees that the interest of Shareholder in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement and by any amendment, modification, waiver or termination signed by Shareholder. The undersigned further agrees that the undersigned’s community property interest in all property which is the subject of such Agreement shall be irrevocably bound by the terms of such Agreement, and that such Agreement shall be binding on the executors, administrators, heirs and assigns of the undersigned. The undersigned further authorizes Shareholder to amend, modify or terminate such Agreement, or waive any rights thereunder, and that each such amendment, modification, waiver or termination signed by Shareholder shall be binding on the community property interest of undersigned in all property which is the subject of such Agreement and on the executors, administrators, heirs and assigns of the undersigned, each as fully as if the undersigned had signed such amendment, modification, waiver or termination.

SPOUSE:

Signature:

Print name:

1 Spousal signature required for and applies to Existing Shares (i) with respect to which Shareholder and his or her spouse have joint or shared voting power or (ii) in which spouse may have a community property interest.

SCHEDULE I: SHAREHOLDER INFORMATION

Information as of [●], 2021

Beneficial Owner	Number of Existing Shares
[●] (“Shareholder”)	[●] total Existing Shares held by Shareholder, as beneficial owner, as follows:

Exhibit B-1

Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement

(Suncrest Non-Employee Directors)

EXHIBIT B-1

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT

This NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT (this “Agreement”) dated as of [●], 2021 is entered into by and between Citizens Business Bank, a California state-chartered bank (“Citizens”), and [●] (“Director”).

RECITALS

A.      Citizens, CVB Financial Corp., a California corporation and parent corporation of Citizens (“Parent”), and Suncrest Bank, a California state-chartered bank (“Suncrest”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of [●], 2021 (the “Merger Agreement”), which, among other things, contemplates the merger of Suncrest into Citizens (the “Merger”). By operation of the Merger, Citizens will succeed, without further transfer, to the rights, obligations, properties and assets of Suncrest, including all goodwill, trade secrets and other intellectual property of Suncrest, at the Effective Time of the Merger.

B.      Director is a director of Suncrest and beneficial owner of Suncrest common stock. Director holds common stock, options, restricted stock awards and/or deferred share awards of Suncrest (“Suncrest Stock Awards”) that will be converted into the right to receive the Merger Consideration on the terms and conditions set forth in the Merger Agreement. Therefore, Director is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement pursuant to Director’s being the holder of a certain number of Suncrest Stock Awards.

C.      As a condition and an inducement to Parent’s and Citizens’ willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of Suncrest from after the Effective Time of the Merger, Director agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Suncrest and, from and after the Effective Time of the Merger, Citizens as successor to Suncrest, in accordance with the terms hereof.

D.      Director and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 and further intend for it to be fully enforceable.

E.      Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person with whom Suncrest has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Enterprise” means the provision of Financial Services conducted by Suncrest at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, consumer and other loans; the engagement of an agent bank to issue credit cards and process credit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services and services related thereto; and the provision of wire transfer, direct payment, foreign currency exchange, and other customary community banking services provided by Suncrest prior to the Effective Time of the Merger.

“Prospective Customer” means any Person with whom Suncrest, to Director’s knowledge, has specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger; provided, however, that Suncrest’s general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, pricing of loans/deposits or other banking products or services, earnings credit rate, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Suncrest or its subsidiaries and Parent, Citizens and its subsidiaries of which Director has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Suncrest or, if applicable, Parent or Citizens, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Director and Citizens agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY DIRECTOR

Director acknowledges that:

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(a)      Parent and Citizens would not enter into the Merger Agreement unless Director agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for Parent and Citizens to enter into and to carry out the terms of the Merger Agreement. Accordingly, Director expressly acknowledges that [he/she] is entering into this Agreement with Citizens to induce Parent and Citizens to enter into and carry out the terms of the Merger Agreement.

(b)      By virtue of [his/her] position with Suncrest, Director has developed considerable expertise in the business operations of Suncrest and has access to Trade Secrets of Suncrest. Director recognizes that Parent and Citizens would be irreparably damaged, and its substantial investment in Suncrest materially impaired, if Director were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Director were to solicit employees of Suncrest or Citizens as successor to Suncrest from and after the Effective Time of the Merger in violation of the terms of this Agreement. Accordingly, Director expressly acknowledges that [he/she] is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Director in all respects.

ARTICLE II

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE

2.1      Non-competition.

(a)      From the date of this Agreement and for the period ending on the expiration of twelve (12) months after the Effective Time of the Merger (the “Applicable Period”), Director shall not, directly or indirectly, without the prior written consent of Citizens, own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as a shareholder, member, partner, principal, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent, or representative of or with, any business or enterprise engaged in providing Financial Services in the State of California.

(b)      Notwithstanding anything to the contrary set forth herein, Director shall not be deemed to be in contravention of subsection (a) of this Section 2.1, if: (y) Director participates in any such business solely (A) as an officer or director of Parent or Citizens or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, or (z) Director is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Director does not apply in any manner [his/her] expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2      Non-solicitation. During the Applicable Period, Director shall not, directly or indirectly, without the prior written consent of Parent or Citizens, on behalf of any Financial Institution,

(a)      solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services,

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(b)      solicit or aid in the solicitation of any officers or employees of Suncrest or, from and after the Effective Time of the Merger, Citizens as successor to Suncrest, or

(c)      induce or attempt to induce any Person who is a Customer or Prospective Customer, or induce or attempt to induce any supplier, distributor, officer or employee of Suncrest as of the date hereof or immediately prior to the Effective Time of the Merger, to terminate such person’s relationships with, or terminate use of any banking service or product with, the Surviving Corporation.

The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s).

2.3      Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Suncrest, or as otherwise approved by Suncrest, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of Parent and/or Citizens or as otherwise approved by Parent or Citizens in writing, Director (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Citizens, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Director, to Parent and/or Citizens.

2.4      Exceptions. Director understands that misappropriation of a Trade Secret in breach of this Agreement may subject Director to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle Citizens to injunctive relief and require Director to pay compensatory damages, double damages and attorneys’ fees. Nothing in the foregoing covenant shall in any way limit or impair any of the rights of Citizens or any affiliate with respect to any Trade Secret information, including, without limitation, any information that qualifies as a Trade Secret under the DTSA. Notwithstanding any other provision of this Agreement, Director understands that [he/she] will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Director further understands that if [he/she] files a lawsuit for retaliation by Citizens or Parent for reporting a suspected violation of law, the Director may disclose the Trade Secrets of Citizens or Parent to Director’s attorney and use the Trade Secret information in the court proceeding if Director files any document containing the Trade Secret under seal and does not disclose the Trade Secret except pursuant to court order.

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ARTICLE III

INDEPENDENCE OF OBLIGATIONS

The covenants of Director set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Director, on the one hand, and Citizens on the other, and the existence of any claim or cause of action by Director against Suncrest, Citizens, Parent, or any of their respective Affiliates (or the existence of any claim or cause of action by Citizens or Parent against Director, as the case may be), shall not constitute a defense to the enforcement of such covenants against Director, or against Citizens or Parent, as the case may be.

ARTICLE IV

GENERAL

4.1      Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

4.2      Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

4.3      Termination

(a)    This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b)    Unless sooner terminated pursuant to subsection (a) of this Section 4.3, the obligations of Director under Section 2.1 shall terminate at the end of the Applicable Period.

(c)    Unless sooner terminated under subsection (a) of this Section 4.3, and except as provided in subsection (b) of this Section 4.3, the obligations of Director under this Agreement shall terminate only on the mutual agreement of Director, on the one hand, and Citizens or the Surviving Corporation, on the other hand.

4.4      Specific Performance. Director acknowledges and agrees that irreparable injury will result to Citizens in the event of a breach of any of the provisions of this Agreement and that Citizens may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Citizens may have, Director agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Director or any Affiliates, agents, or any other persons acting for or with Director in any capacity whatsoever, is an appropriate remedy for any such breach and that Director will not oppose the granting of such relief on the basis that Citizens has an adequate remedy at law. Director submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Director, Citizens shall have the right to inform any third party that Citizens reasonably believes to be, or to be contemplating, participating with Director or receiving from Director assistance in violation of this Agreement, of the terms of this

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Agreement and the rights of Citizens hereunder, and that participation by any such persons with Director in activities in violation of Director’s agreement with Citizens set forth in this Agreement may give rise to claims by Citizens against such third party in addition to any other remedy to which they may be entitled at law or in equity.

4.5      Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein

4.6      Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Citizens, addressed to:

c/o CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Facsimile: (909) 481-2103

Email: dabrager@cbbank.com

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

Email: cmiller@manatt.com

If to Director, addressed to:

Email:

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or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 4.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

4.7      Waiver of Breach. Any failure or delay by Citizens in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Citizens of a breach of any provision of this Agreement by Director shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

4.8      Assignment. This Agreement may be assignable by Citizens only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

4.9      Binding Effect; Benefit to Successors. This Agreement shall be binding upon Director and upon Director’s successor and representatives and shall inure to the benefit of Citizens and its successors, representatives and assigns.

4.10    Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State

4.11    Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

4.12    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	David A. Brager
Title:	Chief Executive Officer

[Signature Page to Non-Competition, Non-Solicitation and Non-Disclosure Agreement (Suncrest Non-Employee Directors)]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

DIRECTOR

(Signature)

(Type or Print Director’s Name)

[Signature Page to Non-Competition, Non-Solicitation and Non-Disclosure Agreement (Suncrest Non-Employee Directors)]

Exhibit B-2

Form of Non-Competition, Non-Solicitation and Non-Disclosure Agreement

(Suncrest Chief Executive Officer)

EXHIBIT B-2

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE

This NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE (this “Agreement”) dated as of July [●], 2021 is entered into by and between Citizens Business Bank, a California state-chartered bank (“Citizens”), and [●] (“Shareholder”).

RECITALS

A.      Citizens, CVB Financial Corp., a California corporation and parent corporation of Citizens (“Parent”), and Suncrest Bank, a California state-chartered bank (“Suncrest”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of July [●], 2021 (the “Merger Agreement”), which, among other things, contemplates the merger of Suncrest into Citizens (the “Merger”). By operation of the Merger, Citizens will succeed, without further transfer, to the rights, obligations, properties and assets of Suncrest, including all goodwill, trade secrets and other intellectual property of Suncrest, at the Effective Time of the Merger.

B.      Shareholder is a beneficial owner of Suncrest common stock and an executive officer of Suncrest. Shareholder holds Suncrest common stock, options, restricted stock awards and/or deferred share awards of Suncrest (“Suncrest Stock Awards”) that will be converted into the right to receive the Merger Consideration on the terms and conditions set forth in the Merger Agreement.

C.      Shareholder is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as a shareholder of Suncrest and pursuant to Shareholder’s change in control/severance agreement by and between Shareholder and Suncrest.

D.      As a condition and an inducement to Parent’s and Citizens’ willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of Suncrest from after the Effective Time of the Merger, Shareholder agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Suncrest and, from and after the Effective Time of the Merger, Citizens as successor to Suncrest, in accordance with the terms hereof.

E.      Shareholder and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 and further intend for it to be fully enforceable.

F.      Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person (i) with whom Suncrest has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of Citizens immediately prior to termination of Shareholder’s employment or other position with Citizens, if applicable.

“Enterprise” means the provision of Financial Services conducted by Suncrest at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, consumer and other loans; the engagement of an agent bank to issue credit cards and process credit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services and services related thereto; and the provision of wire transfer, direct payment, foreign currency exchange, and other customary community banking services provided by Suncrest prior to the Effective Time of the Merger.

“Prospective Customer” means any Person (i) with whom Suncrest has, to Shareholder’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger or (ii) with whom Citizens has, to Shareholder’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time prior to termination of Shareholder’s employment or other position with Citizens, if applicable; provided, however, that Suncrest’s or Citizens’ general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, pricing of loans/deposits or other banking products or services, earnings credit rate, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Suncrest or its subsidiaries and Parent, Citizens and its subsidiaries of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Suncrest or, if applicable, Parent or Citizens, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

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NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Shareholder and Citizens agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY SHAREHOLDER

Shareholder acknowledges that:

(a)      Parent and Citizens would not enter into the Merger Agreement unless Shareholder agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for Parent and Citizens to enter into and to carry out the terms of the Merger Agreement. Accordingly, Shareholder expressly acknowledges that he is entering into this Agreement with Citizens to induce Parent and Citizens to enter into and carry out the terms of the Merger Agreement.

(b)      By virtue of his position with Suncrest and, if applicable, Parent and/or Citizens after the Effective Time of the Merger, Shareholder has developed considerable expertise in the business operations of Suncrest and, if applicable, will develop considerable expertise in the business operations of Parent and Citizens and has access to Trade Secrets of Suncrest and, if applicable, will have access to Trade Secrets of Parent and Citizens. Shareholder recognizes that Parent and Citizens would be irreparably damaged, and its substantial investment in Suncrest materially impaired, if Shareholder were to enter into an activity that is competitive with or similar to the Enterprise in violation of the terms of this Agreement, if Shareholder were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Shareholder were to solicit Customers, Prospective Customers or employees of Suncrest or Citizens as successor to Suncrest from and after the Effective Time of the Merger in violation of the terms of this Agreement. Accordingly, Shareholder expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

ARTICLE II

NON-COMPETITION, NON-SOLICITATION AND NON-DISCLOSURE

2.1        Non-competition.

(a)      From the date of this Agreement and for the period ending on the expiration of twelve (12) months after the Effective Time of the Merger (the “Noncompete Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of Citizens, own, manage, operate, control, or have any interest in the ownership, management, operation, or control of, or be connected as a shareholder, member, partner, principal, director, officer, manager, investor, organizer, founder, trustee, employee, advisor, consultant, agent, or representative of or with, any business or enterprise engaged in providing Financial Services in the State of California.

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(b)      Notwithstanding anything to the contrary set forth herein, Shareholder shall not be deemed to be in contravention of subsection (a) of this Section 2.1, if: (y) Shareholder participates in any such business solely (A) as an officer or director of Parent or Citizens or (B) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, or (z) Shareholder is employed by a business or enterprise that is engaged primarily in a business other than the provision of Financial Services which is competitive with or similar to the Enterprise and Shareholder does not apply in any manner his expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

2.2        Non-solicitation. From the date of this Agreement and for the period ending on the expiration of thirty-six (36) months after the Effective Time of the Merger (the “Non-Solicit Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of Parent or Citizens, on behalf of any Financial Institution,

(a)      solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services,

(b)      solicit or aid in the solicitation of any officers or employees of Suncrest or, from and after the Effective Time of the Merger, Citizens as successor to Suncrest, or

(c)      induce or attempt to induce immediately any Person who is a Customer or a Prospective Customer, supplier, distributor, officer or employee of (i) Suncrest as of the date hereof or immediately prior to the Effective Time of the Merger or (ii) Citizens immediately prior to termination of Shareholder’s employment or other position with Citizens, as applicable, in each case, to terminate such person’s relationships with, or terminate use of any banking service or product with, the Surviving Corporation.

The prohibitions set forth in this Section 2.2 shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.2) or the general advertising or general solicitations not specifically directed at such Person(s).

2.3        Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Suncrest, or as otherwise approved by Suncrest, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of Parent and/or Citizens or as otherwise approved by Parent or Citizens in writing, Shareholder (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Citizens, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Shareholder, to Parent and/or Citizens

2.4        Exceptions.    Shareholder understands that misappropriation of a Trade Secret in breach of this Agreement may subject Shareholder to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle Citizens to injunctive relief and require Shareholder to pay compensatory damages, double damages and attorneys’ fees. Nothing in the foregoing covenant

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shall in any way limit or impair any of the rights of Citizens or any affiliate with respect to any Trade Secret information, including, without limitation, any information that qualifies as a trade secret under the DTSA. Notwithstanding any other provision of this Agreement, Shareholder understands that he will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Shareholder further understands that if he files a lawsuit for retaliation by Citizens or Parent for reporting a suspected violation of law, the Shareholder may disclose the Trade Secrets of Citizens or Parent to Shareholder’s attorney and use the Trade Secret information in the court proceeding if Shareholder files any document containing the Trade Secret under seal and does not disclose the Trade Secret except pursuant to court order.

ARTICLE III

RELEASE

3.1      Release. From and after the Effective Time of the Merger, Shareholder on Shareholder’s own behalf and on behalf of Shareholder’s past, present and future affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through Shareholder (collectively, the “Related Persons”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES (the “Release”) Suncrest and its current or former affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors (including Citizens), predecessors or assigns (each, a “Released Party” and collectively, the “Released Parties”) from the following (collectively, the “Releasing Party Claims”): any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties (fiduciary or otherwise), breaches of duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties, including, without limitation, any and all actions, activities, assets, liabilities and the ownership of any securities, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Shareholder, whether the same be in administrative proceedings, in arbitration, at law, in equity or mixed, which Shareholder ever had, now has or hereafter may have against any or all of the Released Parties, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not relating to claims pending on, or asserted after, the date hereof; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves such Releasing Party’s rights, if any, and the right of the other Releasing Parties, if any, to pursue any and all Releasing Party Claims that such Releasing Party

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may now or in the future have solely on account of (a) any existing rights of such Releasing Party under any severance agreement, employment agreement or other employee benefit plan of Suncrest of which Shareholder is a party or is otherwise a beneficiary thereof, (b) any rights or claims for benefits (other than any severance or deferred compensation) under benefit plans of Suncrest (or its successor) (including, without limiting the generality of the foregoing, COBRA benefits and rights to account balances, earnings thereon and forfeiture allocations), (c) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries, (d) any claims relating to salary, vacation pay or other compensation received in the ordinary course of business consistent with past practice, (e) any rights to indemnification for serving as an officer, director, agent or employee of Suncrest or any affiliates of Suncrest, or serving at the request of Suncrest as a trustee or fiduciary of any benefit plan, provided that such rights exist as a matter of law or contract or pursuant to the corporate documents of such applicable company, (f) any rights under the Merger Agreement to the Merger Consideration and (g) any claim which, as a matter of applicable Law, cannot be released.

3.2      ADEA. Without limiting the scope of the Release in any way, Shareholder certifies that the Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that he may have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, which is set forth at 29 U.S.C. § § 621, et seq. The Release does not govern any rights or claims that may arise under the ADEA after the date the Release is signed by Shareholder. If Shareholder is age 40 or over, (a) he is aware of his right to revoke the Release at any time within the seven (7)-day period following the date he signs it and that the Release shall not become effective or enforceable until the seven (7)-day revocation period expires without revocation; and (b) he has been given an opportunity to consider fully the terms of the Release for forty-five (45) days, although Shareholder is not required to wait forty-five (45) days before signing the Release.

3.3      No Additional Facts. Shareholder agree that because the Release specifically covers known and unknown claims, Shareholder waives any and all rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Shareholder hereby expressly waives any rights Shareholder may have under Section 1542 of the California Civil Code or any other applicable law to preserve Releasing Party Claims which Shareholder does not know or suspect to exist in Shareholder’s favor at the time of executing the release provided in Section 3.1. Shareholder understands and acknowledges that Shareholder may discover facts different from, or in addition to, those which Shareholder knows or believes to be true with respect to the claims released herein, and agrees that the release provided in Section 3.1 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Shareholder discovers that any fact relied upon in entering into the release provided in Section 3.1 was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, Shareholder shall not be entitled to any relief as a result thereof, and

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Shareholder surrenders any rights Shareholder might have to rescind the release provided in Section 3.1 on any ground. Such release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

3.4      No Suits or Actions. Shareholder hereby irrevocably covenants to refrain from, and shall cause each of its Related Persons to refrain from, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, proceeding or manner of action of any kind against any Released Party based upon any Releasing Party Claim. If Shareholder (or any of its Related Persons) does any of the things mentioned in the immediately preceding sentence, then Shareholder shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

3.5      Revocation. Shareholder acknowledges that Shareholder (a) has read the Release, (b) has been provided a full and ample opportunity to study it, including a period of at least forty-five (45) days if Shareholder is over forty (40) years old (or, if less than forty (40) years old, at least ten (10) days) within which to consider it (although Shareholder may voluntarily choose to execute the Release earlier), and (c) is signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims, including without limitation any claims under ADEA. To revoke, Shareholder must send a written notice of revocation to Citizens at the address set forth in Section 5.6 of this Agreement.

3.6      No Assignment of Releasing Party Claims. Shareholder represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Releasing Party Claim.

ARTICLE IV

INDEPENDENCE OF OBLIGATIONS

The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and Citizens on the other, and the existence of any claim or cause of action by Shareholder against Suncrest, Citizens, Parent, or any of their respective Affiliates (or the existence of any claim or cause of action by Citizens or Parent against Shareholder, as the case may be), shall not constitute a defense to the enforcement of such covenants against Shareholder, or against Citizens or Parent, as the case may be.

ARTICLE V

GENERAL

5.1      Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

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5.2      Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

5.3      Termination.

(a)      This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b)      Unless sooner terminated pursuant to subsection (a) of this Section 5.3, the obligations of Shareholder under Sections 2.1 and 2.2 shall terminate at the end of the Noncompete Applicable Period and the Non-Solicit Applicable Period, respectively. The Release shall continue to be in full force and effect indefinitely, unless this Agreement is terminated pursuant to Section 5.3(a)

(c)      Unless sooner terminated under subsection (a) of this Section 5.3, and except as provided in subsection (b) of this Section 5.3, the obligations of Shareholder under this Agreement shall terminate only on the mutual agreement of Shareholder, on the one hand, and Citizens or the Surviving Corporation, on the other hand.

5.4      Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to Citizens in the event of a breach of any of the provisions of this Agreement and that Citizens may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Citizens may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that Citizens has an adequate remedy at law. Shareholder submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Shareholder, Citizens shall have the right to inform any third party that Citizens reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and the rights of Citizens hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with Citizens set forth in this Agreement may give rise to claims by Citizens against such third party in addition to any other remedy to which they may be entitled at law or in equity.

5.5      Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein

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5.6      Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Citizens, addressed to:

c/o CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Facsimile: (909) 481-2103

Email: dabrager@cbbank.com

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

Email: cmiller@manatt.com

If to Shareholder, addressed to:

Email:

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 5.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

5.7      Waiver of Breach. Any failure or delay by Citizens in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Citizens of a breach of any provision of this Agreement by Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

5.8      Assignment. This Agreement may be assignable by Citizens only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not

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the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

5.9      Binding Effect; Benefit to Successors. This Agreement shall be binding upon Shareholder and upon Shareholder’s successor and representatives and shall inure to the benefit of Citizens and its successors, representatives and assigns.

5.10     Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

5.11     Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.12     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By: David A. Brager
Title: Chief Executive Officer

[Signature Page to Non-Competition, Non-Solicitation and Non-Disclosure Agreement and Release (Suncrest Chief Executive Officer)]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

SHAREHOLDER

(Signature)

(Type or Print Shareholder ‘s Name)

[Signature Page to Non-Competition, Non-Solicitation and Non-Disclosure Agreement and Release (Suncrest Chief Executive Officer)]

Exhibit B-3

Form of Non-Solicitation and Non-Disclosure Agreement

(Select Suncrest Executive Officers)

EXHIBIT B-3

NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE

This NON-SOLICITATION AND NON-DISCLOSURE AGREEMENT AND RELEASE (this “Agreement”) dated as of [●], 2021 is entered into by and between Citizens Business Bank, a California state-chartered bank (“Citizens”), and [●] (“Employee”).

RECITALS

A.      Citizens, CVB Financial Corp., a California corporation and parent corporation of Citizens (“Parent”), and Suncrest Bank, a California state-chartered bank (“Suncrest”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of [●], 2021 (the “Merger Agreement”), which, among other things, contemplates the merger of Suncrest into Citizens (the “Merger”). By operation of the Merger, Citizens will succeed, without further transfer, to the rights, obligations, properties and assets of Suncrest, including all goodwill, trade secrets and other intellectual property of Suncrest, at the Effective Time of the Merger.

B.      Employee is a beneficial owner of Suncrest common stock and an executive officer of Suncrest. Employee holds common stock, options, restricted stock awards and/or deferred share awards of Suncrest (“Suncrest Stock Awards”) that will be converted into the right to receive the Merger Consideration on the terms and conditions set forth in the Merger Agreement.

C.      Employee is entitled to receive substantial monetary payments in connection with the transactions contemplated by the Merger Agreement as an Employee of Suncrest and holder of Suncrest Stock Awards and/or pursuant to Employee’s change in control/severance agreement by and between Employee and Suncrest.

D.      As a condition and an inducement to Parent’s and Citizens’ willingness to enter into the Merger Agreement, and in order to protect the goodwill, trade secrets and other intellectual property of Suncrest from after the Effective Time of the Merger, Employee agrees to refrain from using trade secrets or soliciting customers or employees of Suncrest and, from and after the Effective Time of the Merger, Citizens as successor to Suncrest, in accordance with the terms hereof.

E.      Employee and Citizens intend for the provisions of this Agreement to be in compliance with California Business and Professions Code Section 16601 to the extent applicable and further intend for it to be fully enforceable.

F.      Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person (i) with whom Suncrest has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger, or (ii) who is a customer of Citizens immediately prior to termination of Employee’s employment with Citizens, if applicable.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof.

“Financial Services” means any banking, financial or other services provided by a bank, trust company, credit union or other Financial Institution (including any Financial Institution or trust company in formation), including but not limited to the origination, purchasing, selling and servicing of commercial, real estate, residential, construction, consumer and other loans; the engagement of an agent bank to issue credit cards and process credit card transactions and billing; the issuance, origination, sale and servicing of letters of credit and swap arrangements; the solicitation and provision of deposit services and services related thereto; and the provision of wire transfer, direct payment, foreign currency exchange, and other customary community banking services provided by Suncrest prior to the Effective Time of the Merger.

“Prospective Customer” means any Person (i) with whom Suncrest has, to Employee’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger or (ii) with whom Citizens has, to Employee’s knowledge, specifically pursued a relationship in writing (including through e-mail correspondence) to provide Financial Services at any time prior to termination of Employee’s employment or other position with Citizens, if applicable; provided, however, that Suncrest’s or Citizens’ general solicitation for business, such as through television or media advertising, does not constitute pursuit of a relationship.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, broker lists, potential brokers, pricing of loans/deposits or other banking products or services, earnings credit rate, rate sheets, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Suncrest or its subsidiaries and Parent, Citizens and its subsidiaries of which Employee has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Suncrest or, if applicable, Parent or Citizens, or as a result of the transactions contemplated by the Merger Agreement; provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a confidentiality agreement with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Employee and Citizens agree as follows:

ARTICLE I

ACKNOWLEDGMENTS BY EMPLOYEE

Employee acknowledges that:

(a)      Parent and Citizens would not enter into the Merger Agreement unless Employee agrees not to use Trade Secrets or solicit customers and employees in violation of this Agreement and that, accordingly, this Agreement is a material inducement for Parent and Citizens to enter into and to carry out the terms of the Merger Agreement. Accordingly, Employee expressly acknowledges that [he/she] is entering into this Agreement with Citizens to induce Parent and Citizens to enter into and carry out the terms of the Merger Agreement.

(b)      Employee acknowledges that by virtue of [his/her] position with Suncrest and, if applicable, Parent and/or Citizens after the Effective Time of the Merger, Employee has developed considerable expertise in the business operations of Suncrest and, if applicable, will develop considerable expertise in the business operations of Parent and Citizens and has access to Trade Secrets of Suncrest and, if applicable, will have access to Trade Secrets of Parent and Citizens upon the Effective Time of the Merger. Employee recognizes that Parent and Citizens would be irreparably damaged, and its substantial investment in Suncrest materially impaired, if Employee were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Employee were to solicit employees of Suncrest or Citizens as successor to Suncrest from and after the Effective Time of the Merger in violation of the terms of this Agreement. Accordingly, Employee expressly acknowledges that [he/she] is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Employee in all respects.

ARTICLE II

NON-SOLICITATION AND NON-DISCLOSURE

2.1      Non-solicitation. From the date of this Agreement and for the period ending on the expiration of twenty-four (24)1 months after the Effective Time of the Merger (the “Applicable Period”), Employee shall not, directly or indirectly, without the prior written consent of Parent or Citizens, on behalf of any Financial Institution,

(a)      solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services,

(b)      solicit or aid in the solicitation of any officers or employees of Suncrest or, from and after the Effective Time of the Merger, Citizens as successor to Suncrest, or

(c)      induce or attempt to induce any Person who is a Customer or Prospective Customer, or induce or attempt to induce any supplier, distributor, officer or employee of (i) Suncrest as of the date hereof or immediately prior to the Effective Time of the Merger or (ii)

1 12 months for Deputy CCO

Citizens immediately prior to termination of Employee’s employment with Citizens, as applicable, in each case, to terminate such person’s relationships with, or terminate use of any banking service or product with, the Surviving Corporation.

The prohibitions set forth in this Section 2.1 shall not apply to general solicitations or attempted solicitations by employment agencies (so long as the agency was not directed to solicit a Person otherwise subject to the prohibitions of this Section 2.1) or the general advertising or general solicitations not specifically directed at such Person(s).

2.2      Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Suncrest, or as otherwise approved by Suncrest, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of Parent and/or Citizens or as otherwise approved by Parent or Citizens in writing, Employee (i) shall make no use of the Trade Secrets, or any part thereof; (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of Citizens, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Employee, to Parent and/or Citizens.

2.3      Exceptions. Employee understands that misappropriation of a Trade Secret in breach of this Agreement may subject Employee to liability under the Defend Trade Secrets Act of 2016 (the “DTSA”), entitle Citizens to injunctive relief and require Employee to pay compensatory damages, double damages and attorneys’ fees. Nothing in the foregoing covenant shall in any way limit or impair any of the rights of Citizens or any affiliate with respect to any Trade Secret information, including, without limitation, any information that qualifies as a Trade Secret under the DTSA. Notwithstanding any other provision of this Agreement, Employee understands that [he/she] will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Employee further understands that if [he/she] files a lawsuit for retaliation by Citizens or Parent for reporting a suspected violation of law, the Employee may disclose the Trade Secrets of Citizens or Parent to Employee’s attorney and use the Trade Secret information in the court proceeding if Employee files any document containing the Trade Secret under seal and does not disclose the Trade Secret except pursuant to court order.

ARTICLE III

RELEASE

3.1      Release. From and after the Effective Time of the Merger, Employee on Employee’s own behalf and on behalf of Employee’s past, present and future affiliates, agents, attorneys, administrators, heirs, executors, spouses, trustees, beneficiaries, representatives, successors and assigns claiming by or through Employee (collectively, the “Related Persons”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES

(the “Release”) Suncrest and its current or former affiliates, subsidiaries, subdivisions, officers, directors, employees, managers, partners, principals, advisors, agents, stockholders, members, investors, equity holders or other representatives (including attorneys, accountants, consultants, bankers and financial advisors), successors (including Citizens), predecessors or assigns (each, a “Released Party” and collectively, the “Released Parties”) from the following (collectively, the “Releasing Party Claims”): any and all claims, demands, allegations, assertions, complaints, controversies, charges, duties (fiduciary or otherwise), breaches of duties, grievances, rights, causes of action, actions, suits, liabilities, debts, obligations, promises, commitments, agreements, guarantees, endorsements, duties, damages, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever (whether direct or indirect, known or unknown, disclosed or undisclosed, matured or unmatured, accrued or unaccrued, asserted or unasserted, absolute or contingent, determined or conditional, express or implied, fixed or variable and whether vicarious, derivative, joint, several or secondary) relating to the Released Parties, including, without limitation, any and all actions, activities, assets, liabilities and the ownership of any securities, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by Employee, whether the same be in administrative proceedings, in arbitration, at law, in equity or mixed, which Employee ever had, now has or hereafter may have against any or all of the Released Parties, in respect of any and all agreements, liabilities or obligations entered into or incurred on or prior to the date hereof, or in respect of any event occurring or circumstances existing on or prior to the date hereof, whether or not relating to claims pending on, or asserted after, the date hereof; provided, however, that the foregoing release does not extend to, include or restrict or limit in any way, and each Releasing Party hereby reserves such Releasing Party’s rights, if any, and the right of the other Releasing Parties, if any, to pursue any and all Releasing Party Claims that such Releasing Party may now or in the future have solely on account of (a) any existing rights of such Releasing Party under any severance agreement, employment agreement or other employee benefit plan of Suncrest of which Employee is a party or is otherwise a beneficiary thereof, (b) any rights or claims for benefits (other than any severance or deferred compensation) under benefit plans of Suncrest (or its successor) (including, without limiting the generality of the foregoing, COBRA benefits and rights to account balances, earnings thereon and forfeiture allocations), (c) rights under any applicable workers’ compensation statutes arising out of compensable job related injuries, (d) any claims relating to salary, vacation pay or other compensation received in the ordinary course of business consistent with past practice, (e) any rights to indemnification for serving as an officer, director, agent or employee of Suncrest or any affiliates of Suncrest, or serving at the request of Suncrest as a trustee or fiduciary of any benefit plan, provided that such rights exist as a matter of law or contract or pursuant to the corporate documents of such applicable company, (f) any rights under the Merger Agreement to the Merger Consideration and (g) any claim which, as a matter of applicable Law, cannot be released.

3.2      ADEA. Without limiting the scope of the Release in any way, Employee certifies that the Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that he/she may have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990, which is set forth at 29 U.S.C. § § 621, et seq. The Release does not govern any rights or claims that may arise under the ADEA after the date the Release is signed by Employee. If Employee is age 40 or over, (a) [he/she] is aware of [his/her] right to revoke the Release at any time within the seven (7)-day period following the date [he/she] signs it and that the Release shall not become effective or enforceable until the seven (7)-day revocation period expires without revocation; and (b) [he/she] has been given an opportunity to consider fully the terms of the Release for forty-five (45) days, although Employee is not required to wait forty-five (45) days before signing the Release.

3.3      No Additional Facts. Employee agree that because the Release specifically covers known and unknown claims, Employee waives any and all rights under Section 1542 of the California Civil Code, or under any comparable law of any other jurisdiction. Section 1542 states:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

Employee hereby expressly waives any rights Employee may have under Section 1542 of the California Civil Code or any other applicable law to preserve Releasing Party Claims which Employee does not know or suspect to exist in Employee’s favor at the time of executing the release provided in Section 3.1. Employee understands and acknowledges that Employee may discover facts different from, or in addition to, those which Employee knows or believes to be true with respect to the claims released herein, and agrees that the release provided in Section 3.1 shall be and remain effective in all respects notwithstanding any subsequent discovery of different or additional facts. If Employee discovers that any fact relied upon in entering into the release provided in Section 3.1 was untrue, or that any fact was concealed, or that an understanding of the facts or law was incorrect, Employee shall not be entitled to any relief as a result thereof, and Employee surrenders any rights Employee might have to rescind the release provided in Section 3.1 on any ground. Such release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.

3.4      No Suits or Actions. Employee hereby irrevocably covenants to refrain from, and shall cause each of its Related Persons to refrain from, asserting any claim or demand, or commencing, instituting or causing to be commenced, any suit, proceeding or manner of action of any kind against any Released Party based upon any Releasing Party Claim. If Employee (or any of its Related Persons) does any of the things mentioned in the immediately preceding sentence, then Employee shall indemnify the Released Parties (or any of them) in the amount of the value of any final judgment or settlement (monetary or other) and any related cost (including reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).

3.5      Revocation. Employee acknowledges that Employee (a) has read the Release, (b) has been provided a full and ample opportunity to study it, including a period of at least forty-five (45) days if Employee is over forty (40) years old (or, if less than forty (40) years old, at least ten (10) days) within which to consider it (although Employee may voluntarily choose to execute the Release earlier), and (c) is signing it voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims, including without limitation any claims under ADEA. To revoke, Employee must send a written notice of revocation to Citizens at the address set forth in Section 5.6 of this Agreement.

3.6    No Assignment of Releasing Party Claims. Employee represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Releasing Party Claim.

ARTICLE IV

INDEPENDENCE OF OBLIGATIONS

The covenants of Employee set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Employee, on the one hand, and Citizens on the other, and the existence of any claim or cause of action by Employee against Suncrest, Citizens, Parent, or any of their respective Affiliates (or the existence of any claim or cause of action by Citizens or Parent against Employee, as the case may be), shall not constitute a defense to the enforcement of such covenants against Employee, or against Citizens or Parent, as the case may be.

ARTICLE V

GENERAL

5.1      Amendments. To the fullest extent permitted by Law, this Agreement may be amended by agreement in writing of the parties hereto at any time.

5.2      Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

5.3      Termination.

(a)      This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b)      Unless sooner terminated pursuant to subsection (a) of this Section 5.3, the obligations of Employee under Sections 2.1 and 2.2 shall terminate at the end of the Applicable Period. The Release shall continue to be in full force and effect indefinitely, unless this Agreement is terminated pursuant to Section 5.3(a).

(c)      Unless sooner terminated under subsection (a) of this Section 5.3, and except as provided in subsection (b) of this Section 5.3, the obligations of Employee under this Agreement shall terminate only on the mutual agreement of Employee, on the one hand, and Citizens or the Surviving Corporation, on the other hand.

5.4      Specific Performance. Employee acknowledges and agrees that irreparable injury will result to Citizens in the event of a breach of any of the provisions of this Agreement and that Citizens may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy Citizens may have, Employee agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Employee or any Affiliates, agents, or any other persons acting for or with Employee in any capacity whatsoever, is an appropriate remedy for any such breach and that Employee will not oppose the granting of such relief on the basis that Citizens has an adequate remedy at law. Employee submits to the jurisdiction of such court in any such action. In addition, after discussing the matter with Employee, Citizens shall have the right to inform any third party that Citizens reasonably believes to be, or to be contemplating, participating with Employee or receiving from Employee assistance in violation of this Agreement, of the terms of this Agreement and the rights of Citizens hereunder, and that participation by any such persons with Employee in activities in violation of Employee’s agreement with Citizens set forth in this Agreement may give rise to claims by Citizens against such third party in addition to any other remedy to which they may be entitled at law or in equity.

5.5      Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6      Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed email transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to Citizens, addressed to:

c/o CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: David A. Brager

Facsimile: (909) 481-2103

Email: dabrager@cbbank.com

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

Email: cmiller@manatt.com

If to Employee, addressed to:

Email:

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 5.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

5.7      Waiver of Breach. Any failure or delay by Citizens in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by Citizens of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

5.8      Assignment. This Agreement may be assignable by Citizens only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

5.9      Binding Effect; Benefit to Successors. This Agreement shall be binding upon Employee and upon Employee ‘s successor and representatives and shall inure to the benefit of Citizens and its successors, representatives and assigns.

5.10      Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

5.11      Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.12      Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:	David A. Brager
Title:	Chief Executive Officer

[Signature Page to Non-Solicitation and Non-Disclosure Agreement (Suncrest Officers)]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

EMPLOYEE

(Signature)

(Type or Print Employee’s Name)

[Signature Page to Non-Solicitation and Non-Disclosure Agreement (Suncrest Officers)]

Exhibit C

Form of Agreement of Merger

EXHIBIT C

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER (this “Agreement of Merger”) is made and entered into as of this              day of            , 2021, by and among CVB Financial Corp., a California corporation (“Parent”), Citizens Business Bank, a California state-chartered bank and wholly owned subsidiary of Parent (“Citizens”), and Suncrest Bank, a California state-chartered bank (“Suncrest”), in connection with the transactions described in that certain Agreement and Plan of Reorganization and Merger, dated as of July       , 2021 (the “Reorganization Agreement”), by and among Parent, Citizens and Suncrest. Terms not otherwise defined herein shall have the meaning given them in the Reorganization Agreement.

RECITALS

WHEREAS, Parent, Citizens and Suncrest have entered into the Reorganization Agreement providing, among other things, for the merger of Suncrest with and into Citizens (the “Merger”).

WHEREAS, in connection with the Reorganization Agreement, the Parties desire to effectuate the Merger upon the terms and subject to the conditions set forth in this Agreement of Merger and the Reorganization Agreement.

WHEREAS, the Parties intend that for federal income tax purposes the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement of Merger shall constitute a “plan of reorganization” within in the meaning of the Code.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of such Merger, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Upon the terms and subject to the conditions set forth in this Agreement of Merger and the Reorganization Agreement, at the Effective Time (as defined in Article VIII hereof), Suncrest shall be merged with and into Citizens which shall thereupon be surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Suncrest shall cease.

ARTICLE II

NAME

The name of the Surviving Corporation shall be “Citizens Business Bank.”

ARTICLE III

ARTICLES OF INCORPORATION

The Articles of Incorporation of Citizens as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Articles of Incorporation of the Surviving Corporation.

ARTICLE IV

BYLAWS

The Bylaws of Citizens as in effect immediately prior to the Effective Time shall, at and after the Effective Time, continue to be the Bylaws of the Surviving Corporation.

ARTICLE V

RIGHTS AND DUTIES OF SURVIVING CORPORATION

At and after the Effective Time, all rights, privileges, powers and franchises and all property and assets of every kind and description of Citizens and Suncrest shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of Citizens and Suncrest, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of Citizens and Suncrest, and the title to any real estate vested by deed or otherwise in either Citizens or Suncrest shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of Citizens and Suncrest shall be preserved unimpaired and all debts, liabilities and duties of Citizens and Suncrest shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

ARTICLE VI

CONVERSION OF SHARES

In and by virtue of the Merger and at the Effective Time, pursuant to this Agreement of Merger and the Reorganization Agreement, the shares of Suncrest Common Stock and common stock of Citizens (“Citizens Common Stock”) outstanding at the Effective Time shall be treated as follows:

(a)    Outstanding Suncrest Common Stock. Each share of Suncrest Common Stock, excluding Excluded Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time, shall become and be converted into the right to receive (i) $2.69 in cash (the “Cash Consideration”) and (ii) 0.6970 of a share of Parent Common Stock (the “Stock Consideration” together with the Cash Consideration, the “Merger Consideration”), without interest thereon.

(b)    Cancellation of Excluded Shares. (i) Any shares of Suncrest Common Stock held by Parent or any direct or indirect wholly-owned Subsidiary of Parent or by Suncrest or any direct or indirect wholly-owned Subsidiary of Suncrest, other than those held in a fiduciary capacity or as a result of debts previously contracted (“Excluded Shares”) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(c)    Dissenting Shares. Notwithstanding any provision of this Agreement of Merger to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement of Merger and the Reorganization Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such dissenters’ rights as are granted by Chapter 13 of the CGCL. If a holder of shares of Suncrest Common Stock who demands that Suncrest purchase such shares under Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders’ dissenters’ rights with respect to such shares of Suncrest Common Stock then, as of the occurrence of such withdrawal or loss, each such share of Suncrest Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive the Merger Consideration.

(d)    Fractional Shares. Notwithstanding any other provision of this Agreement of Merger, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock shall be entitled to receive a cash payment in lieu thereof (rounded to the nearest cent), which payment shall be determined by multiplying (i) the 20-day volume weighted average price of a share of Parent Common Stock as quoted on NASDAQ as of the fifth (5th) Business Day immediately prior to the Closing Date by (ii) the fraction of the share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive hereunder.

(e)    Effect on Citizens Common Stock. Each share of Citizens Common Stock issued and outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain outstanding and shall automatically and for all purposes be deemed to represent one share of common stock of the Surviving Corporation.

ARTICLE VII

FURTHER ACTION

The parties hereto shall execute and deliver, or cause to be executed and delivered, all such deeds and other instruments, and will take or cause to be taken all further or other action as they may deem necessary or desirable, in order to vest in and confirm to the Surviving Corporation title to and possession of all of Citizens’ and Suncrest’s property, rights, privileges, powers and franchises hereunder, and otherwise to carry out the intent and purposes of this Agreement of Merger.

ARTICLE VIII

EFFECTIVE TIME

The Merger will become effective upon the filing of a copy of this Agreement of Merger (bearing the certification of the Secretary of State of the State of California) and all other requisite accompanying certificates in the office of the California Commissioner of the Department of Financial Protection and Innovation (the “Commissioner”). The date and time of such filing with the Commissioner is referred to herein as the “Effective Time.”

ARTICLE IX

SUCCESSORS AND ASSIGNS

This Agreement of Merger shall be binding upon and enforceable by the parties hereto and their respective successors, assigns and transferees, but this Agreement of Merger may not be assigned by either party without the written consent of the other.

ARTICLE X

GOVERNING LAW

This Agreement of Merger has been executed in the State of California, and the laws of the State of California shall govern the validity and interpretation hereof and the performance by the parties hereto.

ARTICLE XI

TERMINATION

This Agreement of Merger may, by the mutual consent and action of the Boards of Directors of Parent, Citizens and Suncrest, be abandoned at any time before the filing of this Agreement of Merger with the Commissioner. This Agreement of Merger shall automatically be terminated and of no further force and effect if, prior to the Effective Time of the Merger, the Reorganization Agreement is terminated in accordance with the terms thereof.

ARTICLE XII

SATISFACTION OF CONDITION AND OBLIGATIONS

(a)      The obligations of Suncrest to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of Suncrest under the Reorganization Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by Parent and Citizens.

(b)      The obligations of Parent and Citizens to proceed with the closing are subject to the satisfaction at or prior to the closing of all of the conditions to the obligations of Citizens under the Reorganization Agreement, any one or more of which, to the extent it is or they are waivable, may be waived, in whole or in part, by Suncrest.

[The remainder of this page was intentionally left blank]

IN WITNESS WHEREOF, Parent, Citizens and Suncrest, pursuant to the approval and authority duly given by resolution of their respective Board of Directors, have caused this Agreement of Merger to be signed by their respective Presidents and Secretaries on the day and year first above written.

CVB FINANCIAL CORP.

By:
E. Allen Nicholson
Executive Vice President and Chief
Financial Officer

By:
, Secretary

CITIZENS BUSINESS BANK

By:
E. Allen Nicholson
Executive Vice President and Chief
Financial Officer

By:
, Secretary

SUNCREST BANK

By:
Ciaran McMullen
President and Chief Executive Officer

By:
, Secretary